Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EXACT SCIENCES CORPORATION,

EAGLE MERGER SUB I, INC.,

EAGLE MERGER SUB II, LLC,

THRIVE EARLIER DETECTION CORP.

AND

shareholder representative services llc,

SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE SELLERS

Dated as of October 26, 2020

i

3.13	Privacy and Information Security	51
3.14	Health Care Matters	53
3.15	Other Regulatory Compliance	54
3.16	Contracts	56
3.17	Employee Benefits and Employment Matters	59
3.18	Environmental Matters	66
3.19	Insurance	66
3.20	Certain Business Relationships	67
3.21	Books and Records	67
3.22	Permits	67
3.23	Anti-Bribery and Anti-Corruption	68
3.24	Export Control	68
3.25	Information Statement	69
3.26	Suppliers	69
3.27	Disclaimer of Other Representations and Warranties	69

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

4.1	Organization and Good Standing	70
4.2	Authority Relative to this Agreement	70
4.3	Non-contravention	70
4.4	Capitalization	71
4.5	Parent SEC Documents; Financial Statements	71
4.6	Information Supplied	72
4.7	Litigation; Compliance with Laws	72
4.8	Brokers’ Fees	72
4.9	Due Diligence Review	72
4.10	Limited Representations	73

Article V
CERTAIN COVENANTS AND AGREEMENTS

5.1	General	73
5.2	Conduct of the Business of Parent	77
5.3	Information Statement	78
5.4	No Solicitation of Transactions	79
5.5	Anti-Takeover Statutes	79
5.6	Appropriate Action; Consents; Filings	80
5.7	Notice of Developments	81
5.8	Access	81
5.9	Public Announcements	82
5.10	Employee Benefit Plans	82
5.11	Tax Matters	84
5.12	Officers and Directors Insurance and Indemnification	86
5.13	Listing	86
5.14	Payout Spreadsheet and Related Materials	86
5.15	Data Room	87
5.16	Registration of Shares	87

Article VI
CONDITIONS TO OBLIGATION TO CLOSE

6.1	Conditions to Obligations of Each Party under This Agreement	87
6.2	Additional Conditions to Obligations of Parent and the Merger Subs	87
6.3	Additional Conditions to Obligation of the Company	90

Article VII
OFFSET RIGHT

7.1	Offset Right	91
7.2	Mechanics of Offset Right	93
7.3	Survival	94

Article VIII
TERMINATION

8.1	Termination of Agreement	94
8.2	Effect of Termination	94
8.3	Fees and Expenses	95
8.4	Continuation Convertible Note Payments	96

Article IX
MISCELLANEOUS

9.1	Expenses	98
9.2	Remedies	98
9.3	No Third-Party Beneficiaries	99
9.4	Entire Agreement	99
9.5	Succession and Assignment	99
9.6	Counterparts; Electronic Delivery	99
9.7	Headings	100
9.8	Notices	100
9.9	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	101
9.10	Amendments and Waivers	102
9.11	Severability	102
9.12	Disclosure Schedule	102
9.13	Consent to Representation	102
9.14	Representative	103

EXHIBIT INDEX

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Key Stockholder Support Agreement
Exhibit C	Form of Support Agreement
Exhibit D	Certificate of Incorporation of the First-Step Surviving Corporation
Exhibit E	Bylaws of the First-Step Surviving Corporation
Exhibit F	Certificate of Formation of the Surviving Entity
Exhibit G	Limited Liability Company Agreement of the Surviving Entity
Exhibit H	Form of Letter of Transmittal
Exhibit I	Company Employee Plan
Exhibit J	Form of Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms herewith, this “Agreement”) is made and entered into as of October 26, 2020, by and among: (i) Exact Sciences Corporation, a Delaware corporation (“Parent”); (ii) Eagle Merger Sub I, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Parent (“First Merger Sub”); (iii) Eagle Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of Parent (“Second Merger Sub” and with First Merger Sub, each a “Merger Sub” and together, the “Merger Subs”); (iv) Thrive Earlier Detection Corp., a Delaware corporation (the “Company”); and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Representative. Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.

RECITALS

A.            The Company, Parent and First Merger Sub intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the First Merger, First Merger Sub shall cease to exist and the Company shall become a wholly-owned subsidiary of Parent.

B.            As part of the same overall transaction, promptly following the First Merger, the Company, Parent and Second Merger Sub intend to effect a merger of the Company with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”) in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), whereupon consummation of the Second Merger, the Company shall cease to exist and Second Merger Sub shall survive the Second Merger as a continuing wholly-owned subsidiary of Parent.

C.            For U.S. federal income tax purposes, it is intended that the Mergers contemplated herein shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

D.            The board of directors of the Company (the “Company Board”), has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) approved the Transactions as a “Sale of the Company” pursuant to Section 3.2 of the Stockholders Agreement and specified that Section 3 of the Stockholders Agreement shall apply to the Transactions and this Agreement (the “Drag-Along Resolutions”); (iv) resolved to recommend that the stockholders of the Company adopt this Agreement; and (v) directed that this Agreement be submitted to the stockholders of the Company for adoption.

E.            The respective boards of directors of Parent, First Merger Sub and the Company, and the sole member of Second Merger Sub, have each approved, adopted and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA.

F.            Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and First Merger Sub’s willingness to enter into this Agreement, each holder of Company Capital Stock listed on Schedule A (the “Key Stockholders”) will deliver to Parent and the Company: (i) a duly executed irrevocable written consent in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent”), which written consents constitute, collectively, the receipt of the Requisite Stockholder Approvals; and (ii) a duly executed support agreement in the form attached as Exhibit B, with such changes and modifications as may be mutually agreed by Parent and the Company (the “Key Stockholder Support Agreement”). The Stockholder Written Consent provides that it shall become effective immediately following the signing of this Agreement (the “Written Consent Effective Time”).

G.            The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other Transactions and also to prescribe certain terms and conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

1.1            General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2            Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire used to determine the status of Company Stockholders as either Accredited Investors or Non-Accredited Investors” in form and substance reasonably satisfactory to Parent and the Company.

“Adjusted Option” has the meaning set forth in Section 2.7(c).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company as purchase price for the exercise of all Company Options that are outstanding and vested as of immediately prior to the First Effective Time and cancelled pursuant to Section 2.7(a).

“Aggregate Milestone Consideration” means collectively, the CMS Milestone Consideration and the FDA Milestone Consideration.

“Agreement” has the meaning set forth in the introductory paragraph.

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“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, U.K. Bribery Act, U.S. Travel Act, 18 U.S.C. section 201, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts, travel, or entertainment), directly or indirectly, to any Person, including any Government Official.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved Relatives” has the meaning set forth in Section 2.11(c).

“Available Cash Election Amount” means the sum of (i) the Upfront Cash Consideration, minus (ii) the Expense Fund Amount, plus (iii) the Aggregate Exercise Price.

“Base Upfront Cash Consideration” means Five Hundred Ninety-Five Million Dollars ($595,000,000).

“Base Upfront Cash Value of the Excluded Shares” means the product of (i) the quotient of (x) the Base Upfront Cash Consideration, divided by (y) the Total Share Number, multiplied by (ii) the number of Excluded Shares.

“BIS” has the meaning set forth in Section 3.24.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company, in all events, with respect to the development, manufacture and commercialization of Company Products.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in Madison, Wisconsin are authorized or obligated by law or executive order to close.

“Cancelled Shares” has the meaning set forth in Section 2.6(b).

“Cap” has the meaning set forth in Section 7.1(b).

“CARES Act” means the U.S. Coronavirus Aid, Relief and Economic Security Act.

“CARES Act Deferred Payments” means all employer or employee payroll Taxes, other Taxes, or any other amounts, the payment of which is, in each case, deferred in accordance with the CARES Act.

“CARTA” means eShares, Inc. d/b/a Carta, Inc., the Company’s transfer agent.

“CARTA Letter” has the meaning set forth in Section 6.2(u).

“Cash Election” has the meaning set forth in Section 2.6(c)(ii).

“Cash Election Share” has the meaning set forth in Section 2.6(d)(ii).

“Cash Fraction” has the meaning set forth in Section 2.6(d)(ii)(A).

“Cash Value of the Stock Consideration Shares” equals One Billion One Hundred Five Million Dollars ($1,105,000,000), minus the Stock Value of the Excluded Shares.

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“Chosen Court” has the meaning set forth in Section 9.9(b).

“Claim Certificate” has the meaning set forth in Section 7.2(b).

“Claimed Damages” has the meaning set forth in Section 7.2(b).

“Claims Period” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company Group as of the Closing (before taking into account the consummation of the Transactions), determined in accordance with GAAP (including, for the avoidance of doubt, inbound wire transfers of deposits in transit), excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts and outbound wire transfers or deposits in transit, (ii) restricted balances, (iii) amounts held in escrow and (iv) the proceeds of any casualty loss with respect to any asset held or owned by the Company Group (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Cash” means (i) the Closing Cash, minus (ii) the Company Debt at Closing.

“CMS” shall have the meaning set forth on Annex A attached hereto.

“CMS Milestone” shall have the meaning set forth on Annex A attached hereto.

“CMS Milestone Consideration” means Three Hundred Million Dollars ($300,000,000), minus the CMS Milestone Parent Consideration, as adjusted pursuant to any exercise of the Offset Right effected in accordance with Article VII.

“CMS Milestone Parent Consideration” means the product of (i) Three Hundred Million Dollars ($300,000,000), multiplied by (ii) the Excluded Share Factor.

“COBRA” has the meaning set forth in Section 3.17(e).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean, with respect to the achievement of each Milestone, that level of efforts which are comparable to those applied by a similarly-situated diagnostic testing company for a product, product candidate or service of similar market potential, profit potential or strategic value at a similar stage of development, in each case, taking into account the safety and efficacy of the product or service, the product’s or service’s competitiveness compared to alternative products or services, the likely timing of market entry for the product or service, the risks inherent in the development and commercialization of the product or service, potential reimbursement issues (including whether or when commercially acceptable price and reimbursement approval is or may be obtained for such product or service), and other relevant scientific, technical and commercial factors, but without regard to any payments owed to the Sellers under this Agreement.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 3.7(a).

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“Company Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Capital Stock” means, collectively, shares of the Company Common Stock and Company Preferred Stock.

“Company Capital Stock Certificate” shall mean a certificate representing Company Capital Stock that are issued and outstanding as of immediately prior to the First Effective Time, or an electronic book entry on the Company’s electronic stock ledger administered by CARTA. For the avoidance of doubt, if and to the extent outstanding shares of Company Stock are represented by Certificates held in electronic form via the platform maintained by CARTA, then references herein to “Company Capital Stock Certificate” shall refer to such certificate in electronic form.

“Company Charter” means the certificate of incorporation of the Company, as amended.

“Company Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

“Company Contractor” means any current or former consultant, advisory board member and independent contractor of the Company, including service providers, staffing agencies and their employees, freelancers and sub-contractors.

“Company Data” means all data collected, generated, or received by or for the benefit of the Company, or otherwise within the possession or control of the Company, in connection with the development, testing, marketing, delivery, or use of any Company Product or the Business, including Personal Information.

“Company Debt” means as at any time with respect to the Company Group, without duplication: (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all Liabilities of such Person for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price obligations (other than trade payables or accruals incurred in the Ordinary Course); (iii) all Liabilities of such Person in respect of any capital lease or financing lease under GAAP and Liabilities arising under conditional sales Contracts or other similar title retention agreements; (iv) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all Liabilities of such Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, hedging or other similar agreement designed to protect any member of the Company Group against fluctuations in interest rates; (vi) all Pre-Closing Taxes (net of any estimated Tax payments, prepaid Taxes, and any other Tax deposits relating to such Taxes to the extent such payments, prepaid Taxes or deposits were not included in the calculation of Closing Cash); (vii) any Liability of such Person for deferred revenue (calculated in accordance with GAAP); (viii) any Liability of such Person relating to any unpaid contributions or other obligations owed in respect of any Company Employee Plan; (ix) all guarantees by such Person of any Liabilities of any other Person of a nature similar to the types of Liabilities described in clauses (i)–(viii) above, to the extent of the obligation guaranteed; (ix) any CARES Act Deferred Payments; (x) any success fee payment Liability payable pursuant to the JHU License Agreement; (xi) any Liabilities of such Person owed to Third Rock Ventures, LLC or its Affiliates, whether pursuant to any Contract or otherwise; (xii) all Liabilities of such Person for unpaid accounts payable obligations in excess of 60 days outstanding; (xiii) all Liabilities of such Person for fixed assets in accounts payable; and (xiv) all interest, fees, change of control payments, prepayment premiums, make-whole amounts and other expenses owed with respect to the indebtedness referred to in clauses (i) through (xiii) above. For the avoidance of debt, any Continuation Convertible Note Payment or convertible note issued by the Company in consideration therefor shall not be deemed Company Debt for any purpose hereunder.

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“Company Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in Article III.

“Company Employee” means any current or former employee of the Company.

“Company Employee Plans” has the meaning set forth in Section 3.17(c).

“Company Equity Plan” means the Thrive 2019 Stock Option and Grant Plan.

“Company Facilities” has the meaning set forth in Section 3.6.

“Company Governing Documents” means, collectively, the Company Charter, the Company Bylaws, the Investors Rights Agreement, and the Stockholders Agreement.

“Company Group” means the Company and its Subsidiaries.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Licensed Intellectual Property.

“Company Leases” has the meaning set forth in Section 3.6.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company Group.

“Company Option” means an option to acquire shares of the Company’s Common Stock granted pursuant to the Company Equity Plan.

“Company Optionholder” means a holder of a Company Option.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned solely or jointly by the Company.

“Company Preferred Stock” means, collectively, shares of the Company’s Junior A Preferred Stock, par value $0.001 (the “Junior A Preferred Stock”), Junior A-1 Preferred Stock, par value $0.001 (the “Junior A-1 Preferred Stock”), Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under active development by the Company; provided, that, notwithstanding the foregoing, Company Products shall not include any products or services related to or using (i) minimum residual disease detection (i.e., evaluation of patients who have already have had been diagnosed with cancer rather than for screening in patients not known to have cancer), (ii) recurrence monitoring or (iii) detection of cancer in bodily fluids other than blood, plasma or serum.

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“Company Qualified Plan” has the meaning set forth in Section 5.10(c).

“Company Restricted Stock Award” means any award of Company Common Stock subject to time-based, performance, or other vesting or lapse restrictions.

“Company RSU Award” means any award of restricted stock units in respect of Company Common Stock granted pursuant to the Company Equity Plan.

“Company Securities” means the Company Capital Stock, the Company Options and any other Equity Interests of the Company.

“Company Software” has the meaning set forth in Section 3.12(c).

“Company Source Code” means, collectively, any Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Intellectual Property or Company Products.

“Company Stockholders” means the holders of all issued and outstanding shares of Company Capital Stock at or immediately prior to the First Effective Time.

“Company System” has the meaning set forth in Section 3.12(g).

“Company Transaction Expenses” means an amount equal to (i) the aggregate fees and expenses incurred at or prior to the Closing payable or reimbursable by any member of the Company Group to third parties, whether or not, billed or accrued prior to the Closing, in connection with the negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by any member of the Company Group in connection with the Transactions, plus (ii) (A) any cash bonus, severance or other payment obligation that is created, accelerated, accrues or becomes payable as a result of or in connection with the Transactions, at or before the Closing and not contingent upon the occurrence of any subsequent event (other than execution of a release of claims or similar agreement or other ministerial events), by any member of the Company Group to any present or former director, stockholder, optionholder, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract, and (B) without duplication of any other amounts included within this definition, any other payment, expense, fee or Tax that accrues or becomes payable by any member of the Company Group to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings (excluding the Regulatory Filing Fees), the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (A) and (B), as a result of the consummation of the Transactions (including the Mergers) or in connection with the execution and delivery of the Agreement or any other Transaction Document, plus (iii) any employment or payroll Taxes that are accrued or payable as of the Closing Date in connection with any amounts described in (ii)(A) or (B) of this definition of Company Transaction Expenses, plus (iii) fifty percent (50%) of the fees and costs associated with the D&O Tail Insurance, in each case (i) through (iii) above, to the extent such amount is unpaid as of the Closing. For the avoidance of doubt, “Company Transaction Expenses” shall not include any cash bonus, severance or other payment obligation that is created, accelerated, accrues or becomes payable to a Covered Employee after the Closing.

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“Company’s Knowledge” (or any similar formulation) means the actual knowledge of David Daly, Isaac Ro, Semi Trotto, Christoph Lengauer, and/or Dina Ciarimboli, after due inquiry.

“Competing Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Mergers), (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the equityholders of any Person would own fifty percent (50%) or more of any class of equity securities of the Company or of any resulting parent company of the Company; (ii) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than fifty percent (50%) of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole (other than sales of inventory and dispositions of non-material assets or licenses, in each case, in the ordinary course of the Company’s business); (iii) any sale, exchange, transfer or other disposition of more than fifty percent (50%) of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than fifty percent (50%) of any class of equity securities of the Company; or (v) any combination of the foregoing.

“Confidential Information” means information concerning the Company Group, including information relating to customers, clients, suppliers, vendors, subscribers, distributors, investors, lenders, Company Employees, Company Contractors, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company. For the avoidance of doubt, “Confidential Information” shall include the terms of this Agreement and the other Transaction Documents.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, made as of May 11, 2020, between the Company and Parent.

“Continuation End Date” has the meaning set forth in Section 8.4(a).

“Continuation Convertible Note Payment” has the meaning set forth in Section 8.4(a).

“Contract” means any written or oral contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Convertible Notes” has the meaning set forth in Section 4.4(a).

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“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed or modified (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (i) in the case of Software, be made available to any third party recipient in a form other than binary form (e.g., in source code form), (ii) be made available to any third party recipient under terms that allow preparation of derivative works, (iii) in the case of Software, be made available to any third party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (iv) be made available to any third party recipient at no license fee. For the avoidance of doubt, “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Covered Employee” has the meaning set forth in Section 5.10(d).

“COVID-19” means generally the novel coronavirus commonly referred to as COVID-19 (and all derivations or mutations thereof) and any medical conditions arising as a result of exposure thereto.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Laws, Orders, directives, guidelines or recommendations by any Governmental Authority in connection with, or in response to, COVID-19.

“D&O Indemnified Persons” has the meaning set forth in Section 5.12.

“D&O Tail Insurance” has the meaning set forth in Section 5.12.

“Damages” means, with respect to any Person, without duplication, all claims, losses, liabilities, damages, fees, Taxes, interest, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim, that are incurred or suffered by such Person; provided, however, that “Damages” shall only include any punitive damages to the extent such damages are awarded by an arbitrator or a court of competent jurisdiction to a third party in connection with a Third Party Claim.

“DGCL” has the meaning set forth in the Recitals.

“Determination Period” has the meaning set forth in Section 2.20(e).

“Dispute Expert” has the meaning set forth in Section 2.20(e).

“Dissenting Shares” means shares of Company Capital Stock (other than Cancelled Shares) outstanding immediately prior to the First Effective Time and held by a Company stockholder who has not voted in favor of the First Merger or consented thereto in writing and who has properly demanded appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL.

“Divestiture” (and other correlative terms) means any transaction in which all or substantially all of the assets related to any product that was developed using, or the manufacture, use or sale uses, directly or indirectly, any of the Company Intellectual Property (and any patents claiming priority to any patents within any such Company Intellectual Property), including any Company Product (or any derivative thereto developed to achieve the Milestones) are divested or transferred by any means, including by way of merger, consolidation, asset acquisition or sale, option, license, sublicense, purchase, sale, assignment or other similar transfer.

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“Dividend Amount” means the aggregate amount of dividends paid or distributions made, in cash, pursuant to Section 5.1(c), or if no such dividends or distributions are paid or made, Zero Dollars ($0).

“DLLCA” has the meaning set forth in the Recitals.

“Drag-Along” means the requirement of the Stockholder Agreement Parties to take certain actions upon the approval of a “Sale of the Company”, as such term is defined in the Stockholders Agreement, to comply with the requirements of Section 3 of the Stockholders Agreement.

“Drag-Along Resolutions” has the meaning set forth in the Recitals.

“Election Deadline” has the meaning set forth in Section 2.6(d)(ii).

“Election Form” has the meaning set forth in Section 2.6(d)(i).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental, Health and Safety Requirements” means all applicable Laws now or hereafter in effect concerning or relating to worker/occupational health and safety, pollution or protection of the environment or natural resources, or the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, or remediation of any Hazardous Material or any product containing a Hazardous Material, including product content and product take-back laws, each as amended and as now in effect.

“Equity Award Exchange Ratio” shall mean the sum of (i) (a) the Per Share Upfront Stock Consideration multiplied by the Parent Stock Price, plus (b) the Per Share Upfront Cash Consideration, divided by (ii) the Parent Stock Price.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Equity Issuance” has the meaning set forth in Section 8.4(b).

“ERISA” has the meaning set forth in Section 3.17(c).

“ERISA Affiliate” has the meaning set forth in Section 3.17(c).

“Exchange Act” means the U.S. Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.15.

“Excluded Share Factor” means the quotient of (i) the Total Upfront Value of the Excluded Shares, divided by (ii) One Billion Seven Hundred Million Dollars ($1,700,000,000).

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“Excluded Shares” means the 5,025,764 shares of Company Preferred Stock owned by Parent.

“Expense Fund” has the meaning set forth in Section 9.14(f).

“Expense Fund Amount” means Three Hundred Thousand Dollars ($300,000).

“Export Approvals” has the meaning set forth in Section 3.24.

“FD&C Act” has the meaning set forth in Section 3.15(a).

“FD&C Permits” has the meaning set forth in Section 3.15(g).

“FDA” means the U.S. Food and Drug Administration.

“FDA Approved Test” shall have the meaning set forth on Annex A attached hereto.

“FDA Laws and Regulations” has the meaning set forth in Section 3.15(a).

“FDA Milestone” shall have the meaning set forth on Annex A attached hereto.

“FDA Milestone Consideration” means One Hundred Fifty Million Dollars ($150,000,000), minus the FDA Milestone Parent Consideration, as adjusted pursuant to any exercise of the Offset Right effected in accordance with Article VII.

“FDA Milestone Parent Consideration” means the product of (i) One Hundred Fifty Million Dollars ($150,000,000), multiplied by (ii) the Excluded Share Factor.

“FDA Products” has the meaning set forth in Section 3.15(d).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“First Certificate of Merger” has the meaning set forth in Section 2.2.

“First Effective Time” has the meaning set forth in Section 2.2.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the introductory paragraph.

“First-Step Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Fraud” means Delaware common law fraud. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, or any torts based on negligence.

“Fully Diluted Shares of Company Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time (other than the Excluded Shares and Company Restricted Stock Awards subject to Section 2.8(a)), plus (ii) the aggregate number of shares of Company Capital Stock issuable upon exercise of all Company Options that are issued and outstanding immediately prior to the First Effective Time (whether vested or unvested), and not subject to Section 2.7(b), plus (iii) the aggregate number of shares of Company Capital Stock issuable upon vesting of all Company RSU Awards that are issued and outstanding immediately prior to the First Effective Time, and not subject to Section 2.8(c).

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“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Capitalization) and Section 3.4 (Non-contravention).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“General Claims Period” has the meaning set forth in Section 7.3.

“Government Contract” has the meaning set forth in Section 3.16(a)(xviii).

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official or candidate for political office, or (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission or authority, any court, tribunal or judicial authority, any arbitrator or any other public authority, or any department, division, branch or other instrumentality of the foregoing, whether foreign, federal, state or local.

“Hazardous Material” means any material, chemical, substance, emission, or waste that is regulated or limited pursuant to any Environmental, Health and Safety Requirement, or that is, classified, or otherwise characterized under or pursuant to any Environmental, Health and Safety Requirement as “hazardous,” “biohazardous,” “infectious,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, biological and/or medical waste, asbestos in friable form, polychlorinated biphenyls, radon, and urea formaldehyde insulation

“Health Care Laws” means all applicable Laws pertaining to the health care regulatory matters to the extent applicable to the Company’s business as currently conducted, including: (i) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any criminal Laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (iv) all applicable Laws concerning the privacy and/or security of Sensitive Data, including the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 and state data breach notification Laws; (v) all applicable Laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), and the Stark Act (42 U.S.C. § 1395nn); (vi) all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Laws; (vii) the Physician Payments Sunshine Law (42 U.S. § 1320-a7h); (viii) the Clinical Laboratories Improvements Act of 1967 and Amendments of 1988 and the regulations, rules and guidance promulgated thereunder (“CLIA”); (ix) all applicable state Laws governing laboratory licensure; and (x) all other applicable quality, safety certification and accreditation standards and requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

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“IDE Application” has the meaning set forth in Section 3.15(j).

“Income Tax” means, with respect to any member of the Company Group, any Tax that is imposed on or measured by net income or gross income, however determined.

“Information Statement” has the meaning set forth in Section 5.3(a).

“Insurance Policy” has the meaning set forth in Section 3.19.

“Intellectual Property” means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (iii) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (iv) mask works and applications, registrations and renewals in connection therewith; (v) Trade Secrets; (vi) Software; (vii) rights and interests in and to any websites, domain names, social media handles, URLs and similar items, taglines, social media identifiers (such as a Twitter® Handle) and related accounts; (viii) other proprietary rights; (ix) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (x) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intellectual Property License” has the meaning set forth in Section 3.12(b).

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Investment Amount” has the meaning set forth in Section 8.4(b).

“Investors Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of July 24, 2020, by and among the Company and those certain holders of Company Capital Stock that are party thereto (as the same may be amended, restated, supplemented or otherwise modified in accordance therewith).

“IRS” means the U.S. Internal Revenue Service.

“IT System” means computer systems, hardware, servers, databases, software, networks, telecommunications systems and related infrastructure, owned or used by the Company.

“JHU License Agreement” means that certain Amended and Restated Exclusive License Agreement by and among Johns Hopkins University, The Board of Regents of the University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center, and the Company, effective May 28, 2019, as amended by that certain Amendment No. 1, dated as of October 14, 2019, Amendment No. 2 dated as of December 12, 2019 (as the same may be amended, restated or otherwise modified in accordance therewith).

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“Key Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Key Stockholders” has the meaning set forth in the Recitals.

“Law” means any law, code, statute, regulation, rule, ordinance, requirement, announcement or other binding guidance or action, in each case, of a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that is used in the business of any member of the Company Group.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all exhibits, amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property or to which the Company is a party.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, litigation, charge, complaint, suit or other proceeding (public or private), whether at law or equity, by or before a Governmental Authority or arbitrator, including any administrative hearing or investigation.

“Letter of Transmittal” has the meaning set forth in Section 2.15(b).

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Legal Proceeding or Order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(b).

“Lien” means any mortgage, pledge, lien, charge, hypothecation, encumbrance, security interest (including any right to acquire, option or right of preemption or conversion), adverse claim, restriction on transfer or other similar encumbrance or item or any agreement to create any of the foregoing.

“Long Range Plan” means the Company’s long range plan for fiscal years 2020 and 2021 which has been made available to Parent prior to the date hereof.

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“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants, agreements or obligations of such Person herein, is, or would reasonably be likely to be or become, materially adverse in relation to (a) the financial condition, assets (including intangible assets), business, or operations of such entity and its Subsidiaries (if any), taken as a whole, or (b) such Person’s ability to perform or comply with the material covenants, agreements or obligations of such Person herein or to consummate the Merger in accordance with this Agreement and applicable Law; provided, however, that in the case of clause (a) above, any Effect to the extent resulting or arising from any of the following shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement), (ii) with respect to the Company, any failure by such Person to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (iii) with respect to the Company, any action or failure to take action which action or failure to act is requested in writing by Parent or expressly required by, or expressly prohibited to be taken by, this Agreement; (iv) any change or development in general economic conditions in the industries or markets in which the applicable Person operates, (v) any change in financing, banking or securities markets generally, (vi) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto, (vii) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, and (viii) any natural disaster or acts of God, including the occurrence, continuing or worsening of any epidemic or pandemic, provided, in the case of subsections (iv) – (viii), that such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the applicable Person, taken as a whole, relative to other Persons in the industries or markets in which such Person operates.

“Material Contract” has the meaning set forth in Section 3.16.

“Maximum Upfront Cash Consideration Percentage” means thirty-five percent (35%).

“Merger Consideration” shall mean the aggregate consideration to which the Sellers are entitled pursuant to Article II of this Agreement after consummation of the Mergers.

“Merger Sub” and “Merger Subs” have the respective meanings set forth in the introductory paragraph.

“Mergers” has the meaning set forth in the Recitals.

“Milestone Consideration” means, as applicable, the CMS Milestone Consideration or the FDA Milestone Consideration.

“Milestone Efforts Period” has the meaning set forth in Annex A.

“Milestone Payment” means a payment of the applicable Milestone Consideration, to be made after achievement of any Milestone, if any, on the terms and subject to the conditions set forth in this Agreement.

“Milestones” means, collectively, the CMS Milestone and the FDA Milestone.

“Minimum Closing Net Cash Amount” means an amount equal to (i) Two Hundred Fifty-Two Million Dollars ($252,000,000), minus (ii) the Permitted Closing Expenses, minus (iii) Five Million Dollars ($5,000,000) less any amounts received by the Company from its landlords or sublandlords as tenant improvement reimbursement, minus (iv) the product of the lesser of (1) the Company’s actual cash burn for such calendar month and (2)(a) from January 1, 2021 through March 31, 2021, Nine Million Dollars ($9,000,000) per month; from April 1, 2021 to June 30, 2021, Twelve Million Dollars ($12,000,000) per month; from July 1, 2021 to September 30, 2021, Fourteen Million Dollars ($14,000,000) per month; and from and after October 1, 2021, Seventeen Million Dollars ($17,000,000) per month, and (b) the number of full calendar months, if any, occurring in the period commencing on January 1, 2021 and ending on the Closing Date.

“Mixed Election” has the meaning set forth in Section 2.6(c)(i).

“Mixed Election Cash Election Share” has the meaning set forth in Section 2.6(d)(ii).

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“Mixed Election Stock Election Share” has the meaning set forth in Section 2.6(d)(ii).

“Most Recent FYE Financial Statements” means the consolidated audited balance sheet as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity for the 12-month period then ended.

“Multiemployer Plan” has the meaning set forth in ERISA Sections 3(37) and 4001(a)(3).

“Nasdaq” means the Nasdaq Stock Market.

“Net Closing Cash Adjustment Amount” means the amount (which may be positive or negative) equal to (i) the Minimum Closing Net Cash Amount minus (ii) the Closing Net Cash.

“New Litigation Claim” has the meaning set forth in Section 5.7(c).

“No Election Shares” has the meaning set forth in Section 2.6(d)(ii).

“Non-Accredited Investor” means any Seller who is not an Accredited Investor.

“OFAC” has the meaning set forth in Section 3.24.

“OFAC Regulations” has the meaning set forth in Section 3.24.

“Offset Right” has the meaning set forth in Section 7.1(a).

“Off-the-Shelf Software” means uncustomized Software obtained from a third party in the Ordinary Course, other than Software obtained from a third party which obligates the Company to pay continuing royalties or annual maintenance fees in excess of One Hundred Thousand Dollars ($100,000) per year to such third party.

“OIG” has the meaning set forth in Section 3.14(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses.

“Open Source Materials” means any Software or content subject to an Open Source License, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company Group consistent with past custom and practice.

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“OSS Triggering Manner” means use of any Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under the Company Intellectual Property, including requiring that any (i) source code of the Company Software be disclosed or distributed, (ii) Company Intellectual Property or Company Software be licensed for any purpose, including for the purpose of making derivative works, or (iii) Company Intellectual Property or Company Software be redistributable at no charge.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Capitalization Date” has the meaning set forth in Section 4.4(a).

“Parent Common Stock” means shares of Parent’s common stock, par value $0.01 per share.

“Parent Disclosure Schedule” means a document delivered by Parent to the Company referring to the representations and warranties in Article IV.

“Parent Group” means Parent and its Subsidiaries and Affiliates.

“Parent Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Parent’s Knowledge” (or any similar formulation) means the actual knowledge of the named executive officers of Parent, after due inquiry.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and its Subsidiaries.

“Parent Prepaid Return” has the meaning set forth in Section 5.11(a).

“Parent Restricted Stock Award” has the meaning set forth in Section 2.8(b).

“Parent RSU Award” has the meaning set forth in Section 2.8(b).

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Payout Spreadsheet” has the meaning set forth in Section 2.12.

“Parent Stock Price” means Ninety-Nine Dollars ($99.00).

“Per Share Cash Election Prorated Cash Amount” means the quotient of (i) the Available Cash Election Amount, divided by (ii) the Total Cash Election Shares.

“Per Share Cash Election Prorated Stock Amount” equals the quotient of (i) the Stock Consideration Shares, minus the Total Stock Election Shares, divided by (ii) the Total Cash Election Shares.

“Per Share Cash Value of the Stock Consideration Shares” equals the quotient of (i) the Cash Value of the Stock Consideration Shares, divided by (ii) the Fully Diluted Shares of Company Stock.

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“Per Share CMS Milestone Consideration” means the quotient of (i) the CMS Milestone Consideration, divided by (ii)(a) the Fully Diluted Shares of Company Stock, minus (b) any shares of Company Common Stock subject to a Company Option that converts to an Adjusted Option pursuant to Section 2.7(c) and that does not become vested under the corresponding Adjusted Option, minus (c) any shares of Company Common Stock subject to a Company Restricted Stock Award that converts to a Parent Restricted Stock Award and that does not become vested under the corresponding Parent Restricted Stock Award, minus (d) any shares of Company Common Stock subject to a Company RSU Award that converts to a Parent RSU Award and that does not become vested under the corresponding Parent RSU Award.

“Per Share Excess Stock Election Cash Amount” equals the quotient of (i) the Remaining Cash Amount, divided by (ii) the Total Stock Election Shares.

“Per Share Excess Stock Election Stock Amount” equals the quotient of (i) the Stock Consideration Shares, divided by (ii) the Total Stock Election Shares.

“Per Share Cash Election Consideration” means the sum of (i) the Per Share Upfront Cash Consideration, plus (ii) the Per Share Cash Value of the Stock Consideration Shares.

“Per Share FDA Milestone Consideration” means the quotient of (i) the FDA Milestone Consideration, divided by (ii)(a) the Fully Diluted Shares of Company Stock, minus (b) any shares of Company Common Stock subject to a Company Option that converts to an Adjusted Option pursuant to Section 2.7(c) and that does not become vested under the corresponding Adjusted Option, minus (c) any shares of Company Common Stock subject to a Company Restricted Stock Award that converts to a Parent Restricted Stock Award pursuant to Section 2.8(b) and that does not become vested under the corresponding Parent Restricted Stock Award, minus (d) any shares of Company Common Stock subject to a Company RSU Award that converts to a Parent RSU Award and that does not become vested under the corresponding Parent RSU Award.

“Per Share Stock Election Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) the Per Share Cash Election Consideration, divided by (ii) the Fully Diluted Shares of Company Stock.

“Per Share Upfront Cash Consideration” means the quotient of (i) the sum of (x) Upfront Cash Consideration, minus (y) the Expense Fund Amount, plus (z) the Aggregate Exercise Price, divided by (ii) the Fully Diluted Shares of Company Stock.

“Per Share Upfront Stock Consideration” means the quotient of (i) the Stock Consideration Shares, divided by (ii) the Fully Diluted Shares of Company Stock.

“Percentage Interest” means, with respect to any Seller, a percentage equal to (i) the total number of Fully Diluted Shares of Company Stock owned by such Seller, divided by (ii) the total number of Fully Diluted Shares of Company Stock owned by all Sellers.

“Permitted Closing Expenses” means the lesser of (i) the Company Transaction Expenses and (ii) Fifteen Million Dollars ($15,000,000).

“Permitted Liens” means: (i) Taxes, assessments and other governmental levies, fees or charges that are (a) not due and payable or (b) being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Most Recent FYE Financial Statements; (ii) mechanics liens and similar liens for labor, materials or supplies incurred in the Ordinary Course for amounts that are not due and payable and would not be, individually or in the aggregate, material to the Business; (iii) with respect to Leased Real Property, easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property in the operation of the Business; and (iv) Liens securing Company Debt that are released effective upon the lenders receipt of the payments described herein.

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“Permitted Transfer” has the meaning set forth in Section 2.20(h).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a Governmental Authority.

“Personal Information” means information (in any form or media) that identifies or can be used to identify an individual (alone or when combined with other information), including: (i) individually identifiable Protected Health Information, as defined under Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-9); (ii) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; and (iii) user names, email addresses, passwords or other credentials for accessing accounts; or (iv) personally identifiable information as defined under applicable Privacy Laws.

“Pivotal Trial” means a pivotal clinical trial designed to, or does, obtain statistically significant evidence of safety and efficacy as required to support the FDA Milestone.

“Pivotal Trial Date” means the date on which the first patient is enrolled in the first Pivotal Trial.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax” means (i) Taxes imposed on the Company Group for any and all Pre-Closing Tax Periods (for the avoidance of doubt, without regard to the due date for payment) and (ii) any and all Taxes of any Person imposed on Parent, the Company Group, the First-Step Surviving Corporation or the Surviving Entity as a transferee or successor, by contract or pursuant to any Law or otherwise, in each case, which Taxes relate to an event or transaction occurring before the Closing.

“Pre-Closing Tax Period” means (i) any Taxable period or portion thereof ending on or prior to the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” means, collectively, all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, or the collection, handling, use, processing, maintenance, storage, disclosure or transfer of or relating to Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including (i) the applicable requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by regulatory authorities such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply.

“Privacy Policy” means any past or current published privacy policy of the Company applicable to collecting, processing, using or disclosing Personal Information.

“Prospectus Supplement” has the meaning set forth in Section 5.16.

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“Public Official” means any (i) employee or officer of a Governmental Authority; (ii) person acting in an official capacity for or on behalf of any such Governmental Authority; (iii) federal, state, regional, county or municipal working person or functionary; (iv) employee or officer of an organization authorized by the local government to perform government functions; (v) personnel of federal, state, regional, county or municipality -owned or -controlled commercial corporations, enterprises, institutions or organizations (whether partially or wholly owned); (vi) outside directors of federal, state, regional, county or municipality-owned entities; (vii) legislators (whether full or part-time); (viii) person holding an honorary or ceremonial government position; (ix) royal family members; (x) political parties, political party officials and candidates for political office; and (xi) officers or employees of public international organizations.

“Registered Intellectual Property” has the meaning set forth in Section 3.12.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the Company Stockholders, Parent and the Exchange Agent at the Closing in substantially the form attached hereto as Exhibit J.

“Regulatory Approvals” has the meaning set forth in Section 5.6(a).

“Regulatory Filing Fees” has the meaning set forth in Section 5.6(a).

“Regulatory Termination Fee” has the meaning set forth in Section 8.3(a).

“Remaining Cash Amount” equals (i) the Available Cash Election Amount, minus (ii) the product of (a) the Per Share Upfront Cash Consideration, multiplied by (b) the Total Cash Election Shares.

“Representative” has the meaning set forth in Section 9.14(a).

“Representative Losses” has the meaning set forth in Section 9.14(e).

“Requisite Stockholder Approvals” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by, (i) holders of a majority of the total voting power of Company Common Stock and Company Preferred Stock, voting together as a single class, (ii) holders of a majority of the Company Preferred Stock, voting together as a single class on an as-converted basis, and (iii) holders of a majority of the outstanding voting power of the Series B Preferred Stock, voting separately as a class.

“Rights Agreements” has the meaning set forth in Section 3.3.

“Sarbanes-Oxley Act” mean the Sarbanes-Oxley Act of 2002, as amended.

“Scheduled Permits” has the meaning set forth in Section 3.14(f).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.2.

“Second Effective Time” has the meaning set forth in Section 2.2.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the introductory paragraph.

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“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” has the meaning set forth in Section 3.13(b).

“Selected Dispute Expert” has the meaning set forth in Section 2.20(e).

“Seller Group” have the respective meanings set forth in Section 9.13(a).

“Sellers” means the Company Stockholders and Company Optionholders immediately prior to the First Effective Time.

“Significant Company Contractor” means a current Company Contractor who is entitled to receive compensation from the Company of at least One Hundred Fifty Thousand Dollars ($150,000) in fiscal year 2020, on an annualized basis.

“Significant Supplier” has the meaning set forth in Section 3.26.

“Software” means any (i) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stock Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) One Billion One Hundred Five Million Dollars ($1,105,000,000), minus the Stock Value of the Excluded Shares, divided by (ii) the Parent Stock Price.

“Stock Election” has the meaning set forth in Section 2.6(c)(iii).

“Stock Election Share” has the meaning set forth in Section 2.6(d)(ii).

“Stock Event” means any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

“Stock Value of the Excluded Shares” means the difference of (i) the quotient of (x) the Base Upfront Cash Value of the Excluded Shares, divided by (y) 0.35, minus (ii) the Base Upfront Cash Value of the Excluded Shares.

“Stockholder Agreement Parties” means those certain holders of Company Capital Stock that are party to the Stockholders Agreement.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of July 24, 2020, by and among the Company and the Stockholder Agreement Parties (as the same may be amended, restated, supplemented or otherwise modified in accordance therewith).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

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“Subsidiary” means with respect to any Person, means (i) any corporation fifty percent (50%) or more of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has a fifty percent (50%) or more equity interest. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement” has the meaning set forth in Section 6.2(e).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, escheat amounts or other amounts due in respect of unclaimed property or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person or otherwise by operation of law.

“Tax Claim” has the meaning set forth in Section 5.11(d).

“Tax Return” means any return, declaration, statement, report, claim for refund, form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other similar document filed or required to be filed with, or required to be supplied in copy to, a Governmental Authority with respect to Taxes.

“Termination Date” has the meaning set forth in Section 8.4(b).

“Third-Party Claim” means any action, lawsuit, proceeding, investigation, audit or other claim against or involving a Parent Indemnified Party by a third party.

“Total Cash Election Consideration” means the product of (i) the Total Cash Election Shares multiplied by (ii) the Per Share Upfront Cash Consideration.

“Total Share Number” means the Fully Diluted Shares of Company Stock, plus the Excluded Shares.

“Total Cash Election Shares” means the sum of (i) the aggregate number of Cash Election Shares, plus (ii) the aggregate number of Mixed Election Cash Election Shares.

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“Total Stock Election Shares” means the sum of (i) the aggregate number of Stock Election Shares, plus (ii) the aggregate number of Mixed Election Stock Election Shares.

“Total Upfront Cash Election Consideration” means the product of (i) the Total Cash Election Shares, multiplied by (ii) the Per Share Upfront Cash Consideration.

“Total Upfront Stock Election Consideration” means the product of (i) the Total Stock Election Shares, multiplied by (ii) the Per Share Upfront Stock Consideration.

“Total Upfront Value of the Excluded Shares” means the Base Upfront Cash Value of the Excluded Shares, plus the Stock Value of the Excluded Shares.

“Trade Secrets” means trade secrets and confidential business information, including source code, inventions (whether patentable or not), invention disclosures, discoveries, improvements, ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all other documentation relating to any of the foregoing and all corresponding rights in Confidential Information and other non-public information.

“Trading Day” means a day on which shares of Parent Common Stock are traded on Nasdaq.

“Transaction Documents” means this Agreement, the Certificates of Merger, the Stockholder Written Consent, the Key Stockholder Support Agreements, the Support Agreements, the Registration Rights Agreement, and the Letters of Transmittal.

“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Mergers and the other transactions and arrangements described in the Recitals and (ii) the execution, delivery and performance of the Transaction Documents other than this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.11(e).

“Transferred Plans” has the meaning set forth in Section 5.10(a).

“Transferee” has the meaning set forth in Section 2.20(g).

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“Upfront Cash Consideration” means the sum of (i) the Base Upfront Cash Consideration, minus (ii) the Net Closing Cash Adjustment Amount, minus (iii) the Company Transaction Expenses, minus (iv) the Base Upfront Cash Value of the Excluded Shares.

“VAT” has the meaning set forth in Section 3.11(r).

“WARN Act” has the meaning set forth in Section 3.17(p).

“Withholding Agent” has the meaning set forth in Section 2.17.

“Written Consent Effective Time” has the meaning set forth in the Recitals.

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1.3            Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Annexes, Schedules and Exhibits shall mean and refer to Articles, Sections, Annexes, Schedules and Exhibits of this Agreement; (b) any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case, at the time such reference is made; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules, Exhibits and Annexes hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” or any variation thereof shall be deemed to be followed by “without limitation”; (g) words of any gender include each other gender; (h) all references to days or months shall be deemed references to calendar days or months; (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (j) any time period set forth in this Agreement that ends on a calendar day that is not a Business Day shall be deemed to mean the next succeeding Business Day; and (k) all references to “$” and “dollars” shall be deemed references to United States dollars. The use of the word “including” or any variation thereof shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The use of the words “or,” “either,” “and/or” and “any” shall not be exclusive. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means an electronic copy of the document or information referred to, which has been provided to the party to whom such information or material is to be provided; provided, however, for all documents or information to be provided to, furnished to or made available to Parent hereunder, such document or information shall be deemed to have been provided to, furnished to or made available to Parent only if placed in the virtual data room hosted by the Company’s financial advisor no less than two (2) days prior to the date hereof, and which shall not have been modified or removed from such virtual data room prior to Closing. The recitals to this Agreement and the exhibits, schedules and annexes identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Further, prior drafts of this Agreement or any documents executed and delivered in connection herewith or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the parties hereto or thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provision in this Agreement. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and shall not be deemed superseded or modified by any other such representation or warranty.

Article II

THE CONTEMPLATED TRANSACTIONS

2.1          The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent following the First Merger. The Company, as the surviving corporation after the First Merger, is sometimes referred to herein as the “First-Step Surviving Corporation.”

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(b)            As part of a single integrated plan, at the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, the First-Step Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease, and Second Merger Sub shall continue as the surviving entity and as a wholly-owned subsidiary of Parent following the Second Merger. The surviving entity after the Second Merger is sometimes referred to herein as the “Surviving Entity.”

2.2          Closing; Effective Times. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Mergers (the “Closing”) shall take place no later than the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Parent and the Company. The Closing shall be effected by the electronic exchange of documents and signatures by electronic transmission, or by such other means or at such other place as the parties shall agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall cause the First Merger to be effected by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL. The First Merger shall become effective at the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger (such time being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, Parent and Second Merger Sub shall cause the Second Merger to be effected by filing a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the date and time of such filing of the Second Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Second Certificate of Merger (such time being the “Second Effective Time”).

2.3          Effects of the Mergers.

(a)            At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First-Step Surviving Corporation, which shall include the assumption by the First-Step Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b)            At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the First-Step Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the First-Step Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

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2.4          Organizational Documents.

(a)            First-Step Surviving Corporation Certificate of Incorporation and Bylaws. At the First Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit D hereto, and, as so amended and restated, shall be the certificate of incorporation of the First-Step Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law. At the First Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit E hereto, and, as so amended and restated, shall be the bylaws of the First-Step Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the First-Step Surviving Corporation and as provided by applicable Law.

(b)            Surviving Entity Certificate of Formation and Limited Liability Company Agreement. At the Second Effective Time, the certificate of formation and the limited liability company agreement of Second Merger Sub, in each case as in effect immediately prior to the Second Effective Time, shall be amended as set forth in the forms attached hereto as Exhibit F and Exhibit G, respectively.

2.5          Management of the First-Step Surviving Corporation and the Surviving Entity.

(a)            Directors and Officers of First-Step Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the parties shall take all requisite action so that, from and after the First Effective Time: (i) the directors of First Merger Sub immediately prior to the First Effective Time shall be the directors of the First-Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First-Step Surviving Corporation and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal; and (ii) the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the First-Step Surviving Corporation, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

(b)            Managers and Officers of Surviving Entity. Unless otherwise determined by Parent prior to the Second Effective Time, the parties shall take all requisite action so that, from and after the Second Effective Time: (i) the managers of Second Merger Sub immediately prior to the Second Effective Time shall be the managers of the Surviving Entity, to hold office in accordance with the provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Entity until their respective successors are duly elected and qualified or until such manager’s earlier death, resignation or removal; and (ii) the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Entity, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity.

2.6          Effect of First Merger on Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of First Merger Sub, or on the part of the Company, Parent, First Merger Sub or any other Person, the following shall occur:

(a)            Capital Stock of First Merger Sub. Each share of capital stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First-Step Surviving Corporation and collectively shall constitute the only outstanding shares of capital stock of the First-Step Surviving Corporation immediately following the First Merger and each stock certificate of First Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of common stock of the First-Step Surviving Corporation.

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(b)            Cancellation of Securities Held by the Company and Parent. Any shares of Company Capital Stock that are owned by the Company (as treasury stock or otherwise), Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company, in each case, immediately prior to the First Effective Time, including the Excluded Shares (collectively, the “Cancelled Shares”), shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)            Conversion of Company Capital Stock.

(i)              Each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares, Dissenting Shares, and Company Restricted Stock Awards subject to Section 2.8(b)) with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.6(d) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein, subject to the proration procedures in Section 2.6(d):

(A)            a certificate or book entry reflecting, for each Mixed Election Stock Election Share, an amount of shares of Parent Common Stock equal to the Per Share Upfront Stock Consideration;

(B)            an amount of cash equal to, for each Mixed Election Cash Election Share, the Per Share Upfront Cash Consideration;

(C)            a contingent right to receive, an amount of cash equal to the Per Share FDA Milestone Consideration upon achievement of the FDA Milestone and payable in accordance with Section 2.20;

(D)            a contingent right to receive, an amount of cash equal to the Per Share CMS Milestone Consideration upon achievement of the CMS Milestone and payable in accordance with Section 2.20; and

(E)            an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.

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(ii)            Each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares, Dissenting Shares and Excluded Shares) with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.6(d) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein, subject to the proration procedures in Section 2.6(d):

(A)            an amount of cash equal to the Per Share Cash Consideration.

(B)            a contingent right to receive, an amount of cash equal to the Per Share FDA Milestone Consideration upon achievement of the FDA Milestone and payable in accordance with Section 2.20;

(C)            a contingent right to receive, an amount of cash equal to the Per Share CMS Milestone Consideration upon achievement of the CMS Milestone and payable in accordance with Section 2.20; and

(D)            an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.

(iii)            Each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time (other than Cancelled Shares, Dissenting Shares, Excluded Shares and Company Restricted Stock Awards subject to Section 2.8(b)) with respect to which an election to receive only stock consideration (a “Stock Election”) has been effectively made and not revoked pursuant to Section 2.6(d) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive the following consideration, payable as set forth herein, subject to the proration procedures in Section 2.6(d):

(A)            a certificate or book entry reflecting a number of shares of Parent Common Stock equal to the Per Share Stock Election Consideration.

(B)            a contingent right to receive, an amount of cash equal to the Per Share FDA Milestone Consideration upon achievement of the FDA Milestone and payable in accordance with Section 2.20;

(C)            a contingent right to receive, an amount of cash equal to the Per Share CMS Milestone Consideration upon achievement of the CMS Milestone and payable in accordance with Section 2.20; and

(D)            an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.

(d)            Election and Proration Procedures.

(i)            An election form in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed, together with the Information Statement, to each Person who, on or prior to the Election Deadline, is a holder of shares of Company Capital Stock (other than Excluded Shares) or, at the Company’s discretion, a Company Restricted Stock Award that will have become vested at or prior to the Closing.

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(ii)            Each Election Form shall permit the holder (together with such holder’s Affiliates, in its discretion) to specify (x) the number of shares of such holder’s Company Capital Stock with respect to which such holder makes a Mixed Election (which Mixed Election shall specify the number and class or series of each “Mixed Election Stock Election Share” and “Mixed Election Cash Election Share”); (y) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”); and (z) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Each Election Form shall also permit the holder to specify the priority with which any proration hereunder shall be applied to the class or series of Company Capital Stock held by such holder and its Affiliates, if applicable. Any shares of Company Capital Stock (other than Dissenting Shares and Excluded Shares) with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Eastern Time, on the date that is twenty (20) Business Days following the date of Information Statement (the “Election Deadline”) (other than Cancelled Shares and Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares with the number of Mixed Election Stock Election Shares and Mixed Election Cash Election Shares thereunder set by the Exchange Agent as provided herein. Parent and the Company shall notify each holder of the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. As soon after the First Effective Time as reasonably practicable, Parent shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(A)            If the Total Upfront Cash Election Consideration is greater than the Available Cash Election Amount, then each Cash Election Share and each Mixed Election Cash Election Share shall be converted into the right to receive (x) an amount of cash (without interest) equal to the Per Share Cash Election Prorated Cash Amount, and (y) a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the Per Share Cash Election Prorated Stock Amount. For any Company Stockholder who holds more than one class or series of Company Capital Stock if no election is specified with respect to the priority of such proration, the proration will be applied first to shares of Series B Preferred Stock, then shares of Series A Preferred Stock, then shares of Junior A-1 Preferred Stock, then shares of Junior A Preferred Stock, and lastly to shares of Company Common Stock.

(B)            If the Total Upfront Stock Election Consideration is greater than the Stock Consideration Shares, then each Stock Election Share and each Mixed Election Stock Election Share shall be converted into the right to receive (x) an amount of cash (without interest) equal to Per Share Excess Stock Election Cash Amount and (y) a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to Per Share Excess Stock Election Stock Amount. For any Company Stockholder who holds more than one class or series of Company Capital Stock if no election is specified with respect to the priority of such proration, the proration will be applied first to shares of Series A Preferred Stock, then shares of Junior A-1 Preferred Stock, then shares of Junior A Preferred Stock, then shares of Company Common Stock and then shares of Series B Preferred Stock.

(iii)            Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Capital Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Capital Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

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2.7          Effect of First Merger on Company Options. As of immediately prior to, and contingent upon the First Effective Time, with respect to each Company Option that is then outstanding and unvested, the vesting schedule for such Company Option will be accelerated (i.e., the overall vesting period will be shortened) as set forth in Section 2.7 of the Company Disclosure Schedule.

(a)            Immediately prior to the First Effective Time, with respect to each Company Option that is then outstanding and vested and held by a Person who will not be a service provider of Parent or an Affiliate of Parent as of the Closing, such Company Option shall, without any action on the part of any Person, terminate and be cancelled, and be converted into the right to receive, without interest, in respect of each share of Company Capital Stock covered by such Company Option, an amount in cash equal to (i) the Per Share Upfront Cash Consideration, plus (ii) the quotient of (x) the Per Share Upfront Stock Consideration divided by (y) the Parent Stock Price (rounded down to the nearest cent), minus (iii) the per share exercise price of such Company Option, plus the consideration set forth in Section 2.7(d), in each case less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld as determined by Parent.

(b)            Immediately prior to the First Effective Time, with respect to each Company Option that is then outstanding and unvested, after giving effect to any acceleration set forth in Section 2.7 of the Company Disclosure Schedule, such Company Option shall, if held by a Person who will not be a service provider of Parent or an Affiliate of Parent as of the Closing, automatically and without any action on the part of any Person, terminate and be cancelled, without any exchange thereof or payment therefor.

(c)            Immediately prior to the First Effective Time, each Company Option, other than any Company Option that is described in Section 2.7(a) or Section 2.7(b), that is outstanding immediately prior to the First Effective Time, shall, automatically and without any action on the part of any Person, be assumed by Parent and converted into an option to purchase Parent Common Stock (each, an “Adjusted Option”), plus the consideration set forth in Section 2.7(d), without interest, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld as determined by Parent. Each Adjusted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the First Effective Time, except that (i) the vesting schedule of each Adjusted Option shall be converted to annual installments for the remainder of the vesting schedule of such Adjusted Option (after giving effect to any acceleration set forth in Section 2.7 of the Company Disclosure Schedule); (ii) each Adjusted Option shall be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time and (B) the Equity Award Exchange Ratio; and (iii) the per share exercise price for each share of Parent Stock issuable upon exercise of the Adjusted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the First Effective Time by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Adjusted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

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(d)            Contingent Future Payments. Each Company Option converted in accordance with Section 2.7(a) or Section 2.7(c) shall be entitled to receive (if any), with respect to each share of Company Common Stock covered by such Company Option immediately prior to the First Effective Time:

(i)            subject to achievement of the FDA Milestone, an amount of cash equal to the Per Share FDA Milestone Consideration upon achievement of the FDA Milestone and payable in accordance with Section 2.20;

(ii)            subject to achievement of the CMS Milestone, an amount of cash equal to the Per Share CMS Milestone Consideration and payable in accordance with Section 2.20;

(iii)            an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock; and

(iv)            with respect to each Adjusted Option that is unvested immediately following the Closing, the payments set forth above in clauses (i) through (iii) shall be contingent on the vesting of such Adjusted Option, such that the portion of such payments received by the holder thereof shall equal the portion of the Adjusted Option in which such holder becomes vested.

(e)            The Company shall, promptly after the date of this Agreement and prior to the Closing, take or cause to be taken all actions (including adopting corporate resolutions, providing any notices and procuring any consents, in all cases satisfactory to Parent) that are required under any Company Option or the Company Equity Plan, or are otherwise necessary or appropriate, to cause the Company Options to be treated in accordance with this Section 2.6(c)(ii).

2.8          Treatment of Company Restricted Stock Awards and Company RSU Awards in Connection with First Merger. As of immediately prior to, and contingent upon the First Effective Time, with respect to each Company Restricted Stock Award and each Company RSU Award that is then outstanding and unvested, the vesting schedule for such Company Restricted Stock Award and each Company RSU Award will be accelerated (i.e., the overall vesting period will be shortened) as set forth in Section 2.8 of the Company Disclosure Schedule.

(a)            Immediately prior to the First Effective Time, with respect to each Company Restricted Stock Award and each Company RSU Award that is then outstanding and unvested, such Company Restricted Stock Award or Company RSU Award shall, if held by a Person who will not be a service provider of Parent or an Affiliate of Parent as of the Closing, automatically and without any action on the part of any Person, in the case of a Company Restricted Stock Award, be repurchased by the Company and, in the case of a Company RSU Award, be forfeited to the Company, in each case in accordance with the Company Equity Plan.

(b)                With respect to any portion of each Company Restricted Stock Award or Company RSU Award that is outstanding and unvested as of the immediately prior to the First Effective Time (after giving effect to any acceleration as set forth in Section 2.8 of the Company Disclosure Schedule) and is not covered by Section 2.8(a), (A) (x) such portion of each such Company Restricted Stock Award shall be assumed by Parent and converted into a restricted stock award denominated in shares of Parent Common Stock (each, a “Parent Restricted Stock Award”) and (y) such portion of each such Company RSU Award shall be assumed by Parent and converted into a restricted stock unit award denominated in shares of Parent Common Stock (each, a “Parent RSU Award”), plus, (B) in each case, the consideration set forth in Section 2.8(c), without interest, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld. Each Parent Restricted Stock Award and Parent RSU Award shall continue to have and be subject to substantially the same terms and conditions as were applicable to such assumed portion immediately before the First Effective Time, except that: (i) the vesting schedule of such assumed portion shall be converted to annual installments; (ii) each Parent Restricted Stock Award and Parent RSU Award shall cover that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock underlying such assumed portion immediately prior to the First Effective Time and (B) the Equity Award Exchange Ratio, rounded down to the nearest whole share; and (iii) the per share repurchase price with respect to each Parent Restricted Stock Award shall be equal to the quotient obtained by dividing the (A) the per share repurchase price with respect to the corresponding Company Restricted Stock Award by (B) the Equity Award Exchange Ratio. For the avoidance of doubt, the portion of any Company Restricted Stock Award which is outstanding and vested as of immediately prior to the First Effective Time shall receive Merger Consideration pursuant to Section 2.6(c) and not this Section 2.8(b). For the avoidance of doubt, the portion of any Company RSU Award which is outstanding and vested as of immediately prior to the First Effective Time shall be settled in Company Common Stock immediately prior to the Closing and shall receive Merger Consideration pursuant to Section 2.6(c) and not this Section 2.8(b).

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(c)            Each Company Restricted Stock Award and Company RSU Award subject to Section 2.8(b) shall be entitled to receive (without interest), for each share of Company Common Stock issuable upon the vesting of such Company Restricted Stock Award or Company RSU Award as of immediately prior to the First Effective Time, the following contingent consideration:

(i)            upon achievement of the FDA Milestone, an amount of cash equal to the Per Share FDA Milestone Consideration and payable in accordance with Section 2.20;

(ii)            upon achievement of the CMS Milestone, an amount of cash equal to the Per Share CMS Milestone Consideration and payable in accordance with Section 2.20;

(iii)            an amount of cash equal to the quotient of (x) the Expense Fund Amount, when and to the extent released to the Sellers as provided herein, divided by (y) the Fully Diluted Shares of Company Stock; and

(iv)            the payments set forth above in clauses (i) through (iii) shall be contingent on the vesting of the corresponding Parent Restricted Stock Award or Parent RSU Award, as applicable, such that the portion of such payments received by the holder thereof shall equal the portion of the Parent Restricted Stock Award or Parent RSU Award in which such holder becomes vested prior to the achievement of the applicable Milestone.

(d)            The Company shall, promptly after the date of this Agreement and prior to the Closing, take or cause to be taken all actions (including adopting corporate resolutions, providing any notices and procuring any consents, in all cases satisfactory to Parent) that are required under any Company Restricted Stock Award, Company RSU Award or the Company Equity Plan, or are otherwise necessary or appropriate, to cause the Company Restricted Stock Awards and Company RSU Awards to be treated in accordance with this Section 2.8.

2.9          Treatment of Equity Awards. Before the First Effective Time, the Company shall provide such notice, if any, to the extent required or appropriate under the terms of the Company Equity Plan, obtain any necessary or appropriate consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company Equity Plan or any outstanding awards; and take all other appropriate actions to: (a) effectuate the provisions of this Article II; and (b) ensure that after the First Effective Time, neither any holder of Adjusted Options, Parent Restricted Stock Awards or Parent RSU Awards, any beneficiary thereof, nor any other current or former participant in the Company Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plan, except as provided in this Article II; provided that the Company shall not pay any amounts for such consents, waivers, or releases without the prior written consent of Parent. Parent shall file a registration statement on Form S-8 to register the Adjusted Options, Parent Restricted Stock Awards and Parent RSU Awards on the Closing Date (to the extent such form is available for the applicable equity award).

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2.10          Rights Cease to Exist. As of the First Effective Time, all shares of Company Capital Stock, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the rights set forth in this Article II.

2.11          No Fractional Shares; No Transfer of Rights. Notwithstanding any provision herein to the contrary:

(a)            no fractional shares of Parent Common Stock shall be issued pursuant to this Article II (with the intended effect that any shares of Parent Common Stock issuable to a single Seller on a particular date shall be aggregated and then rounded up to the nearest whole number);

(b)           the issuance of any Parent Common Stock to any Company Stockholder hereunder shall be expressly conditioned upon such Company Stockholder providing written evidence reasonably satisfactory to Parent that such Seller is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire completed in a manner satisfactory to Parent) unless, each of the following conditions are met: (A) such Company Stockholder is identified on the Payout Spreadsheet as a Non-Accredited Investor; (B) the aggregate number of Non-Accredited Investors among all of the Company Stockholder does not, in any event exceed thirty five (35) and (C) payment of Parent Common Stock to each such Non-Accredited Investor would not otherwise violate or reasonably be expected to violate the Securities Act (including Regulation D promulgated thereunder) or any other applicable Law; provided, that if these conditions are not satisfied, Parent and Company shall provide for the payment of cash as means to compensate such Non-Accredited Investors in such amounts as would have otherwise been paid in respect of such Parent Common Stock; and

(c)            no Seller may assign or transfer any right to receive shares of Parent Common Stock or cash pursuant to this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion), other than (i) on death by will or intestacy, (ii) pursuant to a court order, (iii) by operation of Law (including a consolidation or merger), (iv) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Seller and/or his, her or its Approved Relatives or (v) without consideration, in connection with the dissolution, liquidation or termination of any corporation, limited liability company or other entity.

2.12          Delivery of Calculations. Not less than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the following for Parent’s review and approval.

(a)            the Company’s calculation of the Upfront Cash Consideration, setting forth, in reasonable detail, each component thereof;

(b)            the Company’s calculations (setting forth the individual components, if applicable) of (i) the Per Share Upfront Cash Consideration, (ii) the Per Share Upfront Stock Consideration, and (iii) the Fully Diluted Shares of Company Stock;

(c)            a schedule of all Company Options, with exercise price information;

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(d)            the name and mailing address (or email address) of each Seller and whether such Seller has delivered an Accredited Investor Questionnaire and whether such Seller is an Accredited Investor or a Non-Accredited Investor; and:

(i)            in the instance of Company Stockholders, the amount of Parent Common Stock to be issued to each Seller pursuant to Section 2.6(c)(i)(A), and the amount of cash to be paid to each Seller pursuant to Section 2.6(c)(i)(B), and the number of shares of Parent Common Stock to be issued to each Seller (if applicable) pursuant to Section 2.8(b);

(ii)            in the instance of Company Optionholders, the number of shares of Parent Common Stock covered by Adjusted Options and the exercise price thereof, the amount of cash to be paid to each Seller pursuant to Section 2.6(c)(ii), as well as the potential cash payable, if any, to each such Seller pursuant to Section 2.6(c)(ii) (assuming for this purpose that each Company Option is fully vested immediately prior to the Closing); and

(e)            a certificate of a duly authorized officer of the Company certifying the foregoing on behalf of the Company.

(f)            The calculations listed in this Section 2.12 shall be set forth on a spreadsheet referred to herein as the “Payout Spreadsheet”. The Parties agree that Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will have the right to rely on the Payout Spreadsheet as setting forth an accurate listing of all amounts due to be paid by Parent, First Merger Sub, Second Merger Sub and the Company to the Sellers in exchange for Company Capital Stock, Company Options, Company Restricted Stock Awards, and Company RSU Awards. Parent, First Merger Sub, Second Merger Sub and the Surviving Entity will not have any liability with respect to the allocation of any shares of Parent Common Stock or cash made to the Sellers in accordance with the Payout Spreadsheet and this Agreement.

2.13          Payments At Closing. At the Closing, Parent shall make, or cause to be made, payments as follows:

(a)            Parent shall make payments to the applicable Persons, by wire transfer of immediately available funds, in such amounts as are sufficient to repay in full (or otherwise cause to be satisfied and discharged) the Company Debt outstanding as of the Closing Date (including all interest accrued thereunder and all fees and expenses required to satisfy such obligations);

(b)            Parent shall make payments to the applicable Persons, by wire transfer of immediately available funds, the Company Transaction Expenses, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent, except that Parent shall cause any compensatory Company Transaction Expenses payable to Company Employees to be paid through the Surviving Entity’s payroll system;

(c)            Parent shall deposit or cause to be deposited with the Representative, by wire transfer of immediately available funds, the Expense Fund Amount;

(d)            Parent shall deposit or cause to be deposited with the Surviving Entity, by wire transfer of immediately available funds, the aggregate cash for distribution to the Company Optionholders as of immediately following the Closing pursuant to Section 2.7(a) and in accordance with the Payout Spreadsheet; and

(e)            Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, (i) cash in an aggregate amount sufficient to pay the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i)(B) and in accordance with the Payout Spreadsheet, and (ii) book-entry shares representing the aggregate number of shares of Parent Common Stock issuable to the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i)(A) and in accordance with the Payout Spreadsheet.

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2.14        Non-Conversion.

(a)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 2.6, but instead the applicable Company Stockholder shall only be entitled to such rights as are provided by the DGCL and, at the First Effective Time, such Dissenting Shares shall no longer be outstanding, and shall be cancelled and cease to exist, and the holders of such Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL.

(b)            Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 2.14(a), if any Company Stockholder effectively waives, withdraws or loses (through failure to perfect, waiver or otherwise) such Company Stockholder’s appraisal or dissenters’ rights with respect to any Dissenting Shares under the DGCL, then, (i) such Company Stockholder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon delivery of a duly completed and validly executed Letter of Transmittal and (ii) Parent (to the extent the following amount has been previously delivered by the Exchange Agent to Parent pursuant to Section 2.15(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such Company Stockholder such Company Stockholder’s portion of the cash attributable to such shares.

(c)            Demands for Appraisal. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, attempted written withdrawals of such demands, and any other instruments delivered pursuant to the DGCL and received by the First-Step Surviving Corporation relating to the Company Stockholders’ rights to appraisal with respect to the First Merger, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. Parent shall not, except with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands or offer to settle or settle any such demands.

2.15        Exchange Agent; Submission of Letters of Transmittal.

(a)            Exchange Agent. American Stock Transfer and Trust Company, LLC, will act as exchange agent hereunder (in such capacity, the “Exchange Agent”) for the delivery, pursuant to the terms of this Agreement, of the aggregate shares of Parent Common Stock issuable, and the aggregate cash payable, to the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i)(A) and Section  2.6(c)(i)(B), respectively, and in accordance with the Payout Spreadsheet, as well as the cash that may become distributable to the Sellers as and when any portion of the Expense Fund Amount is released. At or prior to the First Effective Time, Parent will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Company Stockholders, (i) book-entry shares representing the aggregate number of shares of Parent Common Stock issuable to the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i)(A), and (ii) the aggregate cash for distribution to the Company Stockholders as of immediately following the Closing pursuant to Section 2.6(c)(i)(B). Parent also will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Sellers, cash that becomes distributable to the Sellers as and when any portion of the Expense Fund Amount is released pursuant to the terms of this Agreement. The Exchange Agent will hold and distribute the shares of Parent Common Stock issuable, and the cash payable, to such Sellers pursuant to the provisions of an exchange agreement between Parent and the Exchange Agent (the “Exchange Agreement”).

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(b)            Letter of Transmittal. Promptly, and no later than two (2) Business Days following the First Effective Time, Parent shall cause the Exchange Agent to send to each Company Stockholder of record a letter of transmittal in the form attached hereto as Exhibit H (each, a “Letter of Transmittal”). Upon receipt by the Exchange Agent of (i) the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other customary documents as may reasonably be required by the Exchange Agent), and (ii) confirmation by CARTA, pursuant to the CARTA Letter, of the cancellation of the Company Capital Stock Certificate representing the relevant shares of Company Capital Stock, the record owner of such Company Capital Stock Certificate shall be entitled to receive in exchange therefor the consideration provided for herein. Parent shall cause the Exchange Agent to make payment to each such Company Stockholder promptly following receipt by the Exchange Agent of such duly completed Letter of Transmittal and such information from CARTA. If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the Company Capital Stock Certificate is registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Capital Stock Certificate or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the First Effective Time, each Company Capital Stock Certificate shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this Article II.

(c)            Transfer Books; No Further Ownership Rights in Company Capital Stock. The right to receive the applicable portion of the consideration provided for herein, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Company Capital Stock Certificates, and at the close of business on the day on which the First Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Capital Stock that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, Company Capital Stock Certificates are presented to Parent or the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)            Termination of Exchange Fund. At any time after six (6) months following the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to the holders of the Company Capital Stock Certificates and thereafter such holders may look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of any Company Capital Stock Certificates held by such holders.

2.16        No Liability. Notwithstanding anything in this Agreement to the contrary, none of the parties hereto or the Exchange Agent shall be liable to any Person for any portion of the payments contemplated by this Article II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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2.17       Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Merger Subs, the First-Step Surviving Corporation, the Surviving Entity and the Exchange Agent (each a “Withholding Agent”), shall be entitled to deduct and withhold from that portion of any payments contemplated by this Article II or any other amount payable to a Seller pursuant to this Agreement, and shall pay to the appropriate taxing Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding were made. Without limiting the foregoing, and in lieu of deducting from any payment, the applicable Withholding Agent may require that any Seller make arrangements satisfactory to such applicable Withholding Agent to satisfy any withholding requirements as a condition to making any payment (including, for example, in an instance where payment is to be made in shares of Parent Common Stock); provided, that any Seller may request that such applicable Withholding Agent accept commercially reasonable arrangements (including sell to cover arrangements) with respect to satisfying such withholding requirements. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the payroll system of Parent or a Subsidiary of Parent subject to applicable Tax withholding. For the avoidance of doubt, any such amount withheld shall reduce the cash consideration payable to such Seller regardless of whether the withholding is in respect of cash or equity consideration payable hereunder.

2.18       Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.1, if between the date of this Agreement and the First Effective Time the outstanding shares of any class or series of Company Capital Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any Stock Event, the per share consideration payable hereunder (including pursuant to Section 2.6, Section 2.6(c)(ii) and Section 2.8) shall be appropriately adjusted to reflect such Stock Event.

2.19       Effect of the Second Merger on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any units of membership interest in Second Merger Sub, or on the part of the Company, Parent, the Merger Subs or any other Person:

(a)            each share of capital stock of the First-Step Surviving Corporation outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(b)            each unit of membership interest in Second Merger Sub outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a unit of membership interest in the Surviving Entity. At the Second Effective Time, Parent shall continue as the sole, direct holder of membership interests in the Surviving Entity.

2.20        Milestones.

(a)            Milestone Achievement. Within five (5) Business Days following the achievement of any Milestone, Parent shall deliver a notice in writing (each, a “Milestone Notice”) to the Representative regarding the achievement of the applicable Milestone and a brief summary of the relevant details thereof. Within ten (10) Business Days following Parent’s delivery of a Milestone Notice, Parent shall deliver to the Representative a spreadsheet (each, a “Milestone Spreadsheet”) setting forth (i) a list of each Seller and the amount of applicable Milestone Consideration payable to such Seller, after factoring in any deduction for any amount subject to the Offset Right, (ii) with respect to the achievement of the FDA Milestone, the amount of cash equal to the Per Share FDA Milestone Consideration payable to such Seller, and (iii) with respect to the achievement of the CMS Milestone, the amount of cash equal to the Per Share CMS Milestone Consideration payable to such Seller. Within ten (10) Business Days after receipt of a Milestone Spreadsheet, Parent shall deliver the applicable Milestone Consideration to be allocated among the Sellers pursuant to Section 2.6(c), Section 2.7(a), Section 2.7(c) and Section 2.8(b) and in accordance with the Milestone Spreadsheet and the other applicable terms and provisions of this Agreement; provided, however, that with respect to any shares of Company Capital Stock for which a properly completed Letter of Transmittal has not been received by the Exchange Agent, Parent shall be entitled to withhold the payment in respect thereof until receipt by the Exchange Agent of a properly completed Letter of Transmittal. Parent shall pay interest on any payments that are not paid on or before the date such payments are due under this Section 2.20(a) at an annual rate of one and a half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated based on the days such payment is delinquent.

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(b)            No Guarantee of Achievement of Milestones. Subject to Section 2.20(c), the parties agree, and each of the Sellers, by his, her or its execution of a Stockholder Written Consent, a Key Stockholder Support Agreement, a Letter of Transmittal and/or receipt of consideration for the Mergers hereunder, acknowledges and agrees that: (i) nothing herein shall constitute a guarantee by Parent or the Surviving Entity of the achievement of any Milestone or all of the Milestones; and (ii) (A) Parent shall have the sole decision-making authority over the development of all technologies, clinical trials, products and other business conducted to achieve any Milestone or develop any FDA Approved Test, (B) Parent is entitled to conduct its and the business of the Surviving Entity in a manner that is in the best interests of Parent and its stockholders (without taking into account its obligations to the Sellers under this Section 2.20), and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of the Surviving Entity with respect to the development of any FDA Approved Test or the achievement of any Milestone and to take or refrain from taking any action with respect to the development of any FDA Approved Test or the achievement of any Milestone, and (C) Parent or an Affiliate of Parent currently or may in the future offer or develop products or services that compete, either directly or indirectly, with any FDA Approved Test and may make decisions with respect to such products and services that may adversely affect the development of an FDA Approved Test or the achievement of a Milestone.

(c)            Achievement of Milestones. Notwithstanding Section 2.20(b), from and after the Closing Date until the expiration of the Milestone Efforts Period, Parent shall use, and shall cause its Affiliates (including after the Closing, the Surviving Entity) to use, Commercially Reasonable Efforts to achieve (or cause its Affiliates, licensees, sublicensees, distributors or resellers to achieve) each of the Milestones. Without limiting the generality of the foregoing, Parent will not take any action with respect to the conduct of the business of the Surviving Entity post-Closing with the primary intent to prevent the achievement of a Milestone.

(d)            Annual Meeting. For so long as the Milestones have not been achieved, during the Milestone Efforts Period, within fifteen (15) Business Days after Parent files its Annual Report on Form 10-K, Parent shall meet with the Representative or its designee(s) approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) to provide a detailed update on Parent’s activity and progress toward achievement of the Milestones during the previous twelve (12) month period. At such meeting, through a 90-minute presentation to Representative, Parent shall share details of its activities and progress related to achievement of the Milestones, including, as applicable, the status of research and development activities and clinical trials. In addition, the Representative shall be able to participate in the meeting and ask questions. The meeting shall occur during normal business hours. Each such meeting shall be held either telephonically, by video conference or at Parent’s offices, at Parent’s election. Parent may require the Representative and its designees to enter into a customary confidentiality agreement to protect Parent and its intellectual property rights prior to engaging in any such meetings. Parent will use commercially reasonable efforts to make itself available to answer follow-up questions between annual meeting updates on an ad hoc basis, subject to the meetings occurring during normal business hours and being reasonable in scope, frequency and duration (in Parent’s discretion).

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(e)            Milestone Disputes. In the event that the Representative believes in good faith that a Milestone has been achieved, it shall notify Parent in writing of such belief and provide Parent with a corresponding Milestone Spreadsheet and evidence of justification that such Milestone has been achieved. To the extent Parent agrees, Parent shall make (or cause to be made) to the Sellers the corresponding Milestone Consideration within ten (10) Business Days after receipt of such notice and Milestone Spreadsheet in accordance with Section 2.20(a), subject to the late payment interest set forth therein, if any. To the extent Parent disagrees and disputes such achievement, the parties shall discuss and attempt to resolve such dispute. If the parties are unable to resolve such dispute within sixty (60) days of notification by Representative of its belief, the parties shall submit for arbitration all matters that remain in dispute to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Section 2.20(e) (a “Dispute Expert”) who is mutually agreed to by Seller and the Representative; provided, however, that such Dispute Expert shall not be or have been at any time within the previous five (5) years an Affiliate, employee, consultant, officer or director of Parent, the Representative, the Surviving Entity, any Seller or any of their respective Affiliates. If Parent and the Representative cannot agree on a mutually acceptable Dispute Expert within thirty (30) days after either party has determined that the parties cannot reach agreement with respect to a dispute, then within ten (10) Business Days after the expiration of such thirty (30) day period, each of Parent and the Representative shall appoint one Dispute Expert who shall jointly select a third Dispute Expert within ten (10) Business Days after the last to occur of their respective appointments to arbitrate the referred matter. The Dispute Expert mutually agreed by the parties or, if the parties cannot agree, the third Dispute Expert selected by the party-appointed Dispute Experts is referred to as the “Selected Dispute Expert”. Parent and the Representative shall instruct the Selected Dispute Expert to determine as promptly as practicable but in no event later than thirty (30) days after such person’s appointment (the “Determination Period”) whether the disputed Milestone has occurred. The Selected Dispute Expert’s determination shall be made based on the submission of documents and evidence by the parties (including any such documentation or evidence reasonably requested by the Selected Dispute Expert, which the Representative or Parent shall provide upon written request) and, upon the Selected Dispute Expert’s request, by third parties, unless the Selected Dispute Expert determines that an oral hearing is necessary. The Selected Dispute Expert shall determine deadlines (which Parent and the Representative shall deem to be fair and appropriate) within the Determination Period for submitting documents and dates, if any, of oral hearings. Each of Parent and the Representative (on behalf of the Sellers) shall pay its own expenses of arbitration, and the fees, costs and expenses of the Selected Dispute Expert shall be equally shared between Parent and the Representative (on behalf of the Sellers). Any decision rendered by the Selected Dispute Expert shall be made in writing and be final and binding upon the parties. All proceedings conducted by the Selected Dispute Expert shall take place in Boston, Massachusetts. Any underpayments of Milestone Consideration shall be paid by Seller for further distribution per terms of the Agreement within five (5) Business Days of notification of the final determination of the Milestone Dispute Notice in accordance with this Section 2.20(e).

(f)            Efforts Standard. The parties intend the definition of “Commercially Reasonable Efforts” where such term is expressly applicable to govern their contractual relationship and to supersede any standard of efforts that might otherwise be imposed by applicable Law.

(g)            Divestitures. If at any time after the Closing until the expiration of the Milestone Efforts Period, Parent or the Surviving Entity effects a Divestiture to a third party, or such third party effects a further Divestiture (any such third party or further transferee, the “Transferee”), Parent shall: (i) make provision for the Transferee to assume and succeed to the obligations of Parent set forth in this Section 2.20 with respect to the Milestones; and (ii) prior to or simultaneously with the consummation of any such Divestiture, Parent will guaranty the payment obligations of the Transferee set forth in this Section 2.20 following any such Divestiture.

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(h)            Transfers. Each Company Stockholder entitled to any Milestone Consideration in its capacity as such pursuant to Section 2.6(c) may transfer the right to receive such Milestone Consideration to (i) an Affiliate of such Company Stockholder, (ii) if the Company Stockholder is an individual, to an immediate family member or trust for the benefit of such Seller or one or more of such Company Stockholder’s immediate family members, (iii) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law, or (iv) if the Company Stockholder is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof (each, a “Permitted Transfer”); provided, that such Company Stockholder shall give the Representative written notice of such Permitted Transfer. Notwithstanding any other provision in this Agreement to the contrary, any transfer of the right to receive a portion of a Milestone Payment that results in a number of Company Stockholders and transferees hereunder that would require the registration of the right to receive Milestone Consideration as a class of equity securities under the Exchange Act shall be deemed to not be a Permitted Transfer. For the avoidance of doubt, no Company Optionholder may transfer any right to receive Milestone Consideration in respect of its Company Options.

2.21        Tax Treatment.

(a)            Parent, the Merger Subs and the Company each intend that the Mergers, taken together, constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, in accordance with IRS Revenue Ruling 2001-46, 2001-2 CB 321 (the “Intended Tax-Free Treatment”). Each of Parent, the Merger Subs and the Company and their respective Affiliates and representatives (including the Representative) shall, unless otherwise required by applicable Law, (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Parent for the taxable year that includes the Mergers), and (B) take no Tax position inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)            This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)            Each of Parent, the Merger Subs and the Company and their respective Affiliates and representatives shall cooperate and use their respective commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax-Free Treatment, and, except for the performance of this Agreement in accordance with its terms, agree not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment. Such cooperation and commercially reasonable efforts shall include (but shall not be limited to): (i) taking actions (and not failing to take actions) to cause the Mergers to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax-Free Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax-Free Treatment); and (iii) in the event either Parent or the Company seeks, or both Parent and the Company seek, a tax opinion from their respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions in connection with the Transactions, each Party (other than the Representative) shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

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(d)            Notwithstanding any provision herein to the contrary, (i) no party or their respective Affiliates shall have any liability to the other party, or any Seller, with respect to the tax treatment or the tax consequences of the Mergers (other than, for the avoidance of doubt, any liability resulting from (A) any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by such party in this Agreement or any tax representation letters provided by such party pursuant to Section 2.21(c) (if applicable) and (B) any breach of or failure to perform any covenant or agreement of such party provided for in this Agreement including pursuant to Section 2.21(c) (if applicable)) and (ii) each Seller shall be solely responsible with respect to the tax treatment of the Mergers as to such Seller as well as the tax consequences thereof.

2.22        Further Action. If, at any time after the First Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the officers and directors or managers, as applicable, of the Surviving Entity, Parent and the Representative shall be fully authorized (in the name of each of the Merger Subs, in the name of the Company, in the name of the Sellers or otherwise) to take such action.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable section of the Company Disclosure Schedule (as interpreted in accordance with Section 9.12), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1          Organization and Good Standing.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and license its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the assets or properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the Company’s failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Company Governing Documents.

(b)            Section 3.1(b)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. Each Subsidiary of the Company is duly organized or formed and validly existing and in good standing under the laws of its jurisdiction of organization or formation. Each Subsidiary of the Company has all requisite power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted. Except as set forth on Section 3.1(b)(ii) of the Company Disclosure Schedule, each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification license necessary, except where the failure to be so duly qualified, licensed or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

(c)            The Company has made available to Parent true, accurate and complete copies of the Organizational Documents of the Company and its Subsidiaries.

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3.2          Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, with receipt of the Requisite Stockholder Approvals in the form of the Stockholder Written Consent, each of which shall become effective at the Written Consent Effective Time, to consummate the Mergers and the other Transactions to which the Company is a party. The execution and delivery of this Agreement and, upon receipt of the Stockholder Written Consents immediately following the execution of this Agreement, the consummation of the Mergers and the other Transactions to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”). The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) approved this Agreement, the Mergers and the other Transactions to which the Company is a party and determined that this Agreement, the Mergers and the other Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of the Company and the holders of Company Capital Stock and in accordance with the provisions of applicable Laws and the Company Governing Documents and (ii) has submitted this Agreement to the holders of Company Capital Stock for the purpose of adoption and unanimously recommended that the holders of Company Capital Stock adopt this Agreement. Except for the Requisite Stockholder Approvals, no other vote or approval of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to approve or adopt this Agreement, the Mergers and the other Transactions to which the Company is a party.

3.3          Capitalization. Section 3.3 of the Company Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of Company Capital Stock (and any other Equity Interests of the Company), the names of the record owners thereof, and the number, type, class and series of Equity Interests held by each such owner (including, in respect of any Preferred Shares, Company Options or other convertible securities, the number of shares of Company Capital Stock (and the class and series of such Company Capital Stock) into which such Equity Interest is convertible as of the date hereof). Each Preferred Share is convertible, at the option of the holder, into one Common Share assuming conversion pursuant to and in accordance with the Company Charter. Each Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Plan (or such other plan pursuant to which such Company Options were issued). All of the issued and outstanding shares of Company Capital Stock have been, and all shares which may be issued pursuant to the exercise of the Company’s other Equity Interests, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights; and (iii) free of any Liens. Except as set forth on Section 3.3 of the Company Disclosure Schedule, there are no outstanding or authorized Equity Interests, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon any of them providing for the issuance, disposition or acquisition of any Equity Interests, and the Company does not have any contractual or legal requirement to provide any notice or disclosure to any holder in respect of any such items in connection with the consummation of the Transactions. There are no commitments or agreements to provide any equity-based or equity-linked compensation that has not been granted. There are no outstanding or authorized stock appreciation, phantom stock, profits interests or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. No former direct or indirect holder of any Equity Interests of the Company has any claim or rights against the Company or any other holder of Equity Interests of the Company that remains unresolved. The Company does not have any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth on Section 3.3 of the Company Disclosure Schedule: (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or by which the Company is bound; and (b) there are no agreements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Capital Stock, or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants (the items described in the foregoing clauses (a) and (b), collectively, the “Rights Agreements”). On or prior to the First Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.

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3.4          Non-contravention.

(a)            Assuming that all consents, approvals, authorizations and permits described in Section 3.4(a) of the Company Disclosure Schedule have been obtained and all filings and notifications described in Section 3.4(b) have been made, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will: (i) result in the creation of any Lien, other than Permitted Liens, on any of the material properties or assets of the Company or any of the shares of Company Capital Stock, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or automatic loss of any benefit under, (A) any provision of the Company Governing Documents or any resolution adopted by stockholders of the Company or the Company’s board of directors, (B) any Material Contract of the Company or any Contract applicable to its material properties or assets, or (C) any applicable Law or (iii) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which the Company or any of the assets owned or used by the Company is subject.

(b)            Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and except for compliance with and filings or notifications under the HSR Act or any other applicable Antitrust Laws, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, approval, regulation, permit or other similar instrument from a Governmental Authority that is held by the Company or that otherwise relates to the Business or to any of the assets owned or used by the Company.

3.5          Brokers’ Fees. Other than the fees owed to the Persons listed in Section 3.5 of the Company Disclosure Schedule that will be fully accounted for in Company Transaction Expenses, neither the Company nor any Seller nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

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3.6          Title to Assets. The Company does not hold title to any real property and has never owned any real property. The Company is not a party to any Contract to purchase or sell any real property. The Company has good title to, or valid leasehold interest in, all of the properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens. All machinery, equipment and other tangible personal property owned or leased by the Company is structurally sound, in good operating condition (normal wear and tear excepted) and adequate for the uses to which it is put. Section 3.6 of the Company Disclosure Schedule sets forth each parcel of Leased Real Property and interest therein (the “Company Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the commencement date, the term of the Company Lease and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. The Company has made available to Parent true, correct and complete copies of all Leases and other Contracts in respect of all Leased Real Property, including all exhibits, addenda, modifications, amendments, renewals, terminations and supplements thereto (“Company Leases”). The Company currently occupies all of the Company Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Company Facilities. The Company Facilities are in good operating condition and repair and are suitable for the conduct of the Business. The Company is not violating, and since the Company’s formation, has not violated, any Law relating to any Leased Real Property or operations thereon. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any Lease of real property that is no longer in effect and has no continuing liability with respect to such terminated real property Leases. The Company is not a party to any agreement or subject to any claim that may require the payment of any leasing commission, real estate brokerage commission or other brokerage fee, and no such commission or fee is owed with respect to any of the Company Facilities. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Leased Real Property, (ii) as set forth on Section 3.6 of the Company Disclosure Schedule and (iii) to the extent expressly set forth in the Lease relating to such Leased Real Property. All buildings, plants, structures and other improvements used by any Company lie wholly within the boundaries of the Leased Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Leased Real Property complies with all applicable Laws, including zoning and land use laws, regulations, codes and/or ordinances, and the Company has not received any notifications from any Governmental Authority or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property. The Company has not entered into (or been granted) any extension, amendment, waiver or other accommodation in connection with the economic conditions relating to COVID-19 that would have the result of decreasing, delaying or otherwise modifying its payment obligations with respect to the Company Leases or Company Facilities.

3.7          Financial Statements.

(a)                The Company has delivered to Parent (i) the unaudited consolidated balance sheet of the Company Group as of December 31, 2018, and the related statements of income, cash flows and stockholders’ equity for the 12-month period then ended, (ii) the audited consolidated balance sheet of the Company Group as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, cash flows and stockholders’ equity for the 12-month period then ended and (iii) the unaudited consolidated balance sheet of the Company Group as of September 30, 2020 (the “Company Balance Sheet”; such date, the “Company Balance Sheet Date”) and the related consolidated statement of operations for the nine-month period then ended (collectively, the “Financial Statements”), which are included as Schedule 3.7(a) of the Company Disclosure Schedule. The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) except as set forth on Section 3.7(a) of the Company Disclosure Schedule, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (C) present fairly in all material respects the financial condition and results of operation of the Company at the dates and for the periods therein indicated (subject, in the case of unaudited interim period financial statements, to (1) the absence of notes, which, if included, would not materially differ from the notes to the audited Financial Statements and (2) normal recurring year-end audit adjustments, none of which individually or in the aggregate are expected to be material in amount or nature) and (D) are true and correct in all material respects.

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(b)            Section 3.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Debt (other than accrued Income Taxes), including, for each item of such Company Debt, the agreement governing such Indebtedness and the interest rate, maturity date and any assets securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

3.8          Undisclosed Liabilities. The Company does not have any Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2019, and (ii) those incurred in the business of the Company since December 31, 2019 in the Ordinary Course that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of applicable Law.

3.9          Absence of Certain Changes. Since September 30, 2020, (i) the Company has conducted the business of the Company in the Ordinary Course, (ii) there has not occurred a Company Material Adverse Effect and (iii) neither the Company nor any Subsidiary has done, caused or permitted any of the actions described in Section 5.2 (assuming those limitations in Section 5.2 were in effect prior to the date hereof).

3.10        Litigation; Compliance with Laws; Restrictions on Business Activities.

(a)            There are no, and since the Company’s formation, there have not been any, Legal Proceedings pending or involving the Company or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, Company Employees or Company Contractors (in their capacities as such or relating to their employment, services or relationship with the Company)). To the Company’s Knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against the Company or any of its assets or properties (or, to the Company’s Knowledge, any of its directors, officers, Company Employees or Company Contractors (in their capacities as such or relating to their employment, services or relationship with the Company)) and there have not been any such Orders outstanding since the Company’s formation. To the Company’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b)            The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law (including all COVID-19 Measures).

(c)            There is no Contract or Order (including any COVID-19 Measure) binding upon the Company or to which the Company or any of its assets is subject that restricts or prohibits, purports to restrict or prohibit, or has or would reasonably be expected to have (whether before or immediately after and giving effect to the Mergers) the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or limiting the freedom of the Company.

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3.11        Tax Matters. For purposes of this Section 3.11, where the context permits, each reference to the Company shall include the Company Group. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a)            The Company has properly completed and timely filed, or will properly complete and timely file, all Tax Returns required to be filed by it on or before the Closing Date (after giving effect to any valid extensions of time in which to make such filings that were properly granted by a Governmental Authority) and has timely paid, or will timely pay, all Taxes required to be paid by it on or before the Closing Date (whether or not shown on any Tax Return). All Tax Returns that have been, or will be, filed by the Company have been or will be prepared in accordance with applicable Law and are accurate and complete in all respects There are no Liens for Taxes against any of the assets of the Company. Section 3.11(a) of the Company Disclosure Schedule lists each Tax Return filed by or on behalf of the Company for the past four Tax years.

(b)            The Company has delivered or made available to Parent (i) true, correct and complete copies of all income and other Tax Returns for the past four Tax years and (ii) examination reports and statements of deficiencies, adjustments, and proposed deficiencies and adjustments in respect of the Company for all Taxable periods for which the statute of limitations on assessment has not yet expired.

(c)            The Company Balance Sheet and the Financial Statements reflect all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) covered thereon. The Company does not have any Liability for unpaid Taxes accruing after the dates covered by the Company Balance Sheet Date or the Financial Statements except for Taxes arising in the Ordinary Course subsequent to the dates covered thereon consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in Ordinary Course operating results. The Company maintains reserves adequate for the payment of unpaid Taxes, arising in the Ordinary Course, from the period of the Financial Statements through the Closing Date.

(d)            There is (i) no examination, audit, dispute or claim pending or threatened in writing with respect to any Tax Return of the Company, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No adjustment relating to any Tax Return filed by the Company has been proposed, asserted or assessed to the Company or any of its representatives. No claim in writing has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)            The Company has not been and will not be required to include any adjustment in Taxable income for any Pre-Closing Tax Period (or portion thereof) pursuant to Section 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Mergers.

(f)            The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement, other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes.

(g)            The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

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(h)           The Company has not consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law.

(i)            Neither the Company nor any predecessor of the Company has (i) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation, (ii) any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract (other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes), by operation of law or otherwise or (iii) ever been a party to any joint venture, partnership or other agreement that would reasonably be treated as a partnership for Tax purposes.

(j)            The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) voluntary or required change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date or (vi) election under Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(k)           The Company is not, and has not at any time been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)            The Company is a resident for Tax purposes solely in its country of incorporation, and is not subject to Tax in any jurisdiction other than its country of incorporation, by virtue of having employees, a permanent establishment, any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(m)          All transactions or arrangements between the Company and/or any other Persons affiliated to or with the Company are and were effected pursuant to arm’s length terms and have been made in full compliance with applicable transfer pricing Law.

(n)           The Company has provided to Parent all documentation relating to any applicable Tax holidays or incentives of which the Company is entitled. Section 3.11(n) of the Company Disclosure Schedule lists each Tax incentive to which the Company is entitled, the period for which such Tax incentive applies, and the nature of such Tax incentive. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by (or be subject to a clawback or recapture as a result of) the Transactions.

(o)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

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(p)           The Company has (i) complied with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) in connection with any amounts paid or owing to any Company Employee, Company Contractor, customer, creditor, stockholder or other Person, and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Law, including foreign, federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(q)           Except as set forth in Section 3.11(q) of the Company Disclosure Schedule, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company. The Company has not requested or received a ruling from any Tax Authority.

(r)            The Company has (i) complied with its obligations under any Law relating to all sales, use, value added, goods and services and similar Taxes (“VAT”), (ii) collected all VAT required to be collected and (iii) timely remitted such Taxes to the appropriate Governmental Authority in accordance with applicable Laws.

(s)           The Company has not deferred any payroll Taxes or claimed any payroll Tax Credits permitted by or created pursuant to the CARES Act or pursuant to any other Laws implementing any Order or directive of a Governmental Authority or Public Official (including any other COVID-19 Measure).

(t)            No power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force.

(u)           Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.11 shall constitute the sole and exclusive representations of the Company with respect to Taxes.

3.12       Intellectual Property.

(a)            Section 3.12(a) of the Company Disclosure Schedule identifies each item of Company Owned Intellectual Property which is issued or registered to the Company or for which the Company has applied for issuance or registration (the “Registered Intellectual Property”), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which registration was issued, date of filing and issuance and names of all current applicant(s) and registered owner(s), as applicable, The Company has furnished to Parent true, correct and complete copies of each item of Registered Intellectual Property, as well as written documentation evidencing ownership thereof. Each item of Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable. With respect to each item of Registered Intellectual Property, all registration, issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. The Company is the sole and exclusive owner of and possesses all right, title and interest in and to each item of Registered Intellectual Property, free and clear of any Lien.

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(b)            Section 3.12(b) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which the Company licenses from or otherwise uses any item of Intellectual Property owned by a Person other than the Company (other than (A) agreements between the Company and its Subsidiaries on the one hand, and their respective employees on the other hand, in the Company’s standard form thereof entered into in the Ordinary Course and pursuant to which such employees assign to the Company or one of its Subsidiaries all right, title and interest in and to all Intellectual Property developed by such employees, (B) Off-The-Shelf Software and (C) non-exclusive licenses included in sponsored research agreements, material transfer agreements, consulting or service agreements or other similar agreements entered into by the Company in the Ordinary Course) (the Intellectual Property licensed pursuant to any such Contract, the “Licensed Intellectual Property”) and (ii) each Contract pursuant to which the Company has granted to any Person any license in any Company Owned Intellectual Property (other than immaterial non-exclusive licenses of Intellectual Property granted in the Ordinary Course, including Contracts under which the Company or any of its Subsidiaries provides a limited, non-exclusive license to a service provider or consultant to use confidential information or Intellectual Property of the Company or any of its Subsidiaries solely for the purpose of providing the applicable services to the Company or any of its Subsidiaries thereunder) (any Contract described in the clause (i) or clause (ii), an “Intellectual Property License”). None of the execution and delivery of any Transaction Document or the performance of the Transactions, will, directly or indirectly, with or without notice or lapse of time or both: (A) adversely affect the continuity, validity or enforceability of any Intellectual Property License or result in the breach, modification, cancellation, termination or suspension of any Intellectual Property License; (B) bind or subject the Company, pursuant to any Intellectual Property License or otherwise, to any noncompete or other restriction on the operation or scope of the Business that the Company was not bound by or subject to prior to the Closing; (C) obligate the Company pursuant to any Intellectual Property License to pay any royalties, commissions, honorarias, fees or other payments or provide any discounts or reduced payment obligations, in each case, to any Person in excess of those payable or provided to such Person prior to the Closing; (D) grant any Person any right or access to, or place in or release from escrow, any source code of any Registered Intellectual Property; or (E) grant any Person any Intellectual Property right or any other proprietary right in any Company Intellectual Property.

(c)            Section 3.12(c) of the Company Disclosure Schedule identifies (i) all material computer programs (including any software implementations of algorithms, models and methodologies, whether in source code or object code)that are Company Owned Intellectual Property and (ii) all computer programs (including any software implementations of algorithms, models and methodologies, whether in source code or object code) that are licensed or otherwise used by the Company and owned by a Person other than the Company, other than Off-The-Shelf Software (the “Company Software”). The Company has possession of, or access to, the source code for each material version of Software owned by the Company, as well as all documentation related thereto. Section 3.12(c) of the Company Disclosure Schedule identifies all escrow agreements pertaining to source code for any Software owned by the Company. Neither the Company nor any of its Affiliates, nor, to the Company’s Knowledge, any Company Employee or Company Contractor, has licensed, distributed, divulged, deposited, delivered or otherwise disclosed to any Person any source code for any Software owned by the Company or agreed to or permitted the deposit, disclosure or delivery of any such source code to any Person, excluding distribution and/or disclosure of such source code by the Company or its Affiliates to any Company Employee or Company Contractor that is bound by a written agreement containing customary confidentiality obligations. No license, lease or similar Contract relating to any Software owned by the Company includes any obligation to provide any Person access to, or permit any Person to distribute or create derivative works of, the source code for any Software owned by the Company, excluding Contracts with Company Employees or Company Contractors that contain customary confidentiality obligations. For each item of Company Software, the Company has an adequate and sufficient number (and type) of per-seat licenses for each unique user of such Company Software, whether such user is a Person, software or device accessing Software and whether such user licenses are authorized users, internal users, external users or qualified users. The Company Software meets or exceeds the licensing requirements of the Company that are necessary for the operation of the Business as currently conducted.

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(d)            The Company owns or has valid right or license to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit, in the manner currently used by the Company, all Intellectual Property necessary for the operation of the Business as currently conducted; provided, that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property of another Person. Each item of Company Intellectual Property owned or licensed to the Company immediately prior to the Closing will be owned or licensed for use by the Company on substantially the same terms and conditions immediately following the Closing. The Company has taken all necessary action to maintain and protect each item of Company Owned Intellectual Property or Company’s interest in any Licensed Intellectual Property. With respect to each item of Company Owned Intellectual Property, (i) such item is not subject to any Order, (iii) no Legal Proceeding is pending or threatened in writing that challenges the legality, validity, enforceability or, as applicable, ownership or use of such item, and, to the Company’s Knowledge, there is no basis for any such claim and (iv) neither the Company nor any Affiliate thereof has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item (other than indemnification provided in the Ordinary Course).

(e)            Section 3.12(e) of the Company Disclosure Schedule identifies all Open Source Materials (including release number, if any) included in or integrated with (including as a programming dependency) any Company Product, including in development or testing thereof. The Company has not used any Open Source Materials subject to a Copyleft License in an OSS Triggering Manner. The Company is in compliance with the terms of all relevant licenses (including all requirements related to notices and making source code available to third parties) for all Open Source Materials used by the Company, including all copyright notice and attribution requirements and all requirements to offer access to source code.

(f)            Other than as disclosed in Section 3.12(f) of the Company Disclosure Schedule, the Company has not received, any notice, charge, complaint, claim, demand or other initiation of any Legal Proceeding (whether written or oral) alleging infringement, violation, misuse, abuse, interference with, misappropriation or other violation of the Intellectual Property of any Person by the Company or any Company Intellectual Property.

(g)            The Company has taken all necessary measures consistent with industry best practices to protect the secrecy and value of all Trade Secrets of the Company (including the enforcement by the Company of a policy requiring each Company Employee and Company Contractor with access to such Trade Secrets to execute proprietary information and confidentiality agreements substantially in such Company’s standard form, and all Company Employees and Company Contractors have executed such agreements and maintaining current, accurate and sufficient in detail and content to identify and explain all Trade Secrets and to allow each Trade Secrets’ full and proper use without reliance on the knowledge or memory of any individual). To the Company’s Knowledge, the Trade Secrets of the Company and all other confidential Company Intellectual Property, are not part of the public knowledge or literature and have not been used, divulged or appropriated either to the detriment of the Company or for the benefit of any other Person (including any Affiliate of the Company or any officer, director, stockholder, representative of the Company or any Affiliate of any of the foregoing).

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(h)            The Company owns, leases or is provided as a service from a third party contractor all computer systems, network connectivity, communication equipment and other technology necessary for the operations of the Company (the “Company Systems”). The Company Systems are in good working condition and sufficient for the operation of the Business as currently conducted, including having sufficient capacity to comply with any applicable Laws or Orders, including all COVID-19 Measures, that require remote work by some or all Company Employees or Company Contractors. There has been no error, breakdown, failure or other material substandard performance of any Company System which has caused any material disruption or damage to the Company or that was, is or will be reportable to any Governmental Authority. There have been no unauthorized intrusions or breaches of the security of the Company Systems owned or controlled by the Company.

(i)            No government funding, resources, personnel or facilities of any university, college or other educational institution or research center was used in the development of any Company Owned Intellectual Property. No Company Employee, Company Contractor or current or former director or officer of the Company who has participated in, been involved in or who contributed to the creation or development of any Company Owned Intellectual Property has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which such Person was also performing services for the Company. The Company is not a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(j)            Each Company Employee, Company Contractor, and current and former director and officer of the Company (other than those employed by a university, college or other educational institution or research center and disclosed in Section 3.12(g) of the Company Disclosure Schedule) who has participated in, been involved in or who contributed to the creation or development of any Company Owned Intellectual Property owned has executed valid and enforceable written Intellectual Property assignment and confidentiality agreements for the sole and exclusive benefit of the Company (and of no other Persons, including any Affiliate of the Company) in the Company’s standard form, and the Company has provided true, correct and complete copies of such standard forms to Parent (other than those employed by a university, college or other educational institution or research center). To the Company’s Knowledge, no Company Employee, Company Contractor, or current or former director or officer of the Company (A) has any right, license, claim, moral right or interest whatsoever in or with respect to any of the Company Owned Intellectual Property, (B) has assigned or attempted to assign any right, title or interest in or to any Company Owned Intellectual Property to any other Person (including any Affiliate of the Company), (C) is in violation of any provision or covenant of any contractual obligation with any Person by virtue of such Person’s being employed by or performing services for the Company, (D) is obligated pursuant to any provision or covenant of any obligation under any Contract with any Person to assign or convey any right, title or interest in or to any Company Owned Intellectual Property to such Person, or (E) has used equipment, facilities or resources, other than equipment, facilities or resources owned, licensed or controlled exclusively by the Company or the applicable Company Employee, Company Contractor, director or officer, in connection with any services or work performed for or on behalf of the Company.

3.13       Privacy and Information Security.

(a)            The Company is, and at all times has been, in material compliance with all Privacy Laws in the collecting, processing, using or disclosing of Personal Information (including employee lists) applicable to the Company’s business.

(b)            No Person has gained unauthorized access to or engaged in unauthorized collecting, processing, using or disclosing of: (i) any Personal Information, Company Data in the possession or control of the Company or its subcontractors, or Confidential Information held by the Company or any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that collect, process, use or disclose Personal Information, Company Data or Confidential Information owned or maintained by the Company, its customers, subcontractors or vendors, or any other Persons on their behalf (each, a “Security Breach”) that resulted in the provision of notice to any data subject or Governmental Authority as required by applicable Healthcare or Privacy Laws.

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(c)            The Company is, and at all times has been, in compliance with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Information).

(d)            The Company implements, follows and clearly and conspicuously posts Privacy Policies providing complete and accurate notice of the data privacy, data protection and information security practices of the Company regarding the collecting, processing, using or disclosing of Personal Information to the extent required by applicable Privacy Laws.

(e)            The Company has made all necessary disclosures to, and obtained all necessary consents from, users, customers, suppliers, Company Employees, Company Contractors, Governmental Authorities and other applicable Persons as required by applicable Privacy Laws in order to execute and deliver this Agreement and to transfer any Personal Information in connection with this Transaction.

(f)            The Company has contractually obligated all subcontractors who collect, process, use or disclose Personal Information to contractual terms required by applicable Privacy Laws relating to the protection and use of the Company’s IT Systems and the Company’s products and services, and Personal Information thereon. Section 3.13(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Contractors and subcontractors engaged directly by the Company that currently collect, process, use or disclose Personal Information.

(g)            The Company maintains and has maintained commercially reasonable security measures, controls, technologies, polices and safeguards designed to protect Personal Information, Company Data and Confidential Information from a Security Breach, including controls designed to protect Personal Information, Company Data and Confidential Information that the Company receives in the course of business from loss and illegal or unauthorized access, use, modification, disclosure or other misuse as required under applicable Privacy Laws.

(h)            Each Company Employee who has access to Personal Information has received training regarding information security that is relevant to each such Company Employee’s role and responsibility within the Business and such Company Employee’s access to Personal Information, Company Data and/or Confidential Information.

(i)            The Company has deployed industry standard encryption on all portable devices and information systems containing or transmitting Personal Information, Company Data and/or Confidential Information. The Company’s IT Systems are adequate for, and operate and perform as required in connection with, the operation of the Business.

(j)            The Company has established one or more incident response plans to address any actual or threatened Security Breach or other security incident or data breach. The Company has implemented and maintained organizational, administrative, physical and technical safeguards reasonably necessary to ensure the continued, uninterrupted and error-free operation of the Company’s IT Systems, including employing commercially reasonable security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures.

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(k)            There is no Legal Proceeding initiated by any other Person pending or threatened in writing against the Company or, to the Company’s Knowledge, its agents or subcontractors alleging a violation of any Person’s data privacy, data protection or data security rights, nor has there been any Order affecting the Company’s or, to the Company’s Knowledge, its agents’ or subcontractors’ use, collection, disclosure or other processing of any Personal Information. No event has occurred or circumstance exists that, with or without notice or lapse of time or both, would reasonably be expected to constitute a reasonable basis for such Legal Proceeding relating to privacy or data protection. The Company has not received any written communications from or, to the Company’s Knowledge, been the subject of any investigation by, the U.S. Federal Trade Commission or any data protection authority or other Governmental Authority regarding the Company’s acquisition, use, disclosure or other collecting, processing, using or disclosing of any Personal Information.

(l)            Neither the execution and delivery of any Transaction Document nor the consummation of the Transactions, including any transfer of Personal Information resulting from the Transactions, will, directly or indirectly, with or without notice or lapse of time or both, violate: (i) any Privacy Law as it currently exists as or as it existed at any time during which any Personal Information was collected or obtained by or on behalf of the Company; (ii) any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by or on behalf of the Company; or (iii) any other privacy and data security requirements imposed on the Company or under any Contracts to which the Company is a party. Upon the Closing, the Company (or the Surviving Entity, as applicable) will continue to have the right to use such Personal Information on terms and conditions identical to those on which the Company had the right to use such Personal Information immediately prior to the Closing.

3.14       Health Care Matters.

(a)            The Company and each of its Affiliates, officers, directors, Company Employees, Company Contractors and any other Person who provides services under a Contract with the Company, and each representative or other Person acting for or on behalf of the Company, directly or indirectly through its representatives or any Person acting on its behalf (including any distributor, agent or other third party), in each case, are and have been in compliance with all Health Care Laws.

(b)            No Legal Proceeding has been filed, commenced, threatened in writing or, to the Company’s Knowledge, threatened orally involving the Company or any of the Company’s Affiliates alleging any failure to comply in all respects with Health Care Laws. No subpoena, demand, civil investigative demand, contact letter, or other written notice from any Governmental Authority investigating, inquiring into or otherwise relating to any actual or potential violation of any applicable Laws, including any Health Care Law, has been filed or received by the Company or any of its Affiliates. Neither the Company nor any of its Affiliates has made a voluntary disclosure to the Department of Health and Human Services Office of Inspector General (“OIG”) pursuant to the OIG’s self-disclosure protocol or otherwise.

(c)            Neither Company nor any of its officers, directors, stockholders, Company Employees or Company Contractors or any Person who provided services to the Business has engaged in any activity which would be likely to lead to an investigation by the OIG, any Medicare or Medicaid Fraud Control Unit, or other Governmental Authority or which would be likely to lead to an action or proceeding for recoupment by any third party insurer or government agency or for mandatory or permissive exclusion under 42 U.S.C. Sec. 1320a-7 or under any other federal or state law or for civil monetary penalties under 42 U.S.C. Sec. 1320a-7a or for civil monetary penalties under 42 U.S.C. Sec. 1320a-7 or under any Health Care Law.

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(d)            While in the employ of the Company, no current officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. Section 1001.1001) of the Company: (i) has been debarred, suspended or excluded from participation in the Medicare, Medicaid or any other state or federal healthcare program and has not been included on the OIG List of Excluded Individuals and Entities (LEIE); (ii) has been charged with or convicted of a criminal offense related to any Health Care Law or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) is the target or subject of any current or potential investigation relating to any offense related to Medicare, Medicaid or any other state or federal health care program; (vi) is a party to, is bound by, or has a continuing obligation in respect of any Order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred prosecution agreement) with any Governmental Authority concerning compliance with any Health Care Law; or (vii) has engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under, any Health Care Law.

(e)            The Company is, and has been at all times required by applicable Law, duly certified by and registered in accordance with CLIA. The certificates of accreditation issued by CLIA, and copies of the most recent CLIA and/or Medicare survey reports, including a list of deficiencies, if any, and proficiency test results, have been provided to Parent. The Company is in compliance with all applicable CLIA requirements, and no suspension, revocation, termination, sanction, corrective action or limitation of any CLIA certification or accreditation is pending or, to the Company’s Knowledge, is threatened.

(f)            The Company holds the licenses, certificates, approvals, permits or other authorizations or registrations set forth in Section 3.14(f) of the Company Disclosure Schedule (the “Scheduled Permits”). The Scheduled Permits represent all the licenses, certificates, approvals, permits or other authorizations or registrations required for the Company to comply in all material respects with all Health Care Laws.

3.15       Other Regulatory Compliance.

(a)            To the extent applicable to the Company Products, the Company Group is conducting and have conducted its business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the FDA, including good clinical practices regulations and good laboratory practices regulations (collectively, “FDA Laws and Regulations”).

(b)            The Company Group has not received any written notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation. The Company Group is not subject to any enforcement, regulatory, or administrative proceedings by the FDA and, to the Company’s Knowledge, no such proceedings have been threatened. There is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information pending against the Company Group, and, to the Company’s Knowledge, the Company Group has no liability (whether actual or contingent) for failure to comply with any FDA Laws and Regulations. To the Company’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding, or request for information or any such liability pertaining to noncompliance with any FDA Laws and Regulations. There has not been any violation of any FDA Laws and Regulations by the Company Group in its product development efforts, submissions, record keeping, and reports to the FDA that could reasonably be expected to require or lead to investigation, corrective action, or enforcement, regulatory, or administrative action. To the Company’s Knowledge, there are no civil or criminal proceedings relating to the Company Group or any of the Company Group’s employees which involve a matter within or related to the FDA’s jurisdiction.

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(c)            No officer, employee, or agent of the Company Group has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991). To the Company’s Knowledge, no officer, employee, or agent of the Company Group has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a. To the Company’s Knowledge, no officer, employee, or agent of the Company Group has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any Applicable Law or regulation.

(d)            As of the date of this Agreement, the Company Group has not introduced into U.S. commercial distribution any Company Products that are regulated as medical devices and subject to FDA clearance, de novo classification or premarket approval by the FDA or that are exempt therefrom as Class I or II medical devices (collectively, the “FDA Products”) without obtaining such clearance, de novo classification, approval, or listing, unless exempt therefrom under FDA Laws and Regulations.

(e)            As of the date of this Agreement, the Company Group has not introduced into U.S. commercial distribution any Company Products as a laboratory developed test.

(f)            The Company Group has not introduced into U.S. commercial distribution any FDA Products manufactured by or on behalf of the Company Group, or distributed any products on behalf of another manufacturer which were upon their shipment by the Company Group, adulterated or misbranded in violation of 21 U.S.C. § 331.

(g)            Section 3.15(g) of the Company Disclosure Schedule sets forth a list of all permits, licenses, registrations, clearances, approvals that are pending or have been issued under the FD&C Act (“FD&C Permits”) and held exclusively by the Company Group. Such listed FD&C Permits are the only FD&C Permits that are required for the Company Group to conduct its businesses in the United States as presently conducted. Each such issued FD&C Permit is in full force and effect and, to the Company’s Knowledge, no suspension, revocation, cancellation, or withdrawal of such FD&C Permit is threatened by the FDA and there is no basis for believing that such FD&C Permit will not be renewable upon expiration or will be suspended, revoked, cancelled, or withdrawn by the FDA. Each such issued FD&C Permit will continue in full force and effect immediately following the First Effective Time.

(h)            Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, the Company Group and, to the Company’s Knowledge, the contract manufacturers for the Company Group are operating in material compliance with, and each FDA Product in development or current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, serviced, and processed in material compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820 unless expressly exempted from such requirement by FDA Laws and Regulations. Where the FDA Products are exempt from compliance with the Quality System Regulation, the Company Group has designed or is designing or manufacturing the FDA Products under a reasonable state of control as otherwise required by FDA Laws and Regulations.

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(i)            All FDA Products are and have been labeled in accordance with FDA Laws and Regulations.

(j)            The preclinical studies and tests, and clinical trials sponsored or conducted by or on behalf of the Company Group for the purposes of submitting a marketing application, investigational device exemption application under 21 C.F.R. Part 812 (“IDE Application”), or FD&C Permit are being conducted or have been conducted in all material respects in accordance with all applicable Law. The descriptions of, protocols for, and data and other results of, any such studies, tests, and trials that have been furnished or made available to Parent are accurate and complete in all material respects. To the Company’s Knowledge, there are no studies, tests, or trials the results of which reasonably call into question the results of the studies, tests, and trials sponsored or conducted by or on behalf of the Company Group for the purposes of submitting a marketing application, IDE Application, or FD&C Permit. No such study, test, or trial sponsored or conducted by or on behalf of the Company Group has been terminated or suspended for safety or non-compliance reasons by, and the Company Group has not received any written notices or correspondence requiring such termination or suspension of any such studies, tests, or trials from, in each case, the FDA, any other regulating authority, or any Governmental Authority exercising comparable authority in any country or jurisdiction or any institutional review board or comparable authority.

3.16       Contracts.

(a)           Section 3.16 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company is a party or by which it or any of its assets are bound that are in effect as of the date hereof (together with all Insurance Policies, the “Material Contracts” and each a “Material Contract”); provided, that for purposes of this Section 3.16(a), “Contract” shall be deemed to include any single Contract or any group of related Contracts:

(i)              any Contract providing for (or reasonably expected to result in) payments by or to the Company in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more on an annualized basis;

(ii)            any dealer, distributor, reseller or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market or sell its products or services to any other Person;

(iii)            (A) any joint venture Contract, (B) any Contract involving any strategic alliance, strategic partnership or other similar arrangement, (C) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person and (D) any Contract that involves the payment of royalties to any other Person;

(iv)            any Contract (A) with any of the Company’s officers, directors or any Company Employee, Significant Company Contractor, Seller, or any Person known by the Company to be a member of the immediate family of any of the foregoing, other than employee offer letters entered into in the Ordinary Course which are terminable at will without Liability to the Company, employee invention assignment and confidentiality agreements on the Company’s standard form and option grant and exercise agreements on the Company’s standard form or (B) with any Person with whom the Company does not deal at arm’s length;

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(v)            any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company Data, (B) containing any non-competition covenants or other restrictions relating to the Company Products, Company Intellectual Property or Company Data, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, Company Data, or Personal Information including any grants by the Company of exclusive rights or licenses to Company Owned Intellectual Property or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (D) imposes any minimum sales or other requirements on the Company or otherwise permits the counterparty to claw back amounts previously paid to the Company, (E) restricts the Company’s use of data collected by the Company through its operations or (F) otherwise prohibits, limits or otherwise restricts in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees of any other Person;

(vi)            any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company;

(vii)           any Intellectual Property License; any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property, Company Data or Personal Information;

(viii)          any Contract providing for the development of any Software, technology or Intellectual Property rights, independently or jointly, either by or for the Company (other than employee invention assignment agreements and consulting agreements with Company Employees or Company Contractors on the Company’s standard form of agreement, copies of which have been provided to Parent);

(ix)            any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products, Company Intellectual Property, Company Data or Personal Information;

(x)             any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company and entered into outside the Ordinary Course;

(xi)            any settlement agreement;

(xii)           any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Mergers or the other Transactions, either alone or in combination with any other event;

(xiii)          any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company;

(xiv)          any Contract with any labor union or any collective bargaining agreement or similar Contract with Company Employees;

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(xv)          any Contract (A) evidencing Company Debt, (B) for capital expenditures in excess of Five Hundred Thousand Dollars ($500,000) or (C) requiring the Company to post or provide any credit support or security of any variety (including bonds or letters of credit);

(xvi)           (A) any Company Lease and (B) any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving individual lease payments of more than Five Hundred Thousand Dollars ($500,000) in any annual period;

(xvii)          any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, (B) any material ownership interest in any other Person or (C) granted to any Person any preferential rights to purchase any assets or properties of the Company;

(xviii)         any Contract with any Governmental Authority, any Permit, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);

(xix)          any Contract with any Significant Supplier;

(xx)           any Contract with a professional employer organization or other employee staffing agency (excluding Contracts with recruiting agencies and consultants, in each case, (A) that are terminable by the Company at any time without further cost or other Liability and (B) under which the Company has no Liabilities as of the First Effective Time); and

(xxi)          any Contract for studies, tests, preclinical trials and clinical trials sponsored or conducted by or on behalf of the Company Group; and

(xxii)          any power of attorney.

(b)          The Company has (and, to the Company’s Knowledge, each other party thereto has) performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Material Contract. Each Material Contract is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar applicable Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to any other Person, that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract; (B) the right to cancel, terminate or modify any Material Contract or (C) the right to indemnification or other recourse against the Company or any of its Affiliates. The Company has not received any notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any other party to any Material Contract has declared or stated, or threatened to declare or state, (x) any defense to performance under or (y) any legal theory or other reason to cease or delay performance under, any material Contract (including impossibility, frustration of purpose, force majeure or any other legal doctrine or concept). The Company has made available to Parent copies of each Material Contract that are, in each case, true, complete and accurate.

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(c)          The Company has complied in all material respects with all Laws applicable to each Government Contract. The Company has not made a voluntary or mandatory disclosure in writing to any Governmental Authority with respect to any violation or potential violation of Law or Government Contract. No Governmental Authority, prime contractor, or subcontractor has notified the Company of a Company breach or violation of applicable Law with respect to any Government Contract. All certifications, representations and disclosure statements submitted by the Company with respect to any Government Contract were accurate and complete in all material respects as of the date of submission and were properly updated in all material respects to the extent required by applicable Law and the applicable Government Contract. Neither the Company nor any of its Principals (as defined in FAR 2.101 for purposes of this Section) are debarred or suspended in any form from doing business with any Governmental Authority nor have any of them otherwise been declared ineligible to do business with any Governmental Authority. There are no circumstances that would be reasonably expected to warrant the institution of proceedings for debarment, suspension or ineligibility against the Company or any of its Principals. Neither the Company nor any of its Principals is under investigation, charge or indictment with respect to any alleged irregularity, violation, misstatement or omission arising under or in any way relating to any Government Contract. No termination for convenience, termination for default, show cause notice, or cure notice has been issued against the Company with respect to a Government Contract. To the Company’s Knowledge, no event has occurred that could result in a material breach or a Government Contract or permit a termination for cause. There are no irregularities, violations, misstatements, omissions, or other facts or circumstances relating to any Government Contract that have led to, or would have a reasonable likelihood of leading to, (i) an administrative, civil or criminal complaint, investigation or indictment of the Company or any of its Principals, (ii) the recoupment of any payments or reimbursements made to the Company or (iii) the assessment of any material penalties or damages of any kind. There are no pending audits, cost reviews, compliance reviews, or related investigations by a Governmental Authority of the Company arising under or relating to any Government Contract. There have been no such audits, review, or investigations that have or would reasonably be expected to result in a material adverse finding with respect to a Government Contract.

3.17	Employee Benefits and Employment Matters.

(a)          Section 3.17(a) of the Company Disclosure Schedule contains a list of all current Company Employees as of the date hereof, and correctly reflects: (i) their names and dates of hire, (ii) their job title, full-time or part-time status, including each Company Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law, (iii) their annual base salary, hourly wage rate, or piece rate, as applicable, (iv) any other compensation payable to them including compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, overtime payment, car maintenance or car entitlements, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, (v) sick and vacation leave or paid time off that is accrued and unused and (vi) any promises or commitments made to any of the Company Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed in Section 3.17(a) of the Company Disclosure Schedule. Details of any Person who, as of the date hereof, has accepted an offer of employment made by the Company but whose employment has not yet started are also contained in Section 3.17(a) of the Company Disclosure Schedule.

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(b)          Section 3.17(b) of the Company Disclosure Schedule contains a list of all the Significant Company Contractors as of the date hereof and, for each, such individual’s compensation, how said compensation is calculated (e.g., hourly rate, flat fee, etc.), a brief description of the nature of the services provided, the initial date of such individual’s engagement, the anticipated end date of such individual’s engagement (if any), the term of the engagement and prior notice entitlement and whether notice has been provided to terminate such engagement by either party thereto. All Company Contractors have been properly classified as independent contractors and all such Person’s agreements contain provisions which state that no employer-employee relationship exists between such Persons and the Company. To the Company’s Knowledge, no current Company Contractor has any plans to cease such engagement (whether as a result of the Transactions or otherwise). The Company does not have and has never had any Liabilities with respect to any misclassification of any Person (including any Company Contractor) as an independent contractor, and the Company has complied with all applicable Laws related to such classification. The Company does not engage any personnel through third-party agencies. No Company Contractor has a basis for a claim or any other allegation that such Person was not properly classified as an independent contractor. No Company Contractor is a party to or bound by any Contract that (i) could adversely affect the performance of his or her services as a Company Contractor other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct its Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose any confidential information or Intellectual Property to anyone other than the Company. Each Company Contractor satisfies (or satisfied) the requirements of applicable Law to be classified as an independent contractor, including wage Laws and Laws applicable to employee benefits, and no Company Contractor is (or was) entitled to be classified as an employee of the Company. No Company Contractor has made any claim, whether verbally or in writing, to the Company that he or she is (or was) or should be (or should have been) classified as an employee of the Company.

(c)          Section 3.17(c) of the Company Disclosure Schedule lists each material Company Employee Plan. The “Company Employee Plans” shall mean, collectively, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to a Company Employee, (iii) all share option (including the Company Equity Plan and all award agreements thereunder), share purchase, phantom share, share appreciation right, restricted share unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all management, employment, executive compensation, relocation, repatriation, expatriation or severance agreements, written or otherwise, in the case of each of clauses (i) through (vi), as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any Company Employee, Company Contractor or non-employee director of the Company.

(d)          The Company does not sponsor or maintain any self-funded Company Employee Plan, including any plan to which a stop-loss policy applies. The Company has provided to Parent a true, correct and complete copies of (i) each of the material Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto), (ii) with respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Form 5500 reports with all corresponding schedules and financial statements attached filed for the last three plan years, (iii) in the case of any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS and any legal opinions issued thereafter with respect to such Company Employee Plan’s continued qualification, (iv) any actuarial valuations and financial reports related to any Company Employee Plans with respect to the three most recently completed plan years, (v) the coverage and nondiscrimination tests and related reports performed under the Code for the past three (3) years, (vi) all COBRA notices and election materials and (vii) copies of material notices, letters or other correspondence from the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services or other Governmental Authority relating to any Company Employee Plan. The Company has provided to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

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(e)          None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Law, and the Company has complied all material respects with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). All material contributions required to be made by the Company or any Subsidiary to any Company Employee Plan, including employee elective deferrals or salary reduction contributions, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of the Company and its Subsidiaries has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the Company’s Knowledge, is threatened, against or with respect to any such Company Employee Plan, the assets of any of the trusts under such Company Employee Plans, the plan sponsor or the plan administrator or any fiduciary of any Company Employee Plans, including any audit or inquiry by the IRS or U.S. Department of Labor.

(f)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(g)          Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)          Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any Multiemployer Plan, any “multiple employer plan” as such term is defined in Section 413(c) of the Code, any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or any voluntary employees’ beneficiary association that is intended to be tax exempt under Section 501(c)(9) of the Code.

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(i)           Each Company Employee Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS or the Company is entitled to rely on a favorable opinion or advisory letter issued by the IRS with respect to the qualified status of the plan document and, to the Company’s Knowledge, nothing has occurred with respect to the operation or maintenance of such Company Employee Plan that would reasonably be expected to cause the loss of such qualification.

(j)           Neither the Company nor any Subsidiary has been, nor is reasonably expected to be, subject to an employer shared responsibility payment under Section 4980H of the Code or incurred or reasonably expects to incur, either directly or indirectly, any other material Tax or penalty under Sections 497 or 4980 of the Code or the Patient Protection and Affordable Care Act of 2010, as amended. Neither the Company nor any Subsidiary has materially violated any of the requirements of the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, or any amendment to each such act, or any similar provisions of state Law

(k)          The Company is, and at all times since its formation has been, in compliance in all material respects with all applicable Laws respecting labor and employment, including discharge or termination of employment, enforcement of labor Laws, discrimination in employment, sexual harassment and other harassments, terms and conditions of employment, wages, hours, notice to employees regarding employment terms, employee benefits, worker classification (including the proper classification of workers as independent contractors), engagement of Company Contractors, wages, pay stubs, hours of work, overtime hours, meal and rest periods, classification, working during rest days and occupational safety and health and employment practices, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, employee leaves of absence, labor relations, immigration (including the Immigration Reform and Control Act), unemployment insurance, workers’ compensation, and the collection and payment of withholding Tax, Social Security Tax and other similar Tax, and with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. All Company Employees classified as exempt under applicable Laws satisfy (or satisfied) the requirements of such applicable Laws to be classified as exempt, and the Company is not delinquent in any payments to any Company Employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed by them or amounts required to be reimbursed to such Company Employees (including business expense and travel reimbursement). The Company is not a recipient of any outsourced or temporary labor from any third party. The Company does not have any Liability with respect to any misclassification of: (a) any Company Employee leased from another employer, or (b) any Company Employee currently or formerly classified as exempt from overtime wages. The Company does not have any Liability for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any applicable Law. The Company does not have any Liability with respect to misclassification of (i) any Person or employee as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. The Company has paid in full to all Company Employees and Company Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and Company Contractors. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former Company Employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Company’s Knowledge, threatened, between the Company and any Company Employees or Company Contractors, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Authority. The Company has (i) withheld all amounts required by applicable Law or by Contract to be withheld from the wages, salaries and other payments to Company Employees and (ii) paid in full to all Company Employees and Company Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to such Persons as of the Closing Date, other than those arising as a result of the Transactions.

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(l)           The Company has provided to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with Company Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between Company Employees or Company Contractors and the Company (and a true, correct and complete list of employees, Company Contractors and/or others not subject thereto), (v) the most current management organization chart(s), (vi) a schedule of bonus commitments made to Company Employees, (vii) accurate and complete copies of all employee manuals and handbooks, all Company policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company Employees and Company Contractors of the Company and (viii) a written summary of all unwritten policies, practices and customs of the Company. All Company Employees and Company Contractors have signed agreements with the Company (either an offer letter, employment agreement, or an independent contractor or consulting agreement, and also a confidentiality, non-competition and/or inventions assignment agreement) and no such Person is engaged by the Company without a written Contract.

(m)          The Company is not and has never been a party to or bound by any collective bargaining agreement or other Contract or understanding with a labor union, labor organization or similar group of employees. No collective bargaining agreement is in effect or is currently being negotiated by the Company, and the Company does not have any duty to bargain with any labor organization. There are no labor organizations representing, and, to the Company’s Knowledge, there are no labor organizations purporting to represent or seeking to represent any Company Employees. To the Company’s Knowledge, no Company Employee has, while employed by the Company, engaged in a union organization or election activities. The Company has not experienced, nor is it currently experiencing, any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no current lockout of any Company Employees, and no such action is contemplated by the Company or has occurred since the Company’s formation. The Company has not committed and none of its representatives has committed, any unfair labor practice, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Company’s Knowledge, threatened. The Company is not, and never has been, a member of any employers’ association or organization. The Company has never paid, is not required to pay and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. The Company does not have any unsatisfied obligations of any nature due to any of its former Company Employees or former Company Contractors, and their termination was in compliance in all material respects with all applicable Laws and Contracts.

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(n)          To the Company’s Knowledge, no Company Employee is in violation of any term of any employment agreement, non-competition agreement, any restrictive covenant to or any other Contract with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. To the Company’s Knowledge, no Company Contractor is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Company Contractor to be providing services to the Company because of the nature of the Business or to the use of Trade Secrets or proprietary information of others. Except as set forth on Section 3.17(n) of the Company Disclosure Schedule, no current Company Employee has given notice to the Company and, to the Company’s Knowledge, no current Company Employee intends to terminate his or her employment with the Company. Except as set forth on Section 3.17(n) of the Company Disclosure Schedule, the employment of each of the current Company Employees is “at will” and the Company does not have any obligation to provide a written prior notice prior to terminating the employment of any of their respective Company Employees. The Company does not have, and, to the Company’s Knowledge, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Affiliates to make an offer of employment or engagement to any Company Employee or Company Contractor and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any Company Employee or Company Contractor of the Company of any terms or conditions of employment with Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Affiliates following the Closing.

(o)          To the Company’s Knowledge, no officer, manager or director of the Company or current Company Employee is a party to or bound by any Contract that (i) could adversely affect the performance of his or her duties as an officer, manager, director or Company Employee other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct the Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company. There are no performance improvement plans or disciplinary actions contemplated or pending against any of the Company Employees or Company Contractors.

(p)          The Company is and has always been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar applicable state or local Laws, and has no Liabilities related thereto. Since the Company’s formation, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any similar applicable state or local Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any similar applicable state or local Laws) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar applicable state or local Laws. The Company has not caused any Company Employee to suffer an “employment loss” (as defined in the WARN Act or any similar applicable state or local Laws) in the last ninety (90) days.

(q)          There are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability. There are no controversies pending or, to the Company’s Knowledge, threatened, between the Company, on the one hand, and any Company Employee or Company Contractor, on the other hand. At no time since the Company’s formation have there been any Legal Proceedings, insurance claims, pay equity complains or other employment disputes of any nature pending or, to the Company’s Knowledge, threatened against the Company (including any claim from any Company Employee or Company Contractor).

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(r)           The Company has not received written correspondence from the U.S. Social Security Administration advising of a “no-match” between any Company Employee’s name and social security number, and there has been no alleged mismatch between the name and social security number of any Company Employee. All Company Employees are legally permitted to be employed by the Company in the jurisdiction in which such Company Employee is employed in their current job capacities for the maximum period allowed under applicable Law.

(s)          None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service of any Person and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any Company Employee, director, or Company Contractor (other than payment of Merger Consideration to any such director, Company Employee or Company Contractor with respect to shares of Company Capital Stock and Company Options held by them as of the Closing), (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Company Employee, Company Contractor or current or former director, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. There is no circumstance that is reasonably expected to give rise to any valid claim by any Company Employee or Company Contractor for compensation on termination of employment or services (beyond the contractual and the statutory severance pay to which they are entitled to).

(t)           The Company does not engage and has never engaged any Company Employee or Company Contractor whose employment or engagement requires special licenses or permits.

(u)          The Company has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code in the possession of the Company, if any, with respect to any shares of Company Capital Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its Company Employees, non-employee directors, Company Contractors or other service providers. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any additional Taxes, excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(v)          Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in all material respects in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(w)          The exercise price of all Company Options granted to persons who are, or at a time while a holder of such Company Options were, subject to U.S. Tax Laws is at least equal to the fair market value of a share of Company Common Stock on the date such Company Options were granted, and neither the Company nor Parent or any of their Affiliates has incurred or is reasonably expected to incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options.

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(x)           Except as set forth on Section 3.17(x)(i) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any Company Employee or other current or former service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or any of its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No securities of the Company is readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the Treasury Regulations promulgated thereunder) such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

3.18        Environmental Matters. The Company has been and is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its Business or assets or properties. Except in compliance with Environmental, Health and Safety Requirements and in a manner that would not reasonably be expected to result in Liability to the Company, no Hazardous Materials are stored, used, or otherwise present at, in, on, or under any Company Facilities. The Company has not retained or assumed any Liability of any other Person in connection with any Environmental, Health and Safety Requirements. To the Company’s Knowledge, there are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements. No real property currently or formerly owned, occupied, or operated by the Company is contaminated by Hazardous Material in an amount or concentration that could give rise to Liability to the Company. The Company is not the subject of any outstanding Order or notice of any kind from any Governmental Authority with respect to (i) compliance with Environmental, Health and Safety Requirements or (ii) investigation, remediation, or other action related to any release or threatened release of a Hazardous Material. No claim has been made or is pending or, to the Company’s Knowledge, threatened against the Company alleging that the Company may be in violation of any Environmental, Health and Safety Requirements or may have any Liability under any Environmental, Health and Safety Requirements. The Company has not arranged for the disposal, treatment, or transportation of Hazardous Materials at or to any site that has been included on a federal, state or local “superfund” list or list of contaminated sites or that is the site of a release or threatened release of Hazardous Material. There are no (i) investigations by any Governmental Authority or by any Person of the Company or, (ii) to the Company’s Knowledge, threatened, in each case, related to Liability under Environmental, Health and Safety Requirements. The execution, delivery and performance of this Agreement or the consummation of the Transactions do not require the consent of or filings with any Governmental Authority with respect to environmental matters. There are no existing (i) underground storage tanks, (ii) landfills, (iii) surface impoundments, (iv) asbestos-containing materials, or (v) items of equipment containing polychlorinated biphenyls located at any of the properties or facilities of the Company. The Company is not and has not been subject to the (i) National Emission Standards for Hazardous Air Pollutants for Major Sources: Industrial, Commercial and Institutional Boilers and Process Heaters, (ii) National Emission Standards for Hazardous Air Pollutants for Area Sources: Industrial, Commercial and Institutional Boilers and Process Heaters and (iii) any similar Law regulating or limiting emissions from boilers.

3.19        Insurance. Section 3.19(a) of the Company Disclosure Schedule lists each insurance policy and bond maintained by or on behalf of the Company (the “Insurance Policies”), the name of the insurer under each such Insurance Policy, the type of Insurance Policy, the term and termination date of such Insurance Policy, the coverage and premium amounts, and any applicable deductible as of the date hereof, as well as all material claims made under such policies and bonds since inception. A copy of each such Insurance Policy has been provided to Parent. The Insurance Policies provide reasonably sufficient coverage for the operation of the Business, and are commensurate with insurance coverage of the types and in amounts generally held by other participants in the Company’s industry. All of such Insurance Policies are in full force and effect, and the Company is not in default with respect to any of its obligations under any of such Insurance Policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in material compliance with the terms of such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any Insurance Policy.

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3.20        Certain Business Relationships. Except as set forth on Section 3.20 of the Company Disclosure Schedule, none of the officers or directors of the Company, none of the Company Employees, none of the Sellers and none of the immediate family members or Affiliates of any of the foregoing, (i) has or has ever had any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that, directly or indirectly, competes with, or does business with, or has any contractual arrangement with, the Company or any of its Affiliates (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded), (ii) is or has ever been a party to, or is or has ever been otherwise directly or indirectly interested in, any Contract to which the Company is or was a party or by which the Company or any of its assets is or was bound, except for normal compensation for services as an officer, director or employee thereof and for Contracts relating to the grant of Company Options, (iii) has or has ever had any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is or has been used in, or that relates to, the business of the Company, except for the rights of stockholders of the Company under applicable Law, (iv) has any claim or right against the Company, in each case, except for normal compensation for services as an officer, director or Company Employee incurred in the Ordinary Course or (v) has any Indebtedness owing to the Company. The Company does not have any claim or right against, or owe any Indebtedness to, any of its officers, directors or Company Employees, any Seller or any immediate family member or Affiliate of any of the foregoing.

3.21        Books and Records. The Company has made available to Parent true, correct and complete copies of each document that has been requested by Parent in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control), including (a) all documents identified on the Company Disclosure Schedule, (b) the Company Governing Documents, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the Company’s board of directors and stockholders of the Company, (d) the stockholders’ register, journal and other records reflecting all share issuances and transfers and all grants of Equity Interests of the Company and agreements of the Company, and (e) all currently effective Permits. The minute books of the Company provided to Parent contain a true, correct and complete summary of all meetings of directors and of stockholders of the Company or actions by written consent since the time of incorporation of the Company through the date hereof.

3.22        Permits. The Company possesses, and is in compliance in all material respects with all terms and conditions of, all licenses, approvals, permits, registrations and authorizations of any Governmental Authority required to operate its business as currently conducted (collectively “Permits”). The Company is not in default or violation in any material respect under any of its Permits, and no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of violation in any material respect under any of the Permits. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or modification of any of the Company’s Permits. The Company has made all material declarations or filings with applicable Governmental Authorities in each case that are necessary to enable it to lawfully carry on its business as then or as currently conducted. All Permits held by the Company are set forth on Section 3.22 of the Company Disclosure Schedule.

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3.23        Anti-Bribery and Anti-Corruption. Neither the Company, nor its officers, directors, Company Employees, Company Contractors, or any representative or any other Person acting for or on behalf of the Company has, since the Company’s formation, directly or indirectly through its representatives or any Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person, or taken any action in furtherance thereof: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Authority to affect any act or decision of such Governmental Authority in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any advantage. Neither the Company nor any of its directors, Company Employees or Company Contractors (acting in their capacities as such) has (i) received or otherwise been involved in, directly or indirectly, any allegation, whistleblower complaint, or internal investigation involving the Company related to actual or alleged noncompliance with any fraud, money laundering or Anti-Corruption Law; (ii) been charged with or been convicted of violating any Anti-Corruption Law or (iii) been subjected to any investigation or proceeding by any Governmental Authority for potential corruption, fraud, money laundering or violation of any Anti-Corruption Law.

3.24        Export Control. The Company has conducted its transactions in accordance in all material respects with applicable provisions of U.S. and any other applicable export and re-export controls and applicable Laws related to import/customs, including the Export Administration Act of 1979 and Export Administration Regulations, 15 C.F.R. Part 730, et seq.; the Foreign Assets Control Regulations, 31 C.F.R. Part 500, et seq. (“OFAC Regulations”); the International Traffic in Arms Regulations, 22 C.F.R. Part 120-130; and other controls administered by the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”); the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and/or the U.S. Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company has been and is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending Legal Proceedings or, to the Company’s Knowledge, threatened claims against the Company with respect to such Export Approvals, and (iv) no Export Approvals for the transfer of export licenses to Parent or the Company are required, except for such Export Approvals that can be obtained without material cost. Neither the Company nor any Seller, director, officer, Company Employee, Company Contractor, or each other Person acting for, or on behalf of, the Company is or has been a Person, or owned or controlled by, or acting on behalf of, a Person that is or was: (i)  identified on any U.S. Restricted Person List or any comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by any Governmental Authority in any jurisdiction in which the Company operates, or (ii) organized, incorporated, established, located, resident, or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country embargoed or subject to substantial trade restrictions by a Governmental Authority in any jurisdiction in which the Company operates. The “U.S. Restricted Person List” means (i) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identification List maintained by OFAC, (ii) the Denied Persons, Entity, and Unverified Lists maintained by BIS, (iii) the Debarred List maintained by the U.S. Department of State, and (iv) persons identified by the U.S. Department of State as subject to sanctions by the U.S. Government for engaging in activities relating to proliferation, terrorism, or Iran. The Company is and, since its formation, has been, in compliance in all material respects with the U.S. anti-boycott Laws, and the Company has not been, and has not engaged in activities that may cause it to be, subject to any penalties, sanctions, or loss of Tax benefits.

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3.25        Information Statement. Neither the Information Statement nor any other notice to be given by the Company to the Company Stockholders pursuant to applicable Law or the Company Governing Documents, if any, or otherwise and any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date of the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.26        Suppliers. Section 3.26 of the Company Disclosure Schedule sets forth the twenty-five (25) largest suppliers of the Company (by dollar volume, based on amounts paid or payable) (i) in the year ended December 31, 2019 and (ii) as of the Company Balance Sheet Date (each, a “Significant Supplier”) (including the dollar volume in respect of each Significant Supplier for each period). The Company has no outstanding material disputes concerning any Significant Supplier, and there is no present, material dissatisfaction on the part of any Significant Supplier. The Company has not received any written notice or other communication from any Significant Supplier that such supplier intends to terminate or materially reduce its relationship as a supplier of the Company whether after the Closing or otherwise, or that such Significant Supplier intends to terminate or materially adversely modify existing Contracts with the Company (or the Surviving Entity or Parent).

3.27        Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article III OR AS EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. The Company acknowledges, for itself and on behalf of the Sellers, that (i) except as expressly contained in Article V hereof or expressly set forth in any other Transaction Document, none of Parent, the Merger Subs or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of Parent, the Merger Subs or their Affiliates, in respect of Parent, the Merger Subs, their Affiliates or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of Parent’s or its Affiliates’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding Parent, the Merger Subs or their Affiliates furnished to the Company, any Seller or any of their respective representatives or made available to the Company, any Seller or any of their respective representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers, or in respect of any other matter or thing whatsoever, and (ii) the Company has not relied on any representation or warranty of Parent, the Merger Subs or any other Person other than the representations and warranties contained in Article V of this Agreement or expressly set forth in any other Transaction Document (as applicable). Notwithstanding the foregoing, nothing in this Section 3.27 is intended to, and it shall not impede, impair, hinder or affect in any respect any claim based upon (A) Fraud whether such claim for Fraud arises from express representations or warranties contain in this Agreement or extra-contractual statements or omissions or (B) the terms of any other Transaction Document.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (i) as expressly set forth in the applicable section of the Parent Disclosure Schedule (as interpreted in accordance with Section 9.12 and (ii) as disclosed in the Parent SEC Documents filed with (or furnished to) the SEC by Parent on or after December 31, 2019 and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

4.1          Organization and Good Standing. Each of Parent and First Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Second Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement. Since the date of its formation, Second Merger Sub has been classified for all U.S. federal and applicable state and local income tax purposes as an entity which is disregarded as an entity separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3).

4.2          Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party and the performance by Parent, First Merger Sub and Second Merger Sub of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Mergers and the other Transactions to which Parent, First Merger Sub or Second Merger Sub are a party, other than the filing and recordation of the Certificates of Merger and the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and the sole member of Second Merger Sub. This Agreement and the other Transaction Documents to which Parent, First Merger Sub and Second Merger Sub are a party constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Enforceability Exceptions.

4.3          Non-contravention. No consent, approval or authorization of, or registration, qualification, notice to or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Documents by Parent, First Merger Sub and Second Merger Sub or the consummation by Parent, First Merger Sub and Second Merger Sub of the transactions contemplated hereby, except for (i) a filing with Nasdaq in respect of the shares of Parent Common Stock issuable pursuant to the Transactions, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) compliance with and filings or notifications under the HSR Act or any other applicable Antitrust Laws.

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4.4	Capitalization.

(a)          As of the close of business on October 22, 2020 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of (i) 400,000,000 shares of Parent Common Stock, 150,422,775 of which were issued and outstanding and none of which were held by Parent as treasury stock, (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent, no shares of which were outstanding. There are no other classes of capital stock of Parent and, except for the Convertible Notes, no bonds, debentures, notes or other Indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the close of business on the Parent Capitalization Date, there were (A) outstanding options granted pursuant to a Parent Equity Plan relating to 2,389,035 shares of Parent Common Stock, (B) outstanding restricted stock units granted pursuant to a Parent Equity Plan relating to 4,590,087 shares of Parent Common Stock and (C) 20,309,000 shares of Parent Common Stock reserved for issuance upon conversion of the Convertible Notes due 2025, 2027 and the Convertible Notes due 2028 (together, the “Convertible Notes”).

(b)          Parent has and shall have at the Closing sufficient authorized but unissued shares of Parent Stock to enable it to consummate the Mergers, including the payment of the Stock Consideration Shares.

4.5	Parent SEC Documents; Financial Statements.

(a)          Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it, including all contracts required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, with the SEC since January 1, 2018 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act or Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10 Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c)          Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

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(d)          Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved in accordance with GAAP against in the consolidated balance sheet (or the notes thereto) of Parent as of December 31, 2019, included in the Filed Parent SEC Reports, (ii) incurred after December 31, 2019 in the ordinary course of business, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by Parent of this Agreement shall not be deemed a liability “incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6          Information Supplied. The information supplied by Parent for inclusion or incorporation by reference in the Information Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7	Litigation; Compliance with Laws.

(a)          There are no Legal Proceedings pending or involving Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, no such Legal Proceeding has been threatened. There is no Order outstanding against the Parent or any of its material assets or properties that could reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, there are no presently existing facts or circumstances that would constitute any reasonable basis for any such Legal Proceeding or Order.

(b)          Parent has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, applicable Law (including all COVID-19 Measures).

(c)          There is no Contract or Order (including any COVID-19 Measure) binding upon Parent or to which Parent or any of its assets is subject that restricts or prohibits, purports to restrict or prohibit, or has or would reasonably be expected to have (whether before or immediately after and giving effect to the Mergers) the effect of prohibiting, restricting or impairing any current or presently proposed business practice of Parent, any acquisition of property by Parent or the conduct or operation of Parent’s business or limiting the freedom of Parent.

4.8          Brokers’ Fees. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, none of Parent, First Merger Sub or Second Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the Transactions to which it is a party.

4.9          Due Diligence Review. Parent represents and warrants that it is acquiring the Company Capital Stock solely for its own account for investment and not with a view to or for sale or distribution of said units or any part thereof in violation of any applicable securities Laws. Parent understands that the Company Capital Stock have not been registered under the Securities Act. Parent realizes that the basis for the exemption may not be present if, notwithstanding its representations, Parent has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. Parent has no such present intention. Parent is an Accredited Investor. Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company and has been furnished with or given adequate access to such information about the Company as it has requested. Parent represents and warrants that is has such knowledge and experience in financial and business matters that Parent is capable of evaluating the rights and merits of the purchase of the Company Capital Stock.

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4.10        Limited Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENT, PARENT, FIRST MERGER SUB AND SECOND MERGER SUB MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Parent, First Merger Sub and Second Merger Sub acknowledge, for themselves and on behalf of the Parent Indemnified Parties, that (i) except as expressly contained in Article IV hereof or expressly set forth in any other Transaction Document, none of the Company, the Company Stockholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity on behalf of the Company Stockholders, the Company or their Affiliates, in respect of the Company’s business, the Company, its Affiliates, or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or its Affiliates’ business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or its Affiliates furnished to Parent, First Merger Sub and their representatives or made available to Parent, First Merger Sub and their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers, or in respect of any other matter or thing whatsoever, and (ii) Parent and the Merger Subs have not relied on any representation or warranty of the Company other than the representations and warranties contained in Article III of this Agreement or expressly set forth in any other Transaction Document. Notwithstanding the foregoing, nothing in this Section 4.10 is intended to, and it shall not impede, impair, hinder or affect in any respect any claim based upon (A) Fraud whether such claim for Fraud arises from express representations or warranties contain in this Agreement or extra-contractual statements or omissions or (B) the terms of any other Transaction Document.

Article V

CERTAIN COVENANTS AND AGREEMENTS

5.1          General. Except as contemplated or expressly permitted by this Agreement, (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law (including COVID-19 Measures) or (iii) as set forth on Section 5.1 of the Company Disclosure Schedule, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to (A) conduct the Business in the Ordinary Course and in compliance with all applicable Laws, (B) maintain and preserve intact the Business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with employees, customers, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with any member of the Company Group) and retain the services of its present officers, directors and employees, (C) maintain in full force and effect all insurance policies that are material to the Company Group as in effect on the date of this Agreement and (D) in the event the Closing has not occurred on or before 11:59 p.m., Eastern Time, on March 1, 2021 and this Agreement is not earlier terminated pursuant to Section 8.1, negotiate an extension of the expiration of the period during which the Company has the exclusive right to negotiate the license pursuant to Section 2.16 of the JHU License Agreement, with such extension to survive until at the Outside Date. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as contemplated, required or expressly permitted by this Agreement, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law (including COVID-19 Measures), (iv) as accounted for in the Company’s operating budgets for fiscal years 2020 and 2021 which have been made available to Parent prior to the date hereof, or (v) as set forth on in Section 5.1 of the Company Disclosure Schedule, no member of the Company Group shall:

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(a)          Company Governing Documents. Cause, propose or permit any amendments to, or waivers of, any of the Company Governing Documents or equivalent organizational or governing documents;

(b)          Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c)          Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests or split, combine, exchange or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(d)          Material Contracts. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the date hereof) constitute a Material Contract, (B) Contract requiring a novation, waiver, consent or notice in connection with the Mergers or any of the other Transactions, (C) Contract providing for any material change in the obligations of any party thereto in connection with the Mergers or any of the other Transactions or (D) Contract that will automatically terminate in connection with the Mergers or any of the other Transactions, (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company (or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Representative to perform any of their respective obligations under this Agreement or (C) prevent, delay or impair the consummation of the Mergers or any of the other Transactions;

(e)          Issuance of Equity Interests. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the date hereof, in accordance with the Company Equity Plan and the applicable Company Option award agreement, and issuances of Company Options or Company RSUs to and Contracts entered into with Company Employees or Company Contractors hired or engaged, respectively, after the date hereof;

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(f)           Employees; Company Contractor. (i) Hire or engage any officer, employee or contractor, (ii) terminate the employment or engagement, change the title, office or position, or materially reduce the responsibilities of any officer, Company Employee or Company Contractor, or induce or encourage any officer, Company Employee or Company Contractor to resign from the Company, in each case, except for the termination of any Company Employee or Company Contractor for legitimate business purposes, (iii) enter into, amend or extend the term of any employment or engagement agreement with any officer, Company Employee, or Company Contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law), (v) add any new members to the Company’s board of directors or (vi) make any representations or issue any communications to officers, Company Employees or Company Contractors regarding this Agreement or the Transactions, including any representations regarding offers of employment or engagement from Parent or any of its Subsidiaries or any of their respective Affiliates;

(g)          Loans and Investments. Make any loans or advances (other than routine expense advances to current Company Employees consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness;

(h)          Intellectual Property. (i) Transfer or license, other than in the Ordinary Course, from any Person any rights to any Intellectual Property or data, (ii) transfer or license to any Person, other than in the Ordinary Course, any rights to any Company Intellectual Property or Company Data, (iii) transfer or provide a copy of any Company Source Code to any Person (including any Company Employee or Company Contractor of the Company or any commercial partner of the Company), other than providing access to Company Source Code to Company Employees and Company Contractors involved in the development of the Company Products on a need to know basis in the Ordinary Course or (iv) disclose, use or otherwise fail to maintain the confidentiality of any Trade Secrets;

(i)           Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the Ordinary Course;

(j)           Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its material tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the Ordinary Course, or enter into any Contract with respect to the foregoing;

(k)          Data Protection. Publish any new Privacy Policy or amend any Privacy Policy;

(l)           Indebtedness; Encumbrances. (i) Incur or guarantee any Company Debt (other than accrued Income Taxes), or (ii) place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties;

(m)         Cash Management, etc. Make any material change in its practices with respect to accounts receivable, establishment of reserves and accruals, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits or otherwise accelerate the collection of accounts receivable or the realization of other current assets or delay the payment of accounts payables or other current liabilities, in each case, other than in the Ordinary Course;

(n)          Capital Expenditures. (i) Make any capital expenditures that, together with all other capital expenditures of the Company Group, exceed by more than twenty five percent (25%) the Company’s budgeted amounts in the Long Range Plan for such calendar month, or (ii) delay any scheduled payments of capital expenditures of the Company Group, individually or in the aggregate, by more twenty five percent (25%) the Company’s budgeted amounts in the Long Range Plan for such calendar month;

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(o)          Payment of Obligations. (i) Pay, discharge or satisfy (A) any claim or Liability to any Person who is a stockholder of the Company or an officer or director of the Company (other than compensation due for services as an officer or director in the Ordinary Course) or (B) any claim or Liability arising other than in the Ordinary Course, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses, (ii) defer payment of any accounts payable other than in the Ordinary Course or (iii) give any discount, accommodation or other concession other than in the Ordinary Course, in order to accelerate or induce the collection of any receivable;

(p)          Insurance. Materially change the terms of, or terminate, any Insurance Policy, other than renewals in the Ordinary Course;

(q)          Termination or Waiver. Cancel, release or waive any claims or rights held by the Company;

(r)           Company Employee Plans; Pay Increases. Except in the Ordinary Course, (i) adopt or amend any Company Employee Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under the Company Equity Plan, except in each case as required under applicable Law, or as necessary to maintain the qualified status of such plan under the Code, (ii) pay any bonus or special remuneration to any officer or Company Employee or any non-employee director or Company Contractor in excess of the aggregate amount set forth on Section 5.1 of the Company Disclosure Schedule, (iii) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company of a bonus, commission or additional salary, compensation (of any type or form, including equity, equity-based or equity-linked compensation) in excess of the aggregate amount set forth on Section 5.1 of the Company Disclosure Schedule or employee benefits to any such Person (including under any profit sharing, management by objective, incentive, gainsharing, competency or performance plan), in each case, except as required by applicable Law or the terms of any Company Plan, or (iv) increase the salaries, wage rates, fees or other compensation (of any type or form, including equity, equity-based or equity-linked compensation) payable to its Company Employees or Company Contractors;

(s)          Severance Arrangements. Grant or pay, or enter into (or make any commitment to enter into) any Contract providing for the granting of any severance, retention or termination pay, the creation of any retention-related pool of cash, stock or other payments, or the acceleration of vesting or other benefits, to any Person (in each case, other than payments or acceleration that have been disclosed to Parent and are set forth on Section 5.1 of the Company Disclosure Schedule);

(t)           Lawsuits; Settlements. (i) Commence a Legal Proceeding other than (A) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business (provided, that the Company consults with Parent prior to the filing of such a suit), or (B) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened Legal Proceeding;

(u)          Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or other similar partnership;

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(v)          Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any original or amended federal, state, or foreign Tax Return without the consent of Parent prior to filing (which consent shall not be unreasonably denied, delayed or conditioned), enter into any Tax sharing or similar agreement (other than any commercial agreement entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes) or closing agreement, settle any claim or assessment in respect of Taxes or surrender any claim for a return of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(w)         Accounting. Change any accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP upon the written advice of the Company’s independent accountants and after written notice to Parent;

(x)           Interested Party Transactions. Enter into any Contract that, if entered prior to the date hereof, would be required to be listed on Section 3.20 of the Company Disclosure Schedule; and

(y)          Other. Take, or agree in writing or otherwise to take, (i) any of the actions described above or (ii) any action which would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company.

5.2          Conduct of the Business of Parent. (i) Except as contemplated or expressly permitted by this Agreement, (ii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or (iii) as required by applicable Law (including COVID-19 Measures), during the Pre-Closing Period, Parent shall use commercially reasonable efforts to (A) conduct its business in compliance with all applicable Laws, (B) maintain and preserve intact its business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with employees, customers, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with Parent or any Subsidiary) and (C) maintain in full force and effect all insurance policies that are material to the Parent Group as in effect on the date of this Agreement. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except (I) as contemplated or expressly permitted by this Agreement, (II) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or (III) as required by applicable Law (including COVID-19 Measures), neither Parent nor any Subsidiary of Parent shall:

(a)          split, combine, subdivide, reclassify or take any similar action with respect to any shares of capital stock of Parent in a manner that has a material adverse effect on Parent’s ability to consummate the Transactions;

(b)          adopt a plan or agreement for, or carry out, (i) any complete or partial liquidation, dissolution, restructuring or recapitalization or, (ii) to the extent it would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions, any merger, consolidation or other reorganization;

(c)          acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof, to the extent it would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions;

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(d)            declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of the capital stock of Parent or make any payments to the stockholders of Parent in their capacity as such;

(e)            make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to, any Person to the extent it would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions, any merger, consolidation or other reorganization; or

(f)            amend the organizational documents of Parent in a manner that has an adverse effect on Parent’s ability to consummate the Transactions.

5.3            Information Statement.

(a)            Promptly after the execution of this Agreement, but in no event later than five (5) days following the Written Consent Effective Time, the Company shall deliver an information statement (the “Information Statement”) in accordance with the requirements of Section 228 and 262(d)(2) of the DGCL, which shall, among other things: (i) summarize the terms of the Transactions, including the terms of this Agreement; (ii) notify any holder of Company Capital Stock who did not execute the Stockholder Written Consent of (A) the corporate action taken by those stockholders who did execute the Stockholder Written Consent, and (B) the availability of appraisal rights under Section 262 of the DGCL; (iii) the Financial Statements and such other information as required by the DGCL and applicable Law and reasonably requested by Parent; (iv) notify the Stockholder Agreement Parties of their obligations pursuant to Section 3 of the Stockholders Agreement with respect to the Drag-Along; and (v) request that the holders of Company Capital Stock sign the Support Agreements. The Company shall use its reasonable best efforts to cause the Support Agreements to be executed on or prior to the Closing Date by each holder of Company Capital Stock and shall not register transfers of Company Capital Stock that do not comply with the terms of the Key Stockholder Support Agreement and the Support Agreements (as applicable). The Company shall update, amend and supplement the Information Statement from time to time as may be required by applicable Law. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Company Employees, the Company shall submit such parachute payments to Company Stockholders for approval, with the understanding that the solicitation materials for such approval will not be included as part of the Information Statement but instead be distributed as a separate solicitation package to the Company Stockholders.

(b)            Within two (2) days following the date hereof, the Company shall provide a draft of the Information Statement to Parent for Parent’s review and comment and approval (not to be unreasonably withheld, delayed or conditioned). The Company agrees that information included in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company’s stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; provided, however, that the foregoing shall not apply with respect to any information provided by Parent for inclusion in the Information Statement.

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5.4            No Solicitation of Transactions.

(a)            The Company agrees that it will not, and that it will cause each of its Subsidiaries not to and will direct each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or knowingly encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into, or propose to enter into, any Competing Transaction Agreement, or (v) resolve, propose or agree, or authorize or permit any representative to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to and will direct its and its Subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective representatives with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Proposal previously granted to such Person.

(b)            The Company shall promptly, and in any event within 24 hours of the Company obtaining knowledge of the receipt thereof, advise Parent in writing of any Competing Proposal, including the financial and other material terms and conditions of any such Competing Proposal (including any changes thereto). The Company shall (i) keep Parent fully informed on a current basis of the status and material details (including any change to the terms thereof) of any such Competing Proposal and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal exchanged between the Company or any of its Subsidiaries (or their representatives), on the one hand, and the Person making such Competing Proposal (or its representatives), on the other hand.

(c)            Notwithstanding anything in this Agreement to the contrary, neither the Company Board nor any committee thereof shall withdraw, revoke, rescind, modify or amend in any manner the Drag-Along Resolution.

5.5            Anti-Takeover Statutes. The Company and the Company Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws become applicable to this Agreement, the Support Agreements and the Key Stockholder Support Agreement or the Transactions, including the Mergers, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

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5.6            Appropriate Action; Consents; Filings.

(a)            Subject to the terms and conditions of this Agreement, the Parties will reasonably cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement prior to the Outside Date and to cause the conditions to the Mergers set forth in Article VI to be satisfied as promptly as reasonably practicable prior to the Outside Date, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable prior to the Outside Date: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the Transactions contemplated by this Agreement, including the Mergers (the “Regulatory Approvals”); (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, including the Mergers; and (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a Legal Proceeding by, any Governmental Authority or other Person in connection with the consummation of the Transactions, including the Mergers. The Company shall use commercially reasonable efforts to obtain the consent, approval or waiver with respect to Material Contracts in connection with the consummation of the Transactions from third Persons to the extent reasonably requested by Parent after consulting with the Company in good faith regarding the request. Each of the Parties shall, in consultation and cooperation with the other Parties and as promptly as reasonably practicable, but in any event within ten (10) Business Days after the date of this Agreement, make its respective filings under the HSR Act, and make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the Transactions, as promptly as practicable, but in no event later than as required by Law. Parent shall pay all filing fees and other charges for the filings required under any Antitrust Law by the Company or Parent with respect to the Transactions (the “Regulatory Filing Fees”).

(b)            In connection with (and without limiting the efforts referenced in Section 5.6(a)), each of the Parties will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Transactions, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Legal Proceeding initiated by a Governmental Authority or private party, including informing the other Parties as soon as practicable of any such investigation, inquiry or Legal Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Legal Proceeding initiated by a private party, to any other Person. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Legal Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the Transactions without the other Party (as between Parent and the Company), and in the event either Parent or the Company is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such Party apprised with respect thereto. Each Party shall furnish to the other Parties copies of all filings, submissions, correspondence and communications between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Legal Proceeding initiated by a private party), on the other hand, with respect to the Transactions. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c)            The Parties shall consult with each other with respect to obtaining all permits and consents necessary to consummate the Transactions, including the Mergers.

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(d)            Neither Parent nor either Merger Sub shall, nor shall they permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof that is developing a blood-based multi-cancer screening test (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would constitute a material acquisition required to be reported via Item 2.01 of Form 8-K.

(e)            Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, the Representative shall not have any obligations under this Section 5.6.

5.7            Notice of Developments. Without limiting the generality of Section 5.1, except to the extent (i) expressly permitted by the terms of this Agreement; (ii) required by applicable Law or (iii) expressly set forth in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall promptly notify Parent in writing, following gaining knowledge, of:

(a)            any notice or other communication from any Person alleging that the consent of or notice to such Person is or may be required in connection with the execution and delivery of this Agreement or consummation of the Transactions, including the Mergers;

(b)            any notice or other communication from any Governmental Authority delivered in connection with the Mergers or this Agreement;

(c)            (i) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent, as the case may be, that relate to the consummation of any of the Mergers, this Agreement or the Information Statement (each, a “New Litigation Claim”) and (ii) ongoing material developments in any New Litigation Claim; and

(d)            any event, condition, fact, circumstance, occurrence or event that, individually or in the aggregate with any other events, conditions, facts, circumstances, occurrences or events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in Article VI not to be satisfied.

(e)            No information obtained by Parent or the Merger Subs pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein, and all such information shall be disregarded for the purpose of determining whether the conditions set forth in Section 6.2(a) have been satisfied and shall not be deemed to qualify any of the representations and warranties set forth in Article III in any respect. The Company shall consult Parent in good faith regarding the conduct of the defense of any New Litigation Claim.

5.8            Access. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, to the extent not prohibited by applicable Law, (i) the Company shall afford Parent and its Affiliates and representatives reasonable access during business hours and upon prior notice to (A) the Company Group’s properties, personnel, books, Contracts and records and (B) all other information in the Company Group’s possession concerning the business, properties and personnel of the Company Group as Parent may reasonably request and (ii) the Company shall provide to Parent and its representatives true, correct and complete copies of the Company’s internal financial statements and all related workpapers and other supporting materials. Subject to compliance with applicable Law, from the date hereof until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall confer from time to time as requested by Parent with one or more representatives of Parent to discuss any material changes or developments in the operational matters of the Company and the Business and the general status of the ongoing operations of the Company and the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that (a) it would require the Company to disclose information (i) subject to attorney-client privilege, (ii) which would conflict with any confidentiality obligations to which the Company is bound or (iii) in violation of applicable Law, or (b) such access would unreasonably interfere with the conduct of the Business. Further, the Company must approve, such approval not to be unreasonably withheld, delayed or conditioned, and an officer of the Company must be present and included in any communications with, any Company Employee.

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5.9            Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by Parent and the Company. Following such initial press release, unless otherwise required by (a) applicable Law, (b) stock exchange requirements, or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions, no Party to this Agreement shall at any time make any public announcement or disclosure in respect of this Agreement or the Transactions or otherwise communicate with any news media with respect to this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, Parent shall be permitted to (i) respond to questions or provide a summary or update relating to, or discuss the benefits of, the Transactions in calls or meetings with Parent’s analysts, investors or attendees of any industry conference and, (ii) with advance notice to the Company, make any public announcement or statement and issue any press release that provides a summary or update relating to the Transactions; provided further, that, following Closing and after the public announcement of the Transactions, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Transactions as long as such announcement does not disclose any of the other terms of the Transactions.

5.10            Employee Benefit Plans.

(a)            Effective as of the Closing Date, the Surviving Entity shall assume sponsorship of the Company Employee Plans set forth in Exhibit I (the “Transferred Plans”). No later than five (5) days prior to the Closing, the Company shall deliver evidence, reasonable satisfactory to Parent, that it has taken all actions necessary to transfer sponsorship of the Transferred Plans to the Surviving Entity, including adopting any necessary amendments to such Transferred Plans. To the extent requested by Parent, the Company shall take all actions required to assign to the Surviving Entity all of the Company’s rights with respect to all insurance contracts, insurance policies, administrative or investment services agreements or similar agreements pertaining to any of the Transferred Plans.

(b)            To the extent requested by Parent, the Company shall take all actions required to assign to the Surviving Entity all of the Company’s rights with respect to any provider services agreements or similar agreements pertaining to the Company’s payroll system.

(c)            To the extent requested by Parent no later than five (5) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company and its Subsidiaries (each, a “Company Qualified Plan”).

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(d)            During the period beginning on the Closing Date and ending on the first anniversary thereof with respect to each employee of the Company and its Subsidiaries who remains employed by Parent, the Surviving Entity and/or their respective Subsidiaries immediately after the First Effective Time (each, a “Covered Employee”), Parent shall, or shall cause the Surviving Entity and/or the appropriate Subsidiaries of Parent or the Surviving Entity, as applicable, to (i) for each such Covered Employee, provide cash compensation, including base salary or hourly wages and annual cash incentive opportunities (excluding any equity or equity-based compensation), at levels that are no less than those in effect immediately prior to the First Effective Time and (ii) for such Covered Employees, provide retirement, health and welfare benefits at levels which are, in the aggregate (together with any additional cash or other compensation of benefits provided by Parent), either (A) substantially similar in the aggregate to those in effect for the Covered Employees immediately prior to the First Effective Time or (B) substantially similar in the aggregate to those in effect for similarly situated employees of Parent. Parent will treat, and cause the applicable benefit plans to treat, the service of the Covered Employees with the Company or any Subsidiary of the Company attributable to any period before the First Effective Time as service rendered to Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity, as applicable, for purposes of eligibility and vesting under the vacation program, health or welfare plan(s) maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity, as applicable, and Parent’s defined contribution plans, except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Covered Employee participates in any health or other group welfare benefit plan of Parent or any Subsidiary of Parent following the First Effective Time, (A) Parent shall use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Parent or any Subsidiary of Parent to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Covered Employee participated immediately prior to the First Effective Time, and (B) Parent shall use commercially reasonable efforts to cause any deductibles paid by the Covered Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the First Effective Time occurs to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(e)             The parties hereto acknowledge and agree that all provisions contained in this Section 5.10 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Employee Plan, or (ii) to continued employment with the Company, Parent, the First-Step Surviving Corporation, the Surviving Entity or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 5.10 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Plan or any other employee benefit plans of the Company, Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Subsidiaries or Affiliates or shall prohibit Parent, the First-Step Surviving Corporation, the Surviving Entity or any of their respective Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

(f)             Parent acknowledges and agrees that the consummation of the Transactions will constitute a Change in Control as well as a Sale Event (as such terms are defined in the Company’s severance policies and equity plans as of the date hereof and disclosed to Parent in accordance with the terms of this Agreement) of the Company and each of its Subsidiaries for purposes of all employment, severance and similar agreements (to the extent disclosed to Parent in accordance with the terms of this Agreement) between the Company and/or its Subsidiaries and any Person who was employed by the Company and its Subsidiaries immediately preceding the First Effective Time, including those on vacation or a leave of absence. From and after the First Effective Time, Parent shall, or shall cause the Surviving Entity and/or the appropriate Subsidiaries of Parent or the Surviving Entity, as applicable, to assume and honor all terms of all cash bonus plans, equity award plans, employment agreements, consulting agreements, change-of-control agreements and severance agreements, severance plans and other plans between the Company and its Subsidiaries and any officer, director, employee or consultant of the Company or Subsidiary in effect prior to the First Effective Time, to the extent disclosed to Parent in accordance with the terms of this Agreement. Further, from the First Effective Time and ending on the first anniversary of the First Effective Time, Parent shall not, or shall cause the Surviving Entity and/or the appropriate Subsidiaries of Parent or the Surviving Entity, as applicable, to not amend, revise, change or end any severance policy disclosed to Parent in accordance with the terms of this Agreement and providing for compensation and benefits to Covered Employees during the two-year period following the First Effective Time. To the extent requested by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall, and shall cause all of its Subsidiaries to, assign, to Parent or a designee of Parent, all restrictive covenant, nondisclosure, confidentiality, invention, intellectual property and similar agreements between the Company or any of its Subsidiaries and any employee, contractor, or consultant to the Company or any of its Subsidiaries.

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5.11            Tax Matters.

(a)            Parent shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company Group that are first due (taking into account all extensions properly obtained) after the Closing Date and that relate in whole or in part to a Pre-Closing Tax Period (each, a “Parent Prepared Return”), and Parent shall timely remit or cause to be timely remitted any Taxes due in respect of such Parent Prepared Returns. To the extent any Parent Prepared Return relates in whole or part to a Pre-Closing Tax Period, each such Parent Prepared Return shall (i) be prepared in a manner consistent with the past practice of the Company Group unless otherwise required by applicable Law, (ii) include all Transaction Deductions on the income Tax Return of the Company for the taxable period that includes the Closing Date to the extent permitted by applicable Law, and (iii) be prepared in a manner consistent with the Intended Tax-Free Treatment, unless otherwise required by applicable Law. In the event that any item reflected on any Parent Prepared Return could increase the amount of Taxes included in Closing Net Cash or Company Transaction Expenses or result in an Offset Right for such Taxes by the Parent Indemnified Persons under Section 7.1, Parent will submit such Parent Prepared Return to the Representative for review and comment at least thirty (30) days prior to the due date for filing such Parent Prepared Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), and will not file any such Parent Prepared Return without the consent of the Representative, which consent will not be unreasonably withheld, delayed or conditioned.

(b)            For all purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes of the Company Group that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2)  taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and (i) Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, payroll, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages) or any other similar transaction or transactions of any member of the Company Group for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date and (ii) in the case of all other Taxes, such Taxes shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.

(c)            Without the prior written consent of the Representative (such consent not to be unreasonably withheld, delayed or conditioned), Parent will not: (i) except for Tax Returns that are filed in accordance with Section 5.11(a), file or amend, or permit the Company, the Surviving Entity or any of their Affiliates to file or amend any Tax Return of the Company Group relating to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) with respect to Tax Returns filed pursuant to Section 5.11(a), after the date such Tax Returns are filed pursuant to Section 5.11(a), amend or permit the Company, the Surviving Entity or any of their Affiliates to amend any such Tax Return; (iii) extend or waive, or cause to be extended or waived, or permit the Company, the Surviving Entity or any of their Affiliates to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period (or portion thereof) of any member of the Company Group ending on or prior to the Closing Date; (iv) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a taxable period (or portion thereof) ending on or prior to the Closing Date for any member of the Company Group; (v) initiate discussions or examinations with any Taxing Authority (including any voluntary disclosures) regarding Pre-Closing Taxes; or (vi) except as explicitly contemplated by this Agreement, engage in any transaction on the Closing Date after the Closing outside the Ordinary Course and consistent with the Company’s past practice.

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(d)            Parent will give prompt written notice to the Representative of the assertion of any claim, or the commencement of any Legal Proceeding, with respect to: (x) any Tax Return of any member of the Company Group that relates solely to one or more taxable periods ending on or prior to the Closing Date; or (y) any Tax liability of any member of the Company Group for which the Sellers are partially or wholly responsible under this Agreement (each, a “Tax Claim”).

(e)            Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer Taxes and including any filing and recording fees, but not, for the avoidance of doubt, any capital gain Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Parent. Parent and the Company (prior to the Closing) or the Representative (after the Closing) shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(f)            For all applicable Tax purposes, the Parties agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(g)            The Expense Fund Amount shall be treated as having been received and voluntarily set aside by the Sellers on the Closing Date, and no Tax withholding or reporting shall be required in connection with the distribution of any portion of the Expense Fund to the Sellers.

(h)            Any payments made in respect of Company Options pursuant to this Agreement (A) shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due (which, for the avoidance of doubt, shall be the Closing Date with respect to the Expense Fund Amount), (B) shall be net of any Taxes withheld pursuant to Section 2.6(c)(ii), and (C) shall, in respect of payments attributable to Company Options held by current or former Company Employees only, be made through the Surviving Entity’s (or any Affiliate thereof or successor thereto) standard payroll procedures in accordance with Section 2.6(c)(ii) (provided, however, that payments of the release of the Expense Fund Amount in respect of Company Options shall be made directly by the Surviving Entity (or any Affiliate thereof or successor thereto) and not through its payroll). Any applicable withholding Taxes in respect of the portion of the Expense Fund Amount borne by Company Optionholders in respect of Company Options shall be withheld from the cash payable to them pursuant to Section 2.6(c)(ii).

(i)             Any distribution made by the Company with respect to any shares of Company Capital Stock prior to Closing shall be treated as a distribution with respect to the Company Capital Stock taxable in accordance with Code Sections 301 and 316, and not as part of the consideration paid by Parent to Sellers under Code Section 356.

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5.12            Officers and Directors Insurance and Indemnification. Prior to the Closing Date, the Company shall obtain a prepaid extended reporting period or tail policy insuring the current and former officers or directors of the Company (the “D&O Indemnified Persons”) under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and ending six (6) years thereafter and which shall afford coverage for actual or alleged acts or omissions occurring at, during or prior to the Closing Date including with respect to the Transactions (including the Mergers) (the “D&O Tail Insurance”). The Company and Parent shall each bear fifty percent (50%) of the cost of such insurance coverage and the Company’s share of such cost, to the extent not paid prior to the Closing, shall be included in the determination of the Company Transaction Expenses. Parent will cause the Surviving Entity to enforce the D&O Tail Insurance upon request of the D&O Indemnified Persons and will not allow the Surviving Entity to cancel the D&O Tail Insurance during its term. In addition, for a period of six (6) years following the Closing Date, Parent, the First-Step Surviving Corporation and the Surviving Entity agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each D&O Indemnified Person as provided in the organizational documents of the Company or written agreement providing for indemnification of such individual and made available to Parent prior to the date of this Agreement, in each case as in effect on the date of this Agreement, or pursuant to any other contract, agreement or other arrangement in effect on the date hereof, shall be assumed by the First-Step Surviving Corporation in the First Merger and by the Surviving Entity in the Second Merger, without further action, and shall remain in full force and effect in accordance with their terms other than in connection with any amendment, replacement or modification that would not materially and adversely affect the rights of the D&O Indemnified Persons thereunder or an amendment, replacement or modification which is required by applicable Law, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

The provisions of this Section 5.12 shall be enforceable by each D&O Indemnified Person and the Surviving Entity shall, and Parent shall cause the Surviving Entity or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such Person that is successful to enforce the obligations of Parent or the Surviving Entity or its successors under this Section 5.12. The obligations of Parent and the Surviving Entity and its successors under this Section 5.12 shall not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Person (or his or her heirs, personal representatives, successors or assigns, as applicable).

5.13            Listing. Parent shall promptly prepare and submit to Nasdaq a supplemental listing application covering the shares of Parent Common Stock issuable in the Mergers, and shall use reasonable best efforts to obtain, prior to the Closing, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

5.14            Payout Spreadsheet and Related Materials. The Company shall prepare and deliver to Parent, a draft of the Payout Spreadsheet not later than five (5) Business Days prior to the Closing Date and a final version of the foregoing not later than three (3) Business Days prior to the Closing Date. In the event that Parent notifies the Company that there are reasonably apparent errors in the drafts of the Payout Spreadsheet delivered not later than four (4) Business Days prior to the Closing Date, Parent and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering final versions of the Payout Spreadsheet. The Company shall provide to Parent, together with the Payout Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Payout Spreadsheet. In addition to, and not in lieu of, the other requirements of this Section 5.14 the Company shall prepare and deliver to Parent and the Exchange Agent a spreadsheet (or “flat file” or similar document) containing the information required by the Exchange Agent in order for the Exchange Agent to perform its duties as exchange agent in respect of the Mergers.

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5.15            Data Room.  Within two (2) Business Days following the date hereof, the Company shall deliver to Parent one or more DVDs or thumb drives containing true, correct and complete electronic copies of all documents and information placed in the virtual data room hosted by the Company’s service provider at any time prior to the date hereof, and an index, in paper copy, of the contents of such DVDs or thumb drives that indicates the date when each document contained in the virtual data room was placed in the data room and the date when each such document was last modified.

5.16            Registration of Shares. Parent agrees to prepare and file with the SEC, at its discretion, either (a) a Registration Statement on Form S-3ASR (or a Registration Statement on Form S-3 if it is no longer eligible to file a Registration Statement on Form S-3) or (b) a prospectus supplement pursuant to Rule 424(b)(7) under the Securities Act (the “Prospectus Supplement”) relating to Parent’s Registration Statement on Form S-3 ASR (Registration No. 333-238845), in either such case covering the resale of the Stock Consideration Shares pursuant to a Registration Rights Agreement.  The Company shall use its commercially reasonable efforts to ensure that all selling stockholder questionnaires to be delivered in connection with such Registration Rights Agreement are delivered to Parent at least ten (10) Business Days prior to the Closing.

Article VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1            Conditions to Obligations of Each Party under This Agreement. The respective obligations of each party to effect the Mergers and the other Transactions to which they are a party shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions, any or all of which may be waived in a writing signed by each of the Company and Parent, in whole or in part, to the extent permitted by applicable Law:

(a)            Stockholder Approval. The Requisite Stockholder Approvals shall have been obtained in accordance with the DGCL and the Company Governing Documents. A true and correct copy of the duly executed Stockholder Written Consent in the form attached hereto as Exhibit A, constituting the Requisite Stockholder Approvals, shall have been delivered to Parent.

(b)            No Order. There shall not be any Law or Order in effect preventing consummation of any of the Transactions, declaring unlawful any of the Transactions or causing any such Transactions to be rescinded.

(c)            Governmental Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act or any other Antitrust Law shall have expired or been terminated.

(d)            Nasdaq Listing. The shares of Parent Common Stock to be issued in the Mergers shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

6.2            Additional Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent, First Merger Sub and Second Merger Sub to effect the Mergers and the other Transactions to which they are a party are subject to satisfaction of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company set forth in Article III shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties which by their express terms are as of a specified date, which shall be true and correct as of such date) as if such representations and warranties were made on and as of each such date, except that those representations and warranties that are qualified by materiality, Company Material Adverse Effect, or similar phrases shall be true and correct in all respects as written on the date hereof and on and as of the Closing Date as if such representations and warranties were made on and as of each such date.

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(b)            Covenants. The Company shall have performed and complied in all material respects with all of the covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

(c)            Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)            Key Stockholder Agreements. The Company shall have delivered to Parent duly executed Key Stockholder Support Agreements from the Key Stockholders.

(e)            Stockholder Support Agreements. The Company shall have delivered to Parent duly executed Support Agreements from Company Stockholders holding at least ninety percent (90%) of the Company Capital Stock, in each case, in the form attached hereto as Exhibit C (“Support Agreements”).

(f)            Appraisal Rights. Appraisal rights shall not have been exercised in accordance with the provisions of Section 262 of the DGCL by the Company Stockholders with respect to, in the aggregate, more than five percent (5%) of the issued and outstanding Company Capital Stock as of immediately prior to the First Effective Time.

(g)            Legal Proceedings. No Governmental Authority shall have commenced or threatened in writing to commence any Legal Proceeding (i) seeking to prohibit or limit the exercise by Parent of any right pertaining to ownership of Equity Interests of the Company or (ii) seeking to prohibit or limit in any respect the operation by Parent of the Business, in each case subject to Parent and Merger Subs’ obligations pursuant to Section 5.6(b).

(h)            Third Party Consents and Notices. The Company shall have delivered to Parent copies of consents (signed by the applicable third Person) or notices, as applicable, provided to the third Persons specified or referenced in Section 6.2(h) of the Company Disclosure Schedule with respect to the consummation of the Transactions in a form that is reasonably acceptable to Parent.

(i)            No Outstanding Securities. Other than Company Securities, no Person has any Equity Interests of the Company, share appreciation rights, share units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a holder of Equity Interests of the Company is a party or by which it or its assets is bound, obligating the Company or such holder of Equity Interests of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested.

(j)            280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Persons in connection with the transactions contemplated by this Agreement, the Company shall have used commercially reasonable efforts to submit such parachute payments to the Company Stockholders for approval and the Company Stockholders shall have (i) approved in accordance with the regulations promulgated under Section 280G of the Code, any such parachute payments or (ii) shall have voted upon and disapproved (or failed to approve) such parachute payments, and, as a consequence, such parachute payments shall not be paid or provided for in accordance with applicable Law.

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(k)            Company Transaction Expenses. Parent shall have received written statements from the Company Group’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company Group (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from any member of the Company Group, in connection with services provided with respect to, or claims arising from, this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction Expenses that remain payable to such Person with respect to services rendered or claims accrued through the Closing Date.

(l)             Reserved.

(m)           Resignations. The Company shall have delivered to Parent the written resignations of each Person who is a director or officer of the Company in his or her capacity as such, properly executed by each such Person.

(n)            FIRPTA Matters. The Company shall have delivered to Parent (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and (ii) evidence that notice of such certificate has been provided to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

(o)            Registration Rights Agreement. The Company shall have delivered to Parent the Registration Rights Agreement duly executed by each holder of Company Capital Stock that wishes to receive registration rights with respect to such holder’s Stock Consideration Shares.

(p)            Closing Certificate. The Company shall have delivered to Parent a certificate executed by an authorized officer of the Company certifying on behalf of the Company that each of the conditions specified in Sections 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(q)            Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the secretary or an assistant secretary of the Company, properly executed by such Person, certifying as to its certificate of incorporation and bylaws and (A) resolutions of the Company Board and the written consent of the Company’s stockholders adopting and approving this Agreement and the Transactions to which the Company is a party, including the Mergers and (B) the names and signatures of the officers of the Company authorized to sign the relevant Transaction Documents and the other documents to be delivered thereunder.

(r)             Certificate of Good Standing. Parent shall have received a certificate of good standing (or comparable certificate) from the appropriate Governmental Authority of the jurisdiction in which the Company is organized, as of a date not earlier than three (3) days prior to the Closing.

(s)            Payout Spreadsheet. The Company shall have delivered to Parent the Payout Spreadsheet.

(t)             Accredited Investors. Parent shall have received duly completed and executed Accredited Investor Questionnaires from a number of Company Stockholders such that, at Closing, there are no more than thirty five (35) Company Stockholders, in the aggregate, who are Non-Accredited Investors.

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(u)            CARTA Letter. Parent shall have received a letter, in form and substance reasonably satisfactory to Parent, duly executed by the Company’s transfer agent, pursuant to which CARTA shall have confirmed the cancellation of all of the certificates representing Company Capital Stock (such letter, the “CARTA Letter”).

(v)            Data Room.  The Company shall deliver to Parent one or more DVDs or thumb drives containing true, correct and complete electronic copies of all documents and information placed in the virtual data room hosted by the Company’s outside service provider as of a date not earlier than (3) days prior to Closing.

Parent may waive any condition specified in this Section 6.2 if it executes a writing delivered to the Company so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and the Merger Subs for the purposes of this Section 6.2.

6.3            Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers and the other Transactions is subject to satisfaction of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and the Merger Subs set forth in Article IV shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on and as of that date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects only as of such date).

(b)            Covenants. Parent and the Merger Subs shall have performed and complied in all material respects with all of their covenants and agreements under this Agreement to be performed or complied with by such Person on or prior to the Closing Date.

(c)            Registration Rights Agreement. Parent shall have delivered to the Company the Registration Rights Agreement duly executed by Parent.

(d)            Closing Certificate. Parent shall have delivered to the Company a certificate executed by an authorized officer of Parent certifying on behalf of Parent that each of the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e)            Secretary’s Certificate. Parent shall have delivered to the Company a certificate of the secretary or an assistant secretary of First Merger Sub certifying as to its certificate of incorporation and bylaws and resolutions of the board of directors and sole stockholder of First Merger Sub adopting and approving this Agreement and the Transactions to which Parent or First Merger Sub are a party, including the Mergers.

(f)            Good Standing Certificate. Parent shall have delivered to the Company a certificate of good standing from the Merger Subs from the appropriate Governmental Authority of the jurisdiction in which it is incorporated, dated as of a date not earlier than three (3) days prior to the Closing.

The Company may waive any condition specified in this Section 6.3 if it executes a writing delivered to Parent so stating at or prior to the Closing. If the Closing occurs, all closing conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company for the purposes of this Section 6.3.

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Article VII

OFFSET RIGHT

7.1            Offset Right.

(a)            Subject to the limitations set forth in this Article VII, from and after the First Effective Time, Parent, the First-Step Surviving Corporation, the Surviving Entity and each of their respective Affiliates, officers, directors, partners, managers, equityholders, agents and employees (collectively, the “Parent Indemnified Parties”) shall be entitled to recover, by offset against any Milestone Payment not yet paid (the “Offset Right”) the aggregate amount of any Damages resulting from or arising out of the following:

(i)             any breach by the Company, or any allegation by any third party that, if true, would be a misrepresentation of, inaccuracy in or breach, of any Fundamental Representation or in the certificate delivered by the Company pursuant to Section 6.2(p) (solely to the extent related to any breach of any Fundamental Representation with respect to the obligations in Section 6.2(a));

(ii)            any claim for Fraud;

(iii)           any breach by the Company, or any allegation by any third party that, if true, would be a breach, of any obligation, covenant or agreement set forth in this Agreement (including any pre-Closing Covenant) or in the certificate delivered by the Company pursuant to Section 6.2(p) (solely with respect to the obligations in Section 6.2(b));

(iv)           any Company Debt to the extent unpaid as of the Closing and not included in the Net Closing Cash Adjustment Amount;

(v)            any Company Transaction Expenses to the extent unpaid as of the Closing and not included in the Net Closing Cash Adjustment Amount;

(vi)           any Pre-Closing Taxes to the extent not taken into account in the calculation of Company Debt or Company Transaction Expenses;

(vii)          any claims, whether direct, derivative, class or individual, by (A) any then current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the Mergers or this Agreement, including the allocation of the Merger Consideration, or (II) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interests of the Company or any payment in connection with the Mergers by virtue of such Equity Interests of the Company, including appraisal rights under any applicable Law (excluding cash payments to holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of Company Capital Stock had they received a portion of the Merger Consideration payable pursuant to Section 2.6 rather than exercising appraisal rights) or (C) any Person with respect to any Company Equity Plan or any other plan, policy or Contract providing for compensation to such Person in respect of a Company Security; and

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(viii)            any claim by any Seller against any Parent Indemnified Party relating to the allocation or disbursement of the Merger Consideration, including the actions of the Representative in connection therewith (other than as required to be paid by Parent or the Surviving Entity, as applicable, pursuant to the terms of this Agreement).

provided, that the Parent Indemnified Parties shall only be entitled to recover up to fifty percent (50%) of the aggregate amount of any Damages resulting or arising out of Section 7.1(a)(iii) through Section 7.1(a)(viii).

(b)            Notwithstanding the foregoing, the aggregate amount of Damages the Parent Indemnified Parties shall be entitled to offset under Section 7.1(a) shall not exceed the Aggregate Milestone Consideration that becomes otherwise payable to the Sellers hereunder (the “Cap”); provided, that, notwithstanding the foregoing, in the case of Fraud committed by the Company with respect to any representation, warranty, covenant, agreement or obligation made hereunder, the amount of Damages the Parent Indemnified Party may recover from the Sellers shall not be limited to the Cap, regardless of whether any Sellers had knowledge or participated in such Fraud. Notwithstanding anything to the contrary herein, (i) any Seller’s liability for Damages pursuant to Section 7.1(a) shall be on a several and not joint basis based on (x) in the case of Damages offset from the Aggregate Milestone Consideration, such Seller’s pro rata share of the Aggregate Milestone Consideration that becomes payable to the Sellers and (y) in the case of Damages for Fraud committed by the Company, such Seller’s pro rata share of the Merger Consideration actually received by the Sellers, (ii) in no event shall any Seller have liability for Damages resulting from or arising out of Fraud committed by another Seller, and (iii) in no event shall any Seller’s liability for Damages pursuant Section 7.1(a) exceed the aggregate Merger Consideration received by such Seller. For the sake of clarity, in no event will the Parent Indemnified Parties be entitled to offset any Damages or clawback Damages against Milestone Payments already paid, in the absence of Fraud. Notwithstanding anything to the contrary contained herein, (i) no Sellers shall have any right of indemnification, contribution or right of advancement from Parent, the Merger Subs, the Company or any other Parent Indemnified Party with respect to any Damages claimed by any Parent Indemnified Party and (ii) the Sellers shall not have any right of subrogation against the Company, Parent or the Merger Subs with respect to the Offset Right of any Parent Indemnified Party. Notwithstanding anything to the contrary, the amount of any Damages that may be recovered by any Parent Indemnified Party shall be calculated net of the amount of any Tax benefits actually realized by such Parent Indemnified Party in respect of such Damages or any of the events or circumstances giving rise to or otherwise related to such Damages. The representations, warranties and covenants of the Company, and the Parent Indemnified Parties’ right to indemnification with respect thereto, shall not be affected, deemed waived or otherwise limited by reason of any investigation made by or on behalf of any Parent Indemnified Party or by reason of the fact that any Parent Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Parent Indemnified Party’s waiver of any condition set forth in Article VI, as the case may be.

(c)            Exclusive Remedy. Except for the equitable remedies set forth in Section 9.2 or for any claims involving Fraud against any Person who has committed Fraud, from and after the First Effective Time, the rights set forth in this Article VII shall be the sole and exclusive remedy of the Parent Indemnified Parties with respect to the subject matter of this Agreement.

7.2            Mechanics of Offset Right.

(a)            Reduction of Milestone Payment. At the time the Claimed Damages are finally determined pursuant to the provisions of this Section 7.2, the FDA Milestone Consideration or the CMS Milestone Consideration, as applicable, shall be reduced by the amount of the Claimed Damages.

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(b)            Exercise of Offset Right. To exercise the Offset Right, Parent shall (on behalf of Parent or any other Parent Indemnified Parties at issue) deliver to the Representative at the notice address set forth in Section 10.8 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to the Representative), a certificate signed by Parent (a “Claim Certificate”): (a) stating in good faith that one or more of the Parent Indemnified Parties has suffered or incurred Damages which are entitled to be recovered pursuant to the Offset Right (the “Claimed Damages”); and (b) specifying to the extent practicable in reasonable detail the individual items of Claimed Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of a Claim Certificate stating a bona fide claim for Claimed Damages, and notwithstanding any provision herein to the contrary, any distribution of the Milestone Consideration shall be stayed pending final resolution in accordance herewith.

(c)             Perfection of Offset Right. After the expiration of a period of twenty (20) Business Days following the time of delivery of a Claim Certificate to the Representative, the Offset Right shall be deemed perfected as to the applicable Claimed Damages and the Milestone Consideration, as applicable, shall be reduced pursuant to Section 7.2(a) unless, prior to the expiration of such period of twenty (20) Business Days, the Representative objects in a written statement delivered to Parent to the claims made in the Claim Certificate, setting forth in reasonable detail the objections to the claim for Claimed Damages.

(d)            Objection to Offset Right. If the Representative shall timely object in writing to an exercise of the Offset Right by Parent, the Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within twenty (20) Business Days after such objection. If the Representative and Parent should so agree on a claim, a written memorandum setting forth such agreement shall be prepared and signed by such parties, which shall include, if applicable, a statement of the reduction in Milestone Consideration pursuant to Section 7.2(a).

(e)            Resolution of Offset Right. If no agreement can be reached after good faith negotiation between the Representative and Parent pursuant to Section 7.2(d), then either Parent or the Representative may pursue dispute resolution with respect thereto pursuant to Section 9.9.

(f)             Surviving Entity. The Parties acknowledge and agree that if the Surviving Entity suffers, sustains or becomes subject to or incurs any Damages, then (without limiting any of the rights of the Surviving Entity as an Indemnified Person), Parent shall also be deemed, by virtue of its ownership of the equity of the Surviving Entity, to suffer, sustain or become subject to or incur such Damages.

(g)            Specific Element of Consideration. The Offset Right is, without limitation, (i) a specific element of the consideration that induced Parent to enter into this Agreement and to perform its obligations as contemplated herein and (ii) intended to be fully enforceable on the terms provided in this Article VII.

(h)            No Duplication. For purposes of this Agreement, Damages shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts recovered under insurance policies (for the avoidance of doubt, excluding any self-insurance program or similar arrangement) with respect to such Damages, and the net of any costs to recover such amounts. Any Damages for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Damages forming a basis for a claim for recovery under multiple provisions of this Article VII.

7.3            Survival. Except as set forth in this Section 7.3, the period during which claims for Damages may first be made (the “Claims Period”) for Damages arising out of, resulting from, or in connection with the matters set forth in Section 7.1(a) shall commence at the Closing and shall terminate and be of no further force or effect at 11:59 p.m. ET on the date that is the eighteen (18)-month anniversary of the Closing Date; provided, further, that (i) to the extent that a claim shall have been asserted during the Claims Period, the Claims Period shall be extended with respect to such claim until such claim shall have been finally resolved or settled, and (ii) the survival period for claims for Fraud shall commence at the Closing and shall terminate and be of no further force or effect at 11:59 p.m. ET on the date that is the third (3rd) anniversary of the Closing Date. The parties further acknowledge and agree that the time periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

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Article VIII

TERMINATION

8.1            Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a)            Parent and the Company may terminate this Agreement by mutual written consent;

(b)            Parent or the Company may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before 5:00 p.m. ET on October 26, 2021, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”);

(c)            Parent may terminate this Agreement by giving written notice to the Company if the Stockholder Written Consent executed by Company Stockholders representing the Requisite Stockholder Approvals shall not have been obtained by the Company and delivered to Parent on the date of this Agreement;

(d)            Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) the Company shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) or (ii) there shall have been a Company Material Adverse Effect; provided, however, that the right to terminate this Agreement under clause (i) of this Section 8.1(d) shall not be available to Parent if Parent is at that time in material breach of this Agreement;

(e)            the Company may terminate this Agreement by giving written notice to Parent if Parent, First Merger Sub or Second Merger Sub shall have breached any representation, warranty, covenant, agreement or obligation contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Parent of written notice of such breach and, if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company if the Company is at that time in material breach of this Agreement; or

(f)            by Parent or the Company, by written notice to the other, if any Order preventing the consummation of the Mergers shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose breach of this Agreement has been a principal cause of or primarily resulted in the entry of such Order or that has failed to use the required efforts to remove such Order in accordance with its obligations set forth in Section 5.6 of this Agreement (it being understood that Parent and Merger Subs shall be deemed a single party for purposes of the foregoing proviso).

8.2            Effect of Termination. In the event of the valid termination of this Agreement pursuant to, and in accordance with the terms of, Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, the Merger Subs, the Company or their respective officers, directors, stockholders or Affiliates; provided, that (a) this Section 8.2, Section 8.3 and Article IX and any related definition provisions in this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with (i) any Intentional Breach of this Agreement prior to the date of such termination or (ii) Fraud.

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8.3            Fees and Expenses.

(a)            In the event that:

(i)            Parent or the Company terminates this Agreement pursuant to Section 8.1(b) and, at the time of such termination, one or more of the conditions set forth in Section 6.1(b) (if the failure of such condition to be satisfied is a result of an Order arising under Antitrust Laws) or Section 6.1(c) were not satisfied or waived; or

(ii)            Parent or the Company terminates this Agreement pursuant to Section 8.1(f) as a result of an Order arising under Antitrust Laws;

and, in the case of each of clauses (i) or (ii), at the time of such termination (A) all of the other conditions set forth in Article VI have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing, provided that such conditions would have been so satisfied if the Closing would have occurred) and (B) the Company is not in breach in any material respect of its obligations under this Agreement, in any manner that shall be the proximate cause of the failure of any of the conditions referred to in clause (i) above or the imposition of the Order in clause (ii) above or the imposition of any remedies unless such remedy is part of an agreement between Parent and its Subsidiaries and a Governmental Authority, as applicable, then Parent shall pay to the Company a fee equal to Fifty Million Dollars ($50,000,000) (the “Regulatory Termination Fee”), by wire transfer on the second Business Day following the date of termination of this Agreement. In no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion.

(b)            The parties hereto acknowledge and agree that the agreements contained in Section 8.3(a) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if Parent fails promptly to pay the Regulatory Termination Fee, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Regulatory Termination Fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on the amount of the Regulatory Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal, in effect on the date such payment was required to be made. Each party further acknowledges that the Regulatory Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

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(c)            Subject to the proviso at the end of this sentence, in the event the Regulatory Termination Fee is required to be paid by the terms of this Agreement and is paid to the Company pursuant to Section 8.3(a), such payment of the Regulatory Termination Fee shall constitute liquidated damages; provided, however, that in the event of any Intentional Breach by Parent, First Merger Sub or Second Merger Sub prior to such termination, the Company shall be entitled to the payment of the Regulatory Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to seek any damages (including, for the avoidance of doubt, damages of the type referred to in Section 9.3), to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Regulatory Termination Fee paid by Parent).

8.4            Continuation Convertible Note Payments.

(a)            In the event (i) the Closing has not occurred on or before 11:59 p.m., Eastern Time, on January 31, 2021 and this Agreement is not earlier terminated pursuant to Section 8.1, and (ii) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately caused the failure of the First Effective Time to occur prior to the date on which a Continuation Convertible Note Payment (as defined below) is due, for each full calendar month beginning on or after January 1, 2021, Parent shall make a payment to the Company in an amount equal to the excess of One Hundred Twenty-Five Million Dollars ($125,000,000) over the aggregate amount of cash and cash equivalents reflected on the Company’s balance sheet at the end of such calendar month, if any (each, a “Continuation Convertible Note Payment”), memorialized by an unsecured convertible promissory note in a form with such terms as is mutually agreed between Buyer and the Company and otherwise set forth in this Section 8.4, by wire transfer no later than the tenth (10th) Business Day following the last day of each month (beginning January 31, 2021) until the earlier of (a) the Closing Date or (b) the termination of this Agreement by either Parent or the Company pursuant to Section 8.1 (such date, the “Continuation End Date”); provided, however, that Parent shall have no obligation to make any Continuation Convertible Note Payment unless and until the Company Conditions have been satisfied. The Company shall use the Continuation Convertible Note Payment for general working capital purposes in the Ordinary Course, including the repayment of debt. For the avoidance of doubt, no additional Continuation Convertible Note Payments shall be payable by Parent in relation to periods after the Continuation End Date.

(b)            Upon the date which is the later of (i) sixty (60) days after the date of termination of this Agreement (the “Termination Date”), and (ii) three (3) Business Days after satisfaction or waiver (where permissible) of the Issuance Conditions, any issued promissory notes issued in consideration for Continuation Convertible Note Payments shall automatically convert, and the Company shall issue and deliver to Parent, a number of validly issued, fully paid and non-assessable shares of Series B-1 Preferred Stock equal to (A) the aggregate amount of all Continuation Convertible Note Payments actually paid by Parent to the Company (the “Investment Amount”), divided by (B) the Issue Price (the “Equity Issuance”); provided, that, prior to consummation of the Equity Issuance, Parent may elect (in its sole discretion) to require the Company to pay Parent an amount of cash equal to the Investment Amount, and, upon such payment being received by Parent, the Company shall have no further liability pursuant to this Section 8.4 and, for the avoidance of doubt, will not be obliged to consummate the Equity Issuance.

(c)            The Company shall use its reasonable best efforts to cause the Company Conditions to be satisfied prior to the date that the first payment by Parent to the Company of any Continuation Convertible Note Payment is payable. Parent irrevocably agrees that it shall (and shall cause its Subsidiaries to), upon the written request of the Company, vote any shares of capital stock of the Company held by it to approve all matters and execute any written consents and/or amendments or restatements of the Company Governing Documents, in each case as are reasonably necessary to satisfy the Company Conditions.

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(d)            For the avoidance of doubt, any and all Continuation Convertible Note Payments shall be treated as indebtedness of the Company, and not the purchase of equity or a payment to shareholders, for all U.S. federal and applicable state and local income tax purposes.

(e)            As used in this Section 8.4:

(i)            “Non-Voting Common Stock” shall mean a series of common stock of the Company having substantially the same terms as the Company’s currently authorized Common Stock, except that (1) shares of Non-Voting Common Stock shall have no voting rights, unless otherwise required by applicable law and (2) upon the transfer by the holder thereof to a third party, a share of Non-Voting Common Stock shall automatically convert into a share of Common Stock if such conversion satisfies the Regulatory Condition.

(ii)            “Company Conditions” shall mean:

(A)            The Company shall have received all necessary stockholder and other corporate approvals and adopted and filed with the Secretary of State of the State of Delaware an amendment to its certificate of incorporation, in a form consistent with this Section 8.4, creating and authorizing the issuance of the Series B-1 Preferred Stock and the Non-Voting Common Stock into which such Series B-1 Preferred Stock may be converted.

(B)            The Company shall have either (x) received such waivers or amendments as are reasonably required under its certificate of incorporation, bylaws and the Company Governing Documents to permit the consummation of the Equity Issuance, including the waiver of any preemptive rights, rights of first offer, rights of first refusal or similar rights of any stockholder of the Company with respect to the Equity Issuance, or (y) notified Parent that it has complied with any such preemptive rights, rights of first offer, rights of first refusal or similar rights of any stockholder of the Company with respect to the Equity Issuance.

(C)            The Company shall have complied in all material respects with Section 5.1.

(iii)            “Issuance Conditions” shall mean the Regulatory Condition and the Company Conditions.

(iv)            “Issue Price” shall mean $4.968 per share (subject to adjustment following the date hereof for any Stock Event).

(v)            “Regulatory Condition” shall mean (A) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the Equity Issuance, (B) no Action by a Governmental Authority seeking such Law shall be pending, and (C) any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

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(vi)            “Series B-1 Preferred Stock” shall mean a series of preferred stock of the Company having substantially the same terms as the Series B Preferred Stock, except that (i) the Original Issue Price (as defined in the Restated Certificate of Incorporation) of the Series B-1 Preferred Stock shall be equal to the Issue Price, (ii) unless otherwise required by applicable law, shares of Series B-1 Preferred Stock shall have no voting rights (including with respect to a vote on mandatory conversion in connection with a Qualified IPO (as defined in the Restated Certificate of Incorporation)), other than the right to approve (x) the amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws of the Company in a manner that alters or changes the powers, preferences or rights of the shares of Series B-1 Preferred Stock so as to adversely affect them disproportionately to any other series or class of stock (it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences, or rights of the Series B-1 Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series B-1 Preferred Stock), and (y) any waiver of any adjustment to the conversion price for the Series B-1 Preferred Stock, (iii) holders of Series B-1 Preferred Stock will have no rights to designate a member of the Company Board, (iv) upon transfer by the holder thereof to a third party, a share of Series B-1 Preferred Stock shall automatically convert into a share of Series B Preferred Stock if such conversion satisfies the Regulatory Condition and (v) the Series B-1 Preferred Stock shall otherwise be convertible into shares of Non-Voting Common Stock of the Company on substantially the same terms on which the Series B Preferred Stock is convertible into Common Stock.

Article IX

MISCELLANEOUS

9.1            Expenses. Except as set forth in Section 9.14 or as otherwise expressly provided herein (including Section 5.6, Section 8.3(a) and Article VIII), each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the Mergers are consummated. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Mergers or the other Transactions. The costs and expenses incurred by the Exchange Agent shall be paid by Parent.

9.2            Remedies.

(a)            The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and the Merger Subs, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and the Merger Subs, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the Chosen Courts to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement.

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(b)            Each of the Company, on the one hand, and Parent and the Merger Subs, on the other hand, agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or the Merger Subs, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and the Merger Subs, as applicable, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.2, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 9.2 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.2 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.2 or anything set forth in this Section 9.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing Section 9.2(a) and Section 9.2(b), in no case shall any party be entitled to specifically enforce the terms of this Agreement or to seek equitable remedy in any court other than the Chosen Courts.

(c)            Subject to Section 7.1(c), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.3            No Third-Party Beneficiaries. Except as set forth in Article VIII and Section 5.12, this Agreement shall not confer any rights or remedies upon any Person other than the parties, the Parent Indemnified Parties, the Seller Indemnified Parties and their respective heirs, representatives, successors and permitted assigns. The foregoing shall not adversely affect the Parent Indemnified Parties’ rights pursuant to any Stockholder Support Agreement and, for the avoidance of doubt, neither shall it have any impact on the obligations of each counterparty executing the same.

9.4            Entire Agreement. This Agreement, including the Schedules, Exhibits and Annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other documents, instruments and agreements referred to herein that relate to the Transactions (including the Transaction Documents), constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5            Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, representatives, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, the Representative and the Company; provided, that Parent and the Merger Subs may, without the consent of any Person, assign in whole or in part their rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates, (b) any successor to, or assignee of, all or substantially all of the business and assets of Parent or its Affiliates or (c) any lender to Parent or any of its Affiliates as security for obligations to such lender.

9.6            Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts (including by means of fax, email, Portable Document Format (PDF) file, Joint Photographic Experts Group (JPEG) file or other electronic transmissions), each of which shall be deemed an original but all of which, when taken together, will constitute one and the same agreement. No party shall raise the use of fax, email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of fax, email, PDF, JPEG or other electronic transmission as a defense to the formation or enforceability of this Agreement, and each party forever waives any such defense.

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9.7            Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8            Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or any Merger Sub, to:

Exact Sciences Corporation

441 Charmany Drive

Madison, WI 53719

Attention: Scott Coward, General Counsel; James Herriott, Senior Counsel

Email: scoward@exactsciences.com; jherriott@exactsciences.com with a copy (which shall not constitute notice) to:

K&L Gates LLP

300 South Tryon Street, 10th Floor

Charlotte, NC 28202

Attention: Mark R. Busch; John E. Blair, Jr.

Email: mark.busch@klgates.com; john.blair@klgates.com

(b) if to the Company, to:

Thrive Earlier Detection Corp.

38 Sidney Street

Cambridge, MA 02139

Attention: David Daly

Email: ddaly@thrivedetect.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:  Kingsley L. Taft; William D. Collins

Email:  ktaft@goodwinlaw.com; wcollins@goodwinlaw.com

(c) if to the Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

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Any notice, request, demand, claim or other communication hereunder shall be deemed duly given as follows (i) if delivered personally or via email, such notice, request, demand, claim or other communication shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received and, provided, further, that no email notice shall be deemed given when received unless such notice is followed up by one of the other means of notice described herein.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.9            Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)            Each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”), (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8, in addition to any other method to serve process permitted by applicable Law.

(c)            THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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9.10            Amendments and Waivers. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the Mergers by the Company Stockholders, no amendment shall be made which, pursuant to applicable Law, requires further approval by such Company Stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of such amendment. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

9.12            Disclosure Schedule. The Company Disclosure Schedule and the Parent Disclosure Schedule are each arranged in sections and subsections corresponding to the sections and subsections contained in Article III and Article IV, respectively, and other relevant sections and subsections of this Agreement; provided, however, information furnished in any particular section of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be deemed to be included in another section thereof solely to the extent the relevance of such disclosure to such other section is reasonably apparent on its face. Any information provided in the Company Disclosure Schedule and the Parent Disclosure Schedule is solely for information purposes, and the inclusion of such information shall not be deemed to enlarge or enhance in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Company Disclosure Schedule and the Parent Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

9.13            Consent to Representation.

(a)            Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that Goodwin Procter LLP currently serves as counsel to the Company, certain Sellers and their respective Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement Parent, the First-Step Surviving Corporation, the Surviving Entity, and the Company hereby agree that Goodwin Procter LLP (or any successor) may represent (i) the Sellers or the Representative or any of their respective Affiliates or agents or any one or more of them (individually and collectively, the “Seller Group”) after the Closing in connection with any dispute, litigation, claim or Legal Proceeding arising out of or relating to this Agreement, including a dispute that arises after the Closing between Parent and Representative, and (ii) the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group in connection with any litigation, claim or obligation arising out of or relating to this Agreement, in each case of clauses (i) and (ii) above, notwithstanding any prior representation by Goodwin Procter LLP of any other Person. Each of the Parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in this connection.

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(b)            Parent, Merger Subs, and the Company further agree that all communications at or prior to the Closing between Goodwin Procter LLP and any member of the Seller Group to the extent relating to the negotiation of this Agreement, and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Seller Group, will, from and after the Closing, rest exclusively with the Representative and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Parent, the First-Step Surviving Corporation, the Surviving Entity or any of the Affiliates or any successor or assign of any of the foregoing.

(c)            Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Entity or any of their respective Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Entity (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Goodwin Procter LLP to such third party; provided, that neither the Surviving Entity nor any of its Subsidiaries may waive such privilege without the prior written consent of the Representative which consent shall not be unreasonably withheld, conditioned or delayed.

9.14            Representative.

(a)            Appointment. Each Seller, by the execution of this Agreement (and/or delivery of an executed Key Stockholder Support Agreement or Support Agreement, as applicable), by voting in favor of the adoption of this Agreement, the approval of the principal terms of the Mergers, and the consummation of the Mergers or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, hereby irrevocably appoints Shareholder Representative Services LLC as of the Closing as the exclusive representative, agent, proxy and attorney-in-fact for such Seller for all purposes in connection with this Agreement and any agreements ancillary hereto (the “Representative”) (including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein, including to execute and deliver the Exchange Agent Agreement; (ii) to endorse and deliver any certificates or instruments of assignment as Parent shall reasonably request; (iii) to execute and deliver on behalf of such Seller any amendment, waiver, ancillary agreement and documents on behalf of any Seller that the Representative deems necessary or appropriate; (iv) to give and receive notices and communications to or from Parent, the First-Step Surviving Corporation or the Surviving Entity (on behalf of itself or any other Seller) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Sellers individually); (v) object to claims pursuant to Sections 7.1; (vi) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims; (vii) to provide any consents or agreements hereunder, including with respect to any proposed settlement of any claims or to any amendment to this Agreement; (viii) to bring a claim seeking to recover, and if successful, recover amounts payable by Parent to Seller Indemnified Parties hereunder; and (ix) to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance). Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions (including the execution of any agreement or document) by the Representative on behalf of any Seller (to the extent authorized by this Agreement) shall be binding upon such Seller, and no such Seller shall have the right to object, dissent, protest or otherwise contest the same. Each Seller agrees that Parent shall be entitled to rely on any action taken by Representative, on behalf of such Seller, pursuant to this Section 9.14, and that each such action shall be binding on each Seller as fully as if such Seller had taken such action. No bond shall be required of the Representative.

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(b)            Authorization. Notwithstanding Section 9.14(a), in the event that the Representative, upon the advice of legal counsel, is of the opinion that it requires further authorization from the Sellers on any matters concerning this Agreement or the Exchange Agent Agreement, the Representative shall be entitled to seek such further authorization from the Sellers prior to acting on their behalf. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.

(c)            Actions by the Representative; Resignation; Vacancies. The Representative may resign from its capacity as the Representative at any time by written notice delivered to Parent. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the holders of a majority in interest of the former Company Stockholders upon not less than ten (10) days’ prior written notice to Parent, in which case the references to Representative shall include the replacement.

(d)            No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Sellers and not of the Representative individually. The Representative shall not be liable to the Sellers, in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, for any liability of any kind, including any liability of any Seller, or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the Exchange Agent Agreement, except in the case of the Representative’s gross negligence or willful misconduct. Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the Exchange Agent Agreement or its duties hereunder or thereunder, and the Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Representative shall not by reason of this Agreement or the Exchange Agent Agreement have a fiduciary relationship in respect of any Seller.

(e)            Expenses. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement or the Exchange Agent Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Sellers based on each such Seller’s Percentage Interest. The Sellers will indemnify (severally and not jointly based on each such Seller’s respective Seller’s Percentage Interest in the Merger Consideration), defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s acceptance or administration of the Representative’s duties hereunder, under the Exchange Agent Agreement or any other agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred, after written notice thereof to the Sellers; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Sellers pro rata according to each such Person’s respective Seller’s Percentage Interest of the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representative from (i) first, the Expense Fund and (ii) second, any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, however, that while this Section allows the Representative to be paid from the aforementioned sources, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Sellers acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

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(f)            Expense Fund. At the Closing, Parent shall wire to the Representative the Expense Fund Amount. The Expense Fund Amount shall be held by the Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Representative for any Representative Losses incurred pursuant to this Agreement (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of the Representative’s gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for any corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any such interest or earnings. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Expense Fund (if any) to Parent for further distribution to the Sellers.

(g)            After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 9.14(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and each Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

Parent:

EXACT SCIENCES CORPORATION

By:	/s/ Kevin Conroy
Name:	Kevin Conroy
Title:	President and Chief Executive Officer

First Merger Sub:

EAGLE MERGER SUB I, INC.

By:	/s/ Kevin Conroy
Name:	Kevin Conroy
Title:	President and Chief Executive Officer

Second Merger Sub:

EAGLE MERGER SUB II, LLC

By: Exact Sciences Corporation, its Sole Member

By:	/s/ Kevin Conroy
Name:	Kevin Conroy
Title:	President and Chief Executive Officer

Company:

THRIVE EARLIER DETECTION CORP.

By:	/s/ David Daly
Name:	David Daly
Title:	President and Chief Executive Officer

Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Kip Wallen
Name:	Kip Wallen
Title:	Director

[Signature Page to Merger Agreement]

Annex A

Milestones

Schedule A

Key Stockholders

Exhibit A

Form of Stockholder Written Consent

Exhibit B

Form of Key Stockholder Support Agreement

Exhibit C

Form of Support Agreement

Exhibit D

Certificate of Incorporation of the First-Step Surviving Corporation

Exhibit E

Bylaws of the First-Step Surviving Corporation

Exhibit F

Certificate of Formation of the Surviving Entity

Exhibit G

Limited Liability Company Agreement of the Surviving Entity

Exhibit H

Form of Letter of Transmittal

Exhibit I

Company Employee Plan

Exhibit J

Form of Registration Rights Agreement